Exhibit 2.1

TRANSACTION AND CONTRIBUTION AGREEMENT

dated as of August 7, 2012,

by and among

ODW Holdings Limited,

DreamWorks Animation SKG, Inc.,

DWA International Investments, Inc.,

China Media Capital (Shanghai) Center L.P.,

Shanghai Media Group

and

Shanghai Alliance Investment Co., Ltd.

TABLE OF CONTENTS

Page

ARTICLE I

Definitions and Usage

SECTION 1.01.	Definitions	- 1 -

ARTICLE II

Transactions and Closing

SECTION 2.01.	Contributions	- 7 -
SECTION 2.02.	Issuance of Ordinary Shares	- 7 -
SECTION 2.03.	Closing	- 7 -

ARTICLE III

Representations and Warranties

SECTION 3.01.	Representations and Warranties of the CPE Holders	- 8 -
SECTION 3.02.	Representations and Warranties of DWA	- 10 -

ARTICLE IV

Covenants

SECTION 4.01.	Best Efforts	- 12 -
SECTION 4.02.	Formation of CPE	- 12 -
SECTION 4.03.	Conduct of Business of the Company	- 12 -
SECTION 4.04.	Tax Treatment	- 13 -
SECTION 4.05.	Expenses; Transfer Taxes	- 13 -
SECTION 4.06.	Further Assurances	- 13 -
SECTION 4.07.	DWA Onshore License Agreement	- 13 -
SECTION 4.08.	Production, Broadcast and Distribution Approvals	- 13 -

- i -

ARTICLE V

Conditions Precedent

SECTION 5.01.	Conditions to Obligations of the Company, the CPE Holders and CPE	- 14 -
SECTION 5.02.	Conditions to Obligations of DWA and DWA Subsidiary	- 15 -
SECTION 5.03.	Frustration of Closing Conditions	- 16 -

ARTICLE VI

Termination

SECTION 6.01.	Termination	- 16 -
SECTION 6.02.	Effect of Termination	- 16 -

ARTICLE VII

Miscellaneous

SECTION 7.01.	Notices	- 17 -
SECTION 7.02.	No Third-Party Beneficiaries; Assignment	- 17 -
SECTION 7.03.	Waiver	- 17 -
SECTION 7.04.	Integration	- 17 -
SECTION 7.05.	Headings	- 18 -
SECTION 7.06.	Counterparts	- 18 -
SECTION 7.07.	Severability	- 18 -
SECTION 7.08.	Amendments and Modifications	- 18 -
SECTION 7.09.	Applicable Law	- 18 -
SECTION 7.10.	Dispute Resolution	- 18 -
SECTION 7.11.	Waiver of Jury Trial	- 18 -
SECTION 7.12.	Absence of Presumption	- 18 -

Schedules
Schedule 1:	Total Cash Capital Commitments
Schedule 2:	CPE Non-Cash Contribution
Schedule 3:	DWA Non-Cash Contribution
Schedule 4:	Company Ordinary Shares
Schedule 5:	Notices

Exhibits
Exhibit A:	Form of Amendment
Exhibit B:	Form of Charter

- ii -

Exhibit C:	Form of DWA Consulting and Training Services Agreement
Exhibit D:	Form of DWA Offshore License Agreement
Exhibit E:	Form of DWA Onshore License Agreement
Exhibit F:	Form of Shareholders Agreement
Exhibit G:	Form of Trademark Assignment and Co-Existence Agreement
Exhibit H:	Form of Deed of Undertaking

- iii -

TRANSACTION AND CONTRIBUTION AGREEMENT (this “Agreement”) dated as of August 7, 2012, by and among ODW Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), DreamWorks Animation SKG, Inc., a Delaware corporation (“DWA”), DWA International Investments, Inc., a Delaware corporation and wholly owned subsidiary of DWA (“DWA Subsidiary”), China Media Capital (Shanghai) Center L.P., a limited partnership organized and existing under the laws of the People’s Republic of China (“CMC”), Shanghai Media Group, a limited liability company organized and existing under the laws of the People’s Republic of China, (“SMG”), and Shanghai Alliance Investment Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“SAIL”, and together with CMC and SMG, the “CPE Holders”).

Preliminary Statement

WHEREAS, DWA, DWA Subsidiary and the CPE Holders desire to launch a joint venture to be operated through the Company; and

WHEREAS, DWA, DWA Subsidiary, the CPE Holders and the Company are entering into this Agreement to establish certain terms and conditions of the launch of the joint venture and the transfer and contribution (including, as applicable, by license) of certain assets to the Company at the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions and Usage

SECTION 1.01. Definitions. (a) The following terms shall have the meanings set forth below for purposes of this Agreement:

“Affiliate” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Amendment” means the amendment to this Agreement to be entered into by and among the Company, DWA, DWA Subsidiary, CPE and the CPE Holders, in the form of Exhibit A hereto.

“Ancillary WFOE” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Anticorruption Program” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Bankruptcy” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Broadcast Approvals” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Business Day” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Charter” means the memorandum and articles of association to be adopted by the Company at the Closing, in the form of Exhibit D hereto.

“China” means the People’s Republic of China, which for the purposes of this Agreement shall not include Hong Kong, Macau and Taiwan.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Subsidiaries” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Consent” means any consent, approval, license, permit, order or authorization.

“Contracts” means all contracts, agreements, commitments and other legally binding arrangements, whether oral or written.

“Control” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Covered Official” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“CPE” means a Cayman Islands company to be established by the CPE Holders after the date hereof.

“CPE Initial Cash Contribution” means the initial cash contribution of CPE, the amount of which shall equal the product of (i) 85.7% multiplied by (ii) the amount of cash needed to fund the Company for the first twelve months following the Closing Date as set forth in the Initial Budget.

“CPE Liabilities” means the liabilities, obligations and commitments contained in or arising out of the CPE Non-Cash Contribution, if any.

“CPE Non-Cash Contribution” means the non-cash contribution set forth in Schedule 2 hereto.

“CPE Parent” means a limited liability company to be established by the CPE Holders in the People’s Republic of China, which will be the sole equity holder of CPE.

“CPE Total Cash Capital Commitment” means the commitment of CPE to contribute over time to the Company the total amount of cash set forth opposite CPE in Schedule 1 hereto in accordance with the terms of the Shareholders Agreement.

“Distribution Approvals” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“DWA/Company Distribution Agreement” means the distribution agreement to be entered into at the Closing by and between the Company and DWA, in the form to be agreed to by the parties hereto prior to the Closing Date.

“DWA Consulting and Training Services Agreement” means the master consulting and training services agreement to be entered into at the Closing by and among the Company, DWA and certain subsidiaries of DWA, in the form of Exhibit C hereto.

“DWA Funded Films” means the two film projects set forth in Schedule 3 hereto to be funded by DWA following the Closing Date.

“DWA Funded Films Commitment” means the commitment of DWA to contribute to the Company, on or prior to the second anniversary of the date of Closing, the rights of DWA and its subsidiaries with respect to the DWA Funded Films in accordance with the terms of the Shareholders Agreement.

“DWA Initial Cash Contribution” means the initial cash contribution of DWA Subsidiary, the amount of which shall equal the product of (i) 14.3% multiplied by (ii) the amount of cash needed to fund the Company for the first twelve months following the Closing Date as set forth in the Initial Budget.

“DWA Liabilities” means the liabilities, obligations and commitments contained in or arising out of the DWA Non-Cash Contribution, if any (other than, for the avoidance of doubt, liabilities, obligations or commitments of DWA and certain subsidiaries of DWA, as applicable, to the Company under the DWA Offshore License Agreement, the DWA Onshore License Agreement and the DWA Consulting and Training Services Agreement).

“DWA Non-Cash Contribution” means the non-cash contribution set forth in Schedule 3 hereto.

“DWA Offshore License Agreement” means the license agreement to be entered into at the Closing by and between the Company and DWA, in the form of Exhibit D hereto.

“DWA Onshore License Agreement” means the license agreement to be entered into after the Closing by and among the DWA WFOE, the Ancillary WFOE and the Production WFOE, in the form of Exhibit E hereto.

“DWA Remaining Non-Cash Contribution” means the non-cash contribution in the form of technology and/or technology-related services having an aggregate value of US$10 million as set forth in Schedule 3 hereto.

“DWA Total Cash Capital Commitment” means the commitment of DWA Subsidiary to contribute over time to the Company the total amount of cash set forth opposite DWA Subsidiary in Schedule 1 hereto in accordance with the terms of the Shareholders Agreement.

“DWA WFOE” means a wholly owned subsidiary of DWA, organized as a wholly foreign owned enterprise in China.

“Governmental Entity” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Hong Kong” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Initial Budget” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Initial Business Plan” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Initial Contributions” means, (i) with respect to DWA Subsidiary, the DWA Initial Contributions and (ii) with respect to CPE, the CPE Initial Contributions.

“Judgment” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Law” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Material Adverse Effect” means, with respect to a Person, a material adverse effect on (i) the Company and the Company Subsidiaries, taken as a whole, or (ii) such Person’s ability to perform its obligations under any Transaction Document to which it is, or is specified to be, a party, or under the Charter.

“Motion Picture” shall have the meaning assigned to such term in the form of DWA Offshore License Agreement attached as Exhibit D hereto.

“Organizational Documents” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Person” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Production Approvals” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Production WFOE” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Representatives” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Shareholders Agreement” means the shareholders agreement to be entered into at the Closing by and among the Company, DWA, DWA Subsidiary, CPE and the CPE Holders, in the form of Exhibit F hereto.

“subsidiary” shall have the meaning assigned to such term in the form of Shareholders Agreement attached as Exhibit F hereto.

“Trademark Assignment and Co-Existence Agreement” means, collectively, the trademark assignment and co-existence agreement to be entered into at the Closing by and between the Company and DWA, in the form of Exhibit G hereto, and the deed of undertaking to be entered into at the Closing by and among CPE, CPE Parent and the CPE Holders, in the form of Exhibit H hereto.

“Transaction Documents” means, collectively, (i) this Agreement, (ii) the Shareholders Agreement, (iii) the Amendment, (iv) the Trademark Assignment and Co-Existence Agreement, (v) the DWA Offshore License Agreement, (vi) the DWA Onshore License Agreement, (vii) the DWA Consulting and Training Services Agreement, and (viii) the DWA/Company Distribution Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Tax” means any liabilities, obligations or commitments for transfer, documentary, sales, use, registration, value-added and other similar taxes, governmental fees or other like assessments or charges of any kind whatsoever and related amounts (including any penalties, interest and additions thereto).

(b) The following terms are defined in the Section of this Agreement set forth below.

Term	Defined in Section
“Agreement”	Preamble
“Class A Shares”	2.02(a)(i)
“Class B Shares”	2.02(b)
“Closing”	2.03
“Closing Date”	2.03
“CMC”	Preamble
“Company”	Preamble
“CPE Holders”	Preamble
“CPE Initial Contributions”	2.01(a)
“DWA”	Preamble
“DWA Initial Contributions”	2.01(b)
“DWA Subsidiary	Preamble
“Group	Schedule 2
“IP Agreements”	Schedule 3
“Restraints”	5.01(d)
“SAIL”	Preamble
“SMG”	Preamble

(c) Terms and Usage Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

Transactions and Closing

SECTION 2.01. Contributions. Upon the terms and subject to the conditions set forth herein, the parties hereto shall consummate each of the following transactions at the Closing:

(a) The CPE Holders shall enable and cause CPE to, and CPE shall, (i) make the CPE Initial Cash Contribution to the Company, (ii) commit to making the remaining CPE Total Cash Capital Commitment to the Company (after deducting the CPE Initial Cash Contribution made) and (iii) make the CPE Non-Cash Contribution to the Company, and the Company shall accept the foregoing from CPE (such commitments and contributions, the “CPE Initial Contributions”).

(b) DWA shall enable and cause DWA Subsidiary to, and DWA Subsidiary shall, (i) make the DWA Initial Cash Contribution to the Company, (ii) commit to making the remaining DWA Total Cash Capital Commitment to the Company (after deducting the DWA Initial Cash Contribution made) and (iii) make (or, in the case of the DWA Funded Films Commitment and the DWA Remaining Non-Cash Contribution, commit to making) the DWA Non-Cash Contribution to the Company, and the Company shall accept the foregoing from DWA Subsidiary (such commitments and contributions, the “DWA Initial Contributions”).

(c) The Company shall assume (i) the CPE Liabilities, if any, and (ii) the DWA Liabilities, if any.

SECTION 2.02. Issuance of Ordinary Shares. On the Closing Date, immediately following, and in consideration of, the making of the Initial Contributions in accordance with Section 2.01:

(a) (i) the Company shall issue to CPE the number of class A ordinary shares of the Company (the “Class A Shares”) set forth opposite CPE in Schedule 4 hereto minus one Class A Share, and (ii) CMC shall transfer the one Class A Share held by an Affiliate of CMC to CPE; and

(b) the Company shall issue to DWA Subsidiary the number of class B ordinary shares of the Company (the “Class B Shares”) set forth opposite DWA Subsidiary in Schedule 4 hereto.

SECTION 2.03. Closing. The closing of the transactions set forth in this Article II (the “Closing”) shall take place at the office of Paul Hastings LLP at 35/F Park Place, 1601 Nanjing West Road, Shanghai 200040, PRC, on the second Business Day following the satisfaction (or to the extent permitted by applicable Law, the waiver) of all the conditions to the parties’ obligations set forth in Article V (other than (a) delivery of items to be delivered at the Closing and (b) satisfaction (or, to the extent permitted by applicable Law, waiver) of conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction (or, to the extent permitted by applicable Law, waiver) of such conditions at the Closing), or at such other place and time as shall be agreed by DWA and CMC (acting on behalf of the other CPE Holders). The date on which the Closing takes place is referred to in this Agreement as the “Closing Date”. For the avoidance of doubt, as a result of the Closing, the acceptance of the Initial Contributions by the Company and the assumption of the CPE Liabilities, if any, and the DWA Liabilities, if any, by the Company shall have been consummated, and the only issued and outstanding equity interests of the Company shall be the number of Class A Shares and Class B Shares set forth in Schedule 4 hereto.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the CPE Holders. Each of the CPE Holders represents and warrants to DWA as follows:

(a) Organization, Standing and Power. Each of the CPE Holders (i) is duly organized or formed, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is so organized or formed and (ii) has full power and authority to perform and comply with all the terms and conditions of the Charter and each Transaction Document to which it is, or is specified to be, a party. Upon the formation of CPE and CPE Parent, the CPE Holders will indirectly own all of the outstanding equity, and have corresponding Control, of CPE through their ownership of all of the outstanding equity of CPE Parent, with CMC, SMG and SAIL owning 50%, 30% and 20% of the outstanding equity of CPE Parent, respectively, and CPE Parent owning 100% of the outstanding equity of CPE. Each of the CPE Holders is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) in all material respects in each jurisdiction in which the nature of the business transacted by it or the character or location of the properties owned or leased by it requires such qualification, other than any such lack of qualification or good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company or any of the CPE Holders.

(b) Authority; Execution and Delivery; Enforceability. Each of the CPE Holders has full power and authority to execute and deliver the Transaction Documents to which it is, or is specified to be, a party, and to consummate the Transactions to which it is, or is specified to be, a party. The execution, delivery and performance by each of the CPE Holders of the Transaction Documents to which it is, or is specified to be, a party and the consummation by each of the CPE Holders of the Transactions to which it is, or is specified to be, a party have been duly authorized (or, in the case of the DWA/Company Distribution Agreement and the Transactions related thereto, will be duly authorized prior to the Closing) by all necessary action and no other proceedings on the part of any of the CPE Holders are necessary to authorize this Agreement or the consummation of the Transactions. Each of the CPE Holders has duly executed and delivered this Agreement and, as of the Closing, will have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each Other Transaction Document to which it is, or is specified to be, a party will (assuming the execution and delivery by DWA and DWA Subsidiary) as of the Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c) No Conflicts; Consents. The execution and delivery by each of the CPE Holders of this Agreement do not, the execution and delivery by each of the CPE Holders of each Other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by each of the CPE Holders with the terms of the Transaction Documents and the Charter will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any provision of (i) the Organizational Documents of any of the CPE Holders, (ii) any Contract by which any of the CPE Non-Cash Contribution is bound, if any, or (iii) any Judgment or Law applicable to any of the CPE Holders or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company or any of the CPE Holders. No Consent of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to any of the CPE Holders in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the Transactions, other than (A) the Consents of, filings with and notices to the relevant China state-owned assets administrative authorities, administrations of development and reform and the Ministry of Commerce and/or its local counterparts and administrations of industry and commerce that are required by applicable Law in connection with the formation of CPE, CPE Parent, the Company and the Company Subsidiaries and (B) the Consents of China’s relevant administrations of foreign exchange that are required by applicable Law in connection with the conversion of currency and remittance of funds out of and into China in connection with the issuance of the Class A Shares to CPE.

(d) Solvency. None of the CPE Holders is insolvent or in Bankruptcy, nor are any of the CPE Holders planning to institute any Bankruptcy proceedings nor, to the knowledge of any of the CPE Holders, do any grounds exist for the institution of any Bankruptcy proceedings against any of the CPE Holders by any other Person.

(e) Investment Intent. Each of the CPE Holders acknowledges and agrees that (i) the issuance of the Class A Shares as contemplated by this Agreement has not been registered under the U.S. Securities Act of 1933, as amended, or under the securities Laws of any other jurisdiction, and such shares are being offered and sold in reliance upon U.S. federal and state exemptions for transactions not involving any public offering and (ii) CPE is acquiring such shares solely for its own account for investment purposes, and not with a view to the distribution thereof.

(f) Compliance with Laws. Each of the CPE Holders has conducted all activities involving, or in respect of, the Company and the Company Subsidiaries in material compliance with all applicable Laws. None of the CPE Holders or any of their respective Affiliates (i) has offered, promised, made, paid or received any bribe, kickback or other similar payment or transfer of value for the benefit of any Covered Official in connection with obtaining or retaining business or to secure an improper advantage relating in any way to the Company (including with respect to the CPE Non-Cash Contribution), any Company Subsidiary or any other party hereto, (ii) has authorized, induced, or caused any Person to offer, promise, make, pay or receive any such payment or transfer of value or (iii) knows or has reason to know that any such payment or transfer of value has occurred.

(g) Organization and Operation of the Company. The Company (i) is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and (ii) has full power and authority to perform and comply with all the terms and conditions of the Charter and each Transaction Document to which it is, or is specified to be, a party. An Affiliate of CMC holds one Class A Share and other than such share, there are no shares of capital stock or other voting securities of, or equity interests in, the Company issued, reserved for issuance or outstanding. Since the date of the Company’s formation, the Company has not conducted any business or other activity (other than activities incidental to its formation), including (A) entering into any contract, agreement or other similar arrangement (other than this Agreement) or (B) incurring any liability (other than immaterial liabilities incidental to its formation). All permitted activities of the Company have been conducted in all respects in compliance with applicable Law.

SECTION 3.02. Representations and Warranties of DWA. DWA represents and warrants to the CPE Holders as follows:

(a) Organization, Standing and Power. Each of DWA and DWA Subsidiary (i) is duly organized or formed, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is so organized or formed and (ii) has full corporate power and authority to perform and comply with all the terms and conditions of the Charter and each Transaction Document to which it is, or is specified to be, a party. DWA Subsidiary is a wholly owned subsidiary of DWA. Each of DWA and DWA Subsidiary is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) in all material respects in each jurisdiction in which the nature of the business transacted by it or the character or location of the properties owned or leased by it requires such qualification, other than any such lack of qualification or good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company or either of DWA or DWA Subsidiary.

(b) Authority; Execution and Delivery; Enforceability. Each of DWA and DWA Subsidiary has full power and authority to execute and deliver the Transaction Documents to which it is, or is specified to be, a party, and to consummate the

Transactions to which it is, or is specified to be, a party. The execution, delivery and performance by each of DWA and DWA Subsidiary of the Transaction Documents to which it is, or is specified to be, a party and the consummation by each of DWA and DWA Subsidiary of the Transactions to which it is, or is specified to be, a party have been duly authorized (or, in the case of the DWA/Company Distribution Agreement and the Transactions related thereto, will be duly authorized prior to the Closing) by all necessary corporate action and no other corporate proceedings on the part of DWA or DWA Subsidiary are necessary to authorize this Agreement or the consummation of the Transactions. Each of DWA and DWA Subsidiary has duly executed and delivered this Agreement and, as of the Closing, will have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each Other Transaction Document to which it is, or is specified to be, a party will (assuming the execution and delivery by each other party thereto) as of the Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c) No Conflicts; Consents. The execution and delivery by DWA and DWA Subsidiary of this Agreement do not, the execution and delivery by each of DWA and DWA Subsidiary of each Other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by DWA and DWA Subsidiary with the terms of the Transaction Documents and the Charter will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any provision of (i) the Organizational Documents of DWA or DWA Subsidiary, (ii) any Contract by which any of the DWA Non-Cash Contribution is bound or (iii) any Judgment or Law applicable to DWA or DWA Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company or either of DWA or DWA Subsidiary. No Consent of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to DWA or its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Other Transaction Document or the consummation of the Transactions.

(d) Solvency. DWA is not insolvent or in Bankruptcy, nor is DWA planning to institute any Bankruptcy proceedings nor, to the knowledge of DWA, do any grounds exist for the institution of any Bankruptcy proceedings against DWA by any other Person.

(e) Investment Intent. Each of DWA and DWA Subsidiary acknowledges and agrees that (i) the issuance of the Class B Shares as contemplated by this Agreement has not been, and will not be, registered under the U.S. Securities Act of 1933, as amended, or under the securities Laws of any other jurisdiction, and such shares are being offered and sold in reliance upon U.S. federal and state exemptions for transactions not involving any public offering and (ii) DWA Subsidiary is acquiring such shares solely for its own account for investment purposes, and not with a view to the distribution thereof.

(f) Compliance with Laws. Each of DWA and DWA Subsidiary has conducted all activities involving, or in respect of, the Company and the Company Subsidiaries in material compliance with all applicable Laws. None of DWA, DWA Subsidiary or any of their respective Affiliates (i) has offered, promised, made, paid or received any bribe, kickback or other similar payment or transfer of value for the benefit of any Covered Official in connection with obtaining or retaining business or to secure an improper advantage relating in any way to the Company (including with respect to the DWA Non-Cash Contribution), any Company Subsidiary or any other party hereto, (ii) has authorized, induced, or caused any Person to offer, promise, make, pay or receive any such payment or transfer of value; or (iii) knows or has reason to know that any such payment or transfer of value has occurred.

ARTICLE IV

Covenants

SECTION 4.01. Best Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their respective best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the others in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions contemplated by this Agreement, including using best efforts to (a) finalize the DWA/Company Distribution Agreement, the Initial Business Plan and the Initial Budget, including, in each case, negotiating in good faith with respect thereto, (b) take all acts necessary to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable, (c) obtain all necessary Consents of any Governmental Entity and make all necessary filings with, and notices to, any Governmental Entity that are required by applicable Law and (d) execute and deliver any additional instruments as are reasonably necessary to consummate the transactions contemplated by this Agreement.

SECTION 4.02. Formation of CPE. As promptly as practicable following the date of this Agreement, the CPE Holders shall use their respective best efforts to (a) obtain all necessary Consents of any applicable Governmental Entity and make all necessary filings with, and notices to, any applicable Governmental Entity that are required by applicable Law in connection with the formation of CPE and CPE Parent and (b) form CPE and CPE Parent pursuant to their respective Organizational Documents. Immediately following the formation of CPE, the CPE Holders shall, and shall cause CPE to, execute and deliver to DWA the Amendment, pursuant to which CPE shall become a party to this Agreement.

SECTION 4.03. Conduct of Business of the Company. From the date of this Agreement until the Closing Date, the Company shall not conduct any business or other activity (other than activities incidental to its formation) without the prior written consent of DWA and CMC (acting on behalf of the other CPE Holders), including (a)

entering into any contract, agreement or other similar arrangement (other than this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party) or (b) incurring any liability (other than immaterial liabilities incidental to its formation). Prior to the Closing, the CPE Holders shall cause the permitted activities of the Company to be conducted in all respects in compliance with applicable Law. On or prior to the Closing, the Company shall develop and adopt an Anticorruption Program satisfactory to CPE and DWA.

SECTION 4.04. Tax Treatment. DWA and the CPE Holders hereby agree that the Initial Contributions pursuant to Section 2.01(a) and Section 2.01(b) of this Agreement shall be treated as tax-free contributions of property under Section 721(a) of the Code on the date of the Closing. Therefore, none of DWA, DWA Subsidiary, the CPE Holders or CPE shall take any position inconsistent with such characterization on any tax return unless otherwise required by Law.

SECTION 4.05. Expenses; Transfer Taxes. (a) All costs and expenses incurred in connection with the preparation of the Transaction Documents and the Charter and the consummation of the Transactions shall be paid by the party incurring such costs and expenses.

(b) Each of CPE and DWA Subsidiary shall pay (and, in the case of CPE, the CPE Holders shall cause CPE to pay) all Transfer Taxes, if any, on its respective Initial Contributions contributed to the Company pursuant to Section 2.01.

SECTION 4.06. Further Assurances. From time to time after the date hereof, as and when reasonably requested by another party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to give effect to the Transactions.

SECTION 4.07. DWA Onshore License Agreement. After the Closing Date and as soon as reasonably practicable following the formation of the Ancillary WFOE and the Production WFOE in accordance with Section 2.06 of the Shareholders Agreement, (a) the Company shall cause each of the Ancillary WFOE and the Production WFOE to execute and deliver the DWA Onshore License Agreement and (b) DWA shall cause the DWA WFOE to execute and deliver the DWA Onshore License Agreement.

SECTION 4.08. Production, Broadcast and Distribution Approvals. The parties acknowledge and agree that the obligations of the CPE Holders and CPE to use their respective best efforts to obtain the Production Approvals and the Broadcast Approvals as set forth in Section 2.06(a) and Section 2.06(b) of the form of Shareholders Agreement attached as Exhibit F, and of CMC to obtain the Distribution Approvals as set forth in Section 2.06(b) of the form of Shareholders Agreement attached as Exhibit F, shall commence on the date of this Agreement and shall continue until the Closing and the execution of the Shareholders Agreement by all parties thereto.

ARTICLE V

Conditions Precedent

SECTION 5.01. Conditions to Obligations of the Company, the CPE Holders and CPE. The obligations of the Company, the CPE Holders and CPE to effect the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the CPE Holders) as of the Closing of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of DWA made in Section 3.02 of this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of DWA made in Section 3.02 of this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct as of such earlier date)). DWA and DWA Subsidiary shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by DWA and DWA Subsidiary by the time of the Closing. The CPE Holders shall have received a certificate dated the Closing Date and signed on behalf of DWA confirming the matters set forth in this Section 5.01(a).

(b) Initial Business Plan and Initial Budget. DWA Subsidiary shall have executed and delivered to CPE the Initial Business Plan and the Initial Budget, each of which shall be in a form acceptable to the CPE Holders.

(c) Other Transaction Documents.

(i) The DWA/Company Distribution Agreement shall be in a form acceptable to the CPE Holders.

(ii) DWA and DWA Subsidiary shall have executed and delivered to the Company, the CPE Holders and CPE (A) the Amendment, which shall be in full force and effect, and (B) the remaining Other Transaction Documents to which DWA or DWA Subsidiary is, or is specified to be, a party.

(d) Governmental Approvals; Restraints. The authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entities required in order for the Closing to be consummated shall have been filed or been obtained, as applicable. No Law or Judgment enacted, promulgated, issued or entered by any Governmental Entity (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement or rendering the participation by CPE and the CPE Holders in the Transactions illegal.

SECTION 5.02. Conditions to Obligations of DWA and DWA Subsidiary. The obligations of DWA and DWA Subsidiary to effect the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by DWA) as of the Closing of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of the CPE Holders and CPE made in Section 3.01 of this Agreement, as such Section is amended by the Amendment, that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the CPE Holders and CPE made in Section 3.01 of this Agreement, as such Section is amended by the Amendment, that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct as of such earlier date)). The CPE Holders and CPE shall have performed or complied in all material respects with all obligations and covenants required by this Agreement (after giving effect to the Amendment) to be performed or complied with by the CPE Holders and CPE by the time of the Closing. DWA shall have received a certificate dated the Closing Date and signed on behalf of CPE and the CPE Holders confirming the matters set forth in this Section 5.02(a).

(b) Initial Business Plan and Initial Budget. CPE shall have executed and delivered to DWA Subsidiary the Initial Business Plan and the Initial Budget, each of which shall be in a form acceptable to DWA.

(c) Other Transaction Documents.

(i) The DWA/Company Distribution Agreement shall be in a form acceptable to DWA.

(ii) The Company, the CPE Holders and CPE shall have executed and delivered to DWA and DWA Subsidiary (A) the Amendment, which shall be in full force and effect, and (B) the remaining Other Transaction Documents to which each of the Company, the CPE Holders or CPE is, or is specified to be, a party.

(iii) The Company shall have adopted the Charter and taken all steps necessary in connection therewith, including filing the Charter with the applicable Governmental Entity in the Cayman Islands.

(d) Governmental Approvals; Restraints. The authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entities required in order for the Closing to be consummated shall have been filed or been obtained, as applicable. No Restraint shall be in effect enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement or rendering the participation by DWA and DWA Subsidiary in the Transactions illegal.

(e) Ethical Due Diligence. (i) The CPE Holders shall have provided reasonable access to all non-privileged documents that are within the scope of due diligence relating to the establishment of the Company or any Company Subsidiary

(including the CPE Non-Cash Contributions to be made to the Company and any authorization, permit, or other approval relating to the Company or any Company Subsidiary) so as to conduct the business or operations contemplated in the Transaction Documents, (ii) CMC and SAIL shall have provided reasonable access to relevant CMC and SAIL information, respectively, in the form of responding to questionnaire(s) reasonably tailored to the scope of the due diligence described in clause (i) above; (iii) CMC shall have made available for interview any of its officers, directors or employees who have knowledge of the subjects that are within the scope of due diligence described in clause (i) above; and (iv) the Company shall have adopted an Anticorruption Program in accordance with Section 4.03.

SECTION 5.03. Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party’s material breach of this Agreement or such party’s failure to act in good faith or to use its best efforts to consummate the transactions contemplated by this Agreement.

ARTICLE VI

Termination

SECTION 6.01. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by the mutual written consent of the parties hereto;

(b) by DWA or CMC (acting on behalf of CPE and the other CPE Holders), if the Closing shall not have occurred on or before December 31, 2012; and

(c) by DWA or CMC (acting on behalf of CPE and the other CPE Holders), if the Closing would cause the Company or any other party to be in violation of any Restraint;

provided, however, that the party seeking termination pursuant to clause (b) or (c) is not in breach in any material respect of any of its representations, warranties, covenants or other agreements contained in this Agreement.

SECTION 6.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided in Section 6.01, this Agreement shall become void and of no further force or effect, except for the provisions of Section 4.05(a), Section 7.09, Section 7.12 and this Article VI. Nothing in this Article VI shall be deemed to release any party hereto from any liability for any intentional breach by such party of the terms and provisions of this Agreement prior to such termination.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any party hereunder shall be in writing (including a facsimile or similar writing) and shall be given to such party at the address or facsimile number set forth for such party in Schedule 5 hereto or as such party shall hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (b) if given by mail, five Business Days (or, (i) if by overnight courier, three Business Days, or (ii) if to an address outside the country of origin, seven Business Days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified pursuant to this Section 7.01.

SECTION 7.02. No Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of all the parties hereto and their successors and permitted assigns, and their respective legal representatives. No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of each other party hereto. Any purported assignment in contravention of the foregoing shall be null and void. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto.

SECTION 7.03. Waiver. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any party by notice given in accordance with Section 7.01 may, but shall not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

SECTION 7.04. Integration. The Transaction Documents, the Charter and all other written agreements contemporaneously entered into herewith by the parties constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith, and no covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this

Agreement. To the extent any conflicts or inconsistencies exist between this Agreement (including its Schedules) and any of the IP Agreements, the terms of the IP Agreements shall prevail and control (and will resolve such inconsistency).

SECTION 7.05. Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

SECTION 7.06. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 7.07. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid; provided, however, that in such case the parties shall endeavor to amend or modify this Agreement to achieve to the extent reasonably practicable the purpose of the invalid provision.

SECTION 7.08. Amendments and Modifications. This Agreement may be amended or modified at any time and from time to time only with the written consent of each party.

SECTION 7.09. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without giving effect to the conflicts of law principles thereof.

SECTION 7.10. Dispute Resolution. Any and all disputes arising out of or relating to any aspect of this Agreement shall be resolved through arbitration in accordance with the dispute resolution provisions set forth in Section 9.10 of the Shareholders Agreement.

SECTION 7.11. Waiver of Jury Trial. Each of the parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

SECTION 7.12. Absence of Presumption. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

ODW HOLDINGS LIMITED,

By	/s/ Ruigang Li
	Name:	Ruigang Li
	Title:	Director

[Signature Page to Transaction and Contribution Agreement]

DREAMWORKS ANIMATION SKG, INC.,

By	/s/ Jeffrey Katzenberg
	Name:	Jeffrey Katzenberg
	Title:	Chief Executive Officer

DWA INTERNATIONAL INVESTMENTS, INC.,

By	/s/ Jeffrey Katzenberg
	Name:	Jeffrey Katzenberg
	Title:	Chief Executive Officer

[Signature Page to Transaction and Contribution Agreement]

CHINA MEDIA CAPITAL (SHANGHAI) CENTER L.P.,

By	/s/ Ruigang Li
	Name:	Ruigang Li
	Title:	Chairman

SHANGHAI MEDIA GROUP,

By	/s/ Xin Qiu
	Name:	Xin Qiu
	Title:	President

SHANGHAI ALLIANCE INVESTMENT CO., LTD.

By	/s/ Xiaohong Cai
	Name:	Xiaohong Cai
	Title:	Chief Executive Officer

[Signature Page to Transaction and Contribution Agreement]

EXHIBIT A

FORM OF AMENDMENT

This AMENDMENT (this “Amendment”) dated as of [—], 2012, by and among ODW Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), DreamWorks Animation SKG, Inc., a Delaware corporation (“DWA”), DWA International Investments, Inc., a Delaware corporation and wholly owned subsidiary of DWA (“DWA Subsidiary”), [CPE], an exempted company incorporated in the Cayman Islands with limited liability (“CPE”), China Media Capital (Shanghai) Center L.P., a limited partnership organized and existing under the laws of the People’s Republic of China (“CMC”), Shanghai Media Group, a limited liability company organized and existing under the laws of the People’s Republic of China, (“SMG”), and Shanghai Alliance Investment Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“SAIL”, and together with CMC and SMG, the “CPE Holders”).

Preliminary Statement

WHEREAS, DWA, DWA Subsidiary, the CPE Holders and the Company have entered into the Transaction and Contribution Agreement (the “Agreement”) dated as of August 7, 2012;

WHEREAS, CPE desires to become a party to the Agreement, and DWA, DWA Subsidiary, the CPE Holders and the Company desire to amend the terms of the Agreement as set forth herein; and

WHEREAS, the Agreement may be amended, in accordance with Section 7.08 thereof, by an instrument in writing executed and delivered by each party thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them in the Agreement.

SECTION 2. CPE Adoption of the Agreement. CPE hereby adopts and becomes bound by the Agreement, as amended by this Amendment, with the same force and effect as if it were originally a party thereto.

SECTION 3. Representations and Warranties of CPE. Section 3.01 of the Agreement is hereby replaced in its entirety by the following:

“SECTION 3.01. Representations and Warranties of the CPE Holders and CPE. Each of the CPE Holders and CPE represents and warrants to DWA as follows:

(a) Organization, Standing and Power. Each of the CPE Holders and CPE (i) is duly organized or formed, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is so organized or formed and (ii) has full power and authority to perform and comply with all the terms and conditions of the Charter and each Transaction Document to which it is, or is specified to be, a party. At all times prior to the Closing, the CPE Holders indirectly own all of the outstanding equity, and have corresponding Control, of CPE through their ownership of all of the outstanding equity of CPE Parent, with CMC, SMG and SAIL owning 50%, 30% and 20% of the outstanding equity of CPE Parent, respectively, and CPE Parent owning 100% of the outstanding equity of CPE. Each of the CPE Holders and CPE is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) in all material respects in each jurisdiction in which the nature of the business transacted by it or the character or location of the properties owned or leased by it requires such qualification, other than any such lack of qualification or good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company or any of the CPE Holders or CPE.

(b) Authority; Execution and Delivery; Enforceability. Each of the CPE Holders and CPE has full power and authority to execute and deliver the Transaction Documents to which it is, or is specified to be, a party, and to consummate the Transactions to which it is, or is specified to be, a party. The execution, delivery and performance by each of the CPE Holders and CPE of the Transaction Documents to which it is, or is specified to be, a party and the consummation by each of the CPE Holders and CPE of the Transactions to which it is, or is specified to be, a party have been duly authorized (or, in the case of the DWA/Company Distribution Agreement and the Transactions related thereto, will be duly authorized prior to the Closing) by all necessary action and no other proceedings on the part of any of the CPE Holders or CPE are necessary to authorize this Agreement or the consummation of the Transactions. Each of the CPE Holders and CPE has duly executed and delivered this Agreement and, as of the Closing, will have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each Other Transaction Document to which it is, or is specified to be, a party will (assuming the execution and delivery by DWA and DWA Subsidiary) as of the Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c) No Conflicts; Consents. The execution and delivery by each of the CPE Holders and CPE of this Agreement do not, the execution and delivery by each of the CPE Holders and CPE of each Other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by each of the CPE Holders and CPE with the terms of the Transaction Documents and the Charter will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any provision of (i) the Organizational Documents of any of the CPE

Holders or CPE, (ii) any Contract by which any of the CPE Non-Cash Contribution is bound, if any, or (iii) any Judgment or Law applicable to any of the CPE Holders, CPE or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company or any of the CPE Holders or CPE. No Consent of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to any of the CPE Holders or CPE in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the Transactions, other than such Consents of, filings with and notices to any applicable Governmental Entity that have been obtained or made.

(d) Solvency. None of the CPE Holders or CPE is insolvent or in Bankruptcy, nor are any of the CPE Holders or CPE planning to institute any Bankruptcy proceedings nor, to the knowledge of any of the CPE Holders or CPE, do any grounds exist for the institution of any Bankruptcy proceedings against any of the CPE Holders or CPE by any other Person.

(e) Investment Intent. Each of the CPE Holders and CPE acknowledges and agrees that (i) the issuance of the Class A Shares as contemplated by this Agreement has not been registered under the U.S. Securities Act of 1933, as amended, or under the securities Laws of any other jurisdiction, and such shares are being offered and sold in reliance upon U.S. federal and state exemptions for transactions not involving any public offering and (ii) CPE is acquiring such shares solely for its own account for investment purposes, and not with a view to the distribution thereof.

(f) Compliance with Laws. Each of the CPE Holders and CPE has conducted all activities involving, or in respect of, the Company and the Company Subsidiaries in material compliance with all applicable Laws. None of the CPE Holders, CPE or any of their respective Affiliates (i) has offered, promised, made, paid or received any bribe, kickback or other similar payment or transfer of value for the benefit of any Covered Official in connection with obtaining or retaining business or to secure an improper advantage relating in any way to the Company (including with respect to the CPE Non-Cash Contribution), any Company Subsidiary or any other party hereto, (ii) has authorized, induced, or caused any Person to offer, promise, make, pay or receive any such payment or transfer of value; or (iii) knows or has reason to know that any such payment or transfer of value has occurred.

(g) Organization and Operation of the Company. The Company (i) is an exempted company, duly organized or formed, validly existing and in good standing under the laws of the Cayman Islands and (ii) has full power and authority to perform and comply with all the terms and conditions of the Charter and each Transaction Document to which it is, or is specified to be, a party. An Affiliate of CMC holds one Class A Share and other than such share, there are no shares of capital stock or other voting securities of, or equity interests in, the Company issued, reserved for issuance or outstanding. Since the date of the Company’s formation, the Company has not conducted any business or other activity (other than activities incidental to its formation), including (A) entering into any contract, agreement or other similar arrangement (other than this Agreement and the Amendment) or (B) incurring any liability (other than immaterial liabilities incidental to its formation). All permitted activities of the Company have been conducted in all respects in compliance with applicable Law.”

SECTION 4. Notices. Schedule 5 of the Agreement is hereby amended by adding the following notice information for CPE to the end thereof:

“4.	CPE

Address for Notices:

c/o China Media Capital

Unit 3607B-08, The Centre, 989 Changle Road

Shanghai China 200031

Phone: +86 21 5466 8282 / +86 21 54668282

Email: pli@chinamediacapital.com / hyli@chinamediacapital.com

Attention: Peter Li / Huaiyu Li

with copies to:

Paul Hastings LLP

35/F Park Place

1601 Nanjing West Road

Shanghai 200040, PRC

Fax: +86-21-6103-2990

Phone: +86-21-6103-2969

Email: jiayan@paulhastings.com

Attention: Jia Yan, Esq.”

SECTION 5. Authorization. Each of the parties hereto represents and warrants that it is authorized to enter into this Amendment and that this Amendment has been entered into in accordance with Section 7.08 of the Agreement.

SECTION 6. Effectiveness. This Amendment shall become effective upon the execution and delivery of this Amendment by each of the parties hereto.

SECTION 7. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Agreement specifically referred to herein. After the date hereof, any reference to the Agreement shall mean the Agreement as modified hereby, and the words “hereof”, “herein” and “hereunder” and words of similar import when used in the Agreement shall refer to the Agreement as modified hereby.

SECTION 8. Miscellaneous. Article VII of the Agreement shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

ODW HOLDINGS LIMITED,

By
Name:
Title:

DREAMWORKS ANIMATION SKG, INC.,

By
Name:
Title:

DWA INTERNATIONAL INVESTMENTS, INC.,

By
Name:
Title:

[CPE],

By
Name:
Title:

CHINA MEDIA CAPITAL (SHANGHAI) CENTER L.P.,

By
Name:
Title:

SHANGHAI MEDIA GROUP,

By
Name:
Title:

SHANGHAI ALLIANCE INVESTMENT CO., LTD.

By
Name:
Title:

EXHIBIT B

FORM OF CHARTER

AGREED FORM

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF ASSOCIATION

of

ORIENTAL DREAMWORKS HOLDING LIMITED

THE COMPANIES LAW (2011 REVISION)

Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ORIENTAL DREAMWORKS HOLDING LIMITED

(“Company”)

1.	The name of the Company is Oriental DreamWorks Holding Limited.

2.	The registered office will be situated at the offices of Clifton House, 75 Fort Street, George Town, Grand Cayman KY1-1104, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

4.	If the Company is registered as an exempted company as defined in the Cayman Islands Companies Law, it shall have the power, subject to the provisions of the Cayman Islands Companies Law and with the approval of a special resolution, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

5.	The liability of the Members is limited.

6.	The authorised share capital of the Company is fifty thousand United States Dollars (US$50,000), including 500,000 Ordinary Shares divided into 250,000 Class A Shares at a par value of US$0.10 each and 250,000 Class B Shares at a par value of US$0.10 each, with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

2

THE COMPANIES LAW (2011 REVISION)

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ORIENTAL DREAMWORKS HOLDING LIMITED

INTERPRETATION

1.	The Regulations contained or incorporated in Table A of the First Schedule of the Companies Law (2011 Revision), as amended from time to time, shall not apply to this Company.

2.	2.1.	In these Articles, the following terms shall have the meanings set opposite unless the context otherwise requires:

		Additional Business	shall have the meaning assigned to such term in the Shareholders Agreement;

		Additional DWA Technology	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

		Additional Ordinary Shares	shall have the meaning assigned to such term in Article 17;

		Affiliate	shall have the meaning assigned to such term in the Shareholders Agreement;

		Ancillary WFOE	shall have the meaning assigned to such term in the Shareholders Agreement;

Animation Park	shall have the meaning assigned to such term in the Shareholders Agreement;

Anticorruption Program	shall have the meaning assigned to such term in the Shareholders Agreement;

Articles	means these Articles of Association of the Company, as amended or supplemented from time to time by Special Resolution;

Board Committee	shall have the meaning assigned to such term in Article 106;

Budget	shall have the meaning assigned to such term in the Shareholders Agreement;

Business Day	shall have the meaning assigned to such term in the Shareholders Agreement;

Business Plan	shall have the meaning assigned to such term in the Shareholders Agreement;

CCO	means the Chief Creative Officer of the Company;

CEO	means the Chief Executive Officer of the Company;

CFO	means the Chief Financial Officer of the Company;

Chairman	shall have the meaning assigned to such term in Article 96;

China	shall have the meaning assigned to such term in the Shareholders Agreement;

Class A Directors	shall have the meaning assigned to such term in Article 81.1;

Class A Share	means a voting class A Ordinary Share of the Company having the rights set out in these Articles;

Class B Directors	shall have the meaning assigned to such term in Article 82.1;

Class B Representatives	shall have the meaning assigned to such term in Article 110.1;

Class B Share	means a voting class B Ordinary Share of the Company having the rights set out in these Articles;

Closing	shall have the meaning assigned to such term in the Transaction and Contribution Agreement;

Company	means the company incorporated in the Cayman Islands under the name of Oriental DreamWorks Holding Limited;

Company Derivative IP	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Company Subsidiaries	shall have the meaning assigned to such term in the Shareholders Agreement;

Compliance Impasse	shall have the meaning assigned to such term in the Shareholders Agreement;

Consumer Products	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Content Committee	shall have the meaning assigned to such term in Article 109;

Contributed DWA Technology	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

COO	means the Chief Operating Officer of the Company;

Core Business	shall have the meaning assigned to such term in the Shareholders Agreement;

CPE	shall have the meaning assigned to such term in the Shareholders Agreement;

CPE Holders	shall have the meaning assigned to such term in the Shareholders Agreement;

Defaulting Holder	shall have the meaning assigned to such term in the Shareholders Agreement;

Directors	means such person or persons as shall be appointed as the directors of the Company for the time being;

DWA	means DreamWorks Animation SKG, Inc.;

DWA/Company Distribution Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

DWA Consulting and Training Services Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

DWA Offshore License Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

DWA Onshore License Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

DWA Subsidiary	shall have the meaning assigned to such term in the Shareholders Agreement;

Electronic Record	has the meaning defined in the Electronic Transactions Law (2003 Revision), as amended from time to time;

Event of Default	shall have the meaning assigned to such term in the Shareholders Agreement;

Fair Market Value	shall have the meaning assigned to such term in Schedule 8 of the Shareholders Agreement;

Feature Film	shall have the meaning assigned to such term in the Shareholders Agreement;

Fiscal Year	shall have the meaning assigned to such term in the Shareholders Agreement;

Founding Member Shares	shall have the meaning assigned to such term in Article 81.1;

Greenlight Project	shall have the meaning assigned to such term in Article 113;

Hong Kong	shall have the meaning assigned to such term in the Shareholders Agreement;

Impasse	shall have the meaning assigned to such term in the Shareholders Agreement;

Indemnified Person	means any Director, officer or member of a Board Committee duly constituted under these Articles and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and any such person’s heirs, executors, administrators, personal representatives or successors or assigns;

Independent Accounting Firm	shall have the meaning assigned to such term in the Shareholders Agreement;

Initial Public Offering	shall have the meaning assigned to such term in the Shareholders Agreement;

Intellectual Property	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

JV Mark	shall have the meaning assigned to such term in the Trademark Assignment and Co-Existence Agreement;

Law	means the Cayman Islands Companies Law (2011 Revision) and any amendment or other statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by any subsequent law for the time being in force and any applicable common law;

License and Services Agreements	shall have the meaning assigned to such term in the Shareholders Agreement;

Live Stage Production	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Member	has the same meaning as in the Law;

Memorandum of Association	means the Memorandum of Association of the Company for the time being in force;

Milestone	shall have the meaning assigned to such term in Article 110;

Month	means a calendar month;

Motion Picture	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

New Securities	shall have the meaning assigned to such term in Article 12;

Online Distribution Platform	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Ordinary Resolution	means a resolution of a general meeting passed by Members holding a majority of the Company’s outstanding voting shares entitled to vote in person or by proxy present or represented at the meeting or a written resolution signed by all Members entitled to vote;

Ordinary Share	means an ordinary share in the capital of the Company, which may be issued in classes and/or series including a Class A Share or a Class B Share;

Organizational Document	shall have the meaning assigned to such term in the Shareholders Agreement;

Overallotment Exercise Notice	shall have the meaning assigned to such term in Article 14;

Participating Holders	shall have the meaning assigned to such term in Article 12;

Political Concerns	means a reasonable determination made in good faith by the Directors appointed by any Member that a Greenlight Project portrays, endorses or promotes a subject matter or philosophy that is illegal or is prohibited by any of the laws, policies or regulations of China or the United States;

Pre-emption Exercise Notice	shall have the meaning assigned to such term in Article 12;

Pre-emption Notice	shall have the meaning assigned to such term in Article 12;

Pre-emption Overallotment Notice	shall have the meaning assigned to such term in Article 14;

Production WFOE	shall have the meaning assigned to such term in the Shareholders Agreement;

Project Budget	shall have the meaning assigned to such term in Article 113.1;

Registered Office	means the registered office for the time being of the Company in the Cayman Islands required under the Law;

Register of Members	means the register of Members to be kept in accordance with the Law;

Reoffer Period	shall have the meaning assigned to such term in Article 16;

Seal	means the common seal of the Company (if any) or any facsimile or official seal (if any) for the use outside of the Cayman Islands;

Secretary	includes a temporary or assistant or deputy secretary and any person appointed by the Directors to perform any of the duties of the secretary of the Company;

Share	means an Ordinary Share and/or any other class of share from time to time issued by the Company in accordance with these Articles and includes a fraction of a Share;

Shareholders Agreement	means the Shareholders Agreement dated as of [—], 2012, by and among the Company, DWA, DWA Subsidiary, the CPE Holders and CPE, as amended from time to time;

Special Decision	shall have the meaning assigned to such term in Article 102;

Special Resolution	means a resolution of a general meeting passed by Members holding no less than a two thirds majority of the Company’s outstanding voting shares present at the meeting, which two thirds majority must include the affirmative vote of Members holding no less than two thirds of the Class A Shares and Members holding no less than two thirds of the Class B Shares, or a written resolution signed by all Members entitled to vote, and in each case, otherwise in accordance with the Law;

Television Motion Picture	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Territory	shall have the meaning assigned to such term in the Shareholders Agreement;

Theme Park	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Trademark	shall have the meaning assigned to such term in the DWA Offshore License Agreement;

Trademark Assignment and Co-Existence Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

Transaction and Contribution Agreement	shall have the meaning assigned to such term in the Shareholders Agreement;

	Total Cash Capital Commitment	shall have the meaning assigned to such term in the Shareholders Agreement;

	Video Games	shall have the meaning assigned to such term in the DWA Offshore License Agreement; and

	Winding-Up Event	shall have the meaning assigned to such term in Article 149.

2.2.	Words importing only the singular number include the plural number and vice-versa.

2.3.	Words importing only the masculine gender include the feminine and neuter gender.

2.4.	Words importing persons include companies or associations or bodies of persons whether incorporated or not, or any legal or natural person.

2.5.	All reference herein to writing shall include typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form, including in the form of an Electronic Record.

2.6.	The word “may” shall be construed as permissive and the word “shall” shall be construed as imperative.

2.7.	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be merely illustrative and shall not limit the sense of the words preceding those terms.

2.8.	Unless the context otherwise requires, words and expressions defined in the Law bear the same meanings in these Articles.

2.9.	Headings used herein are intended for convenience only and shall not affect the construction of these Articles.

REGISTERED AND OTHER OFFICES

3.	The Registered Office of the Company shall be at such place in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine in accordance with Article 101.

SHARE CAPITAL

4.	The authorised share capital of the Company is fifty thousand United States Dollars (US$50,000), including 500,000 Ordinary Shares divided into 250,000 Class A Shares at a par value of US$0.10 each and 250,000 Class B Shares at a par value of US$0.10 each, and having the rights hereinafter set forth.

5.	The holders of Class A Shares and Class B Shares shall be entitled to receive notice of and attend and vote at general meetings of the Company, and at such meetings shall be entitled to exercise one vote per Ordinary Share held.

6.	Except as provided in these Articles and the Shareholders Agreement, and unless otherwise varied in accordance with the terms of these Articles and the Shareholders Agreement, all rights and restrictions applying to the Class A Shares and the Class B Shares shall be identical, including with respect to voting, dividends and other distributions by the Company.

VARIATION OF SHARE RIGHTS

7.	All or any of the special rights attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of not less than seventy-five percent (75%) of the issued Shares of that class or with the sanction of a resolution passed by the holders of not less than seventy-five percent (75%) of the issued Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To any such separate general meeting, all of the provisions of these Articles relating to general meetings shall apply mutatis mutandis, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than fifty percent (50%) of the issued Shares of the class and that any holder of Shares of the relevant class present in person or by proxy may demand a poll.

8.	The rights conferred upon the holders of any Shares shall not, unless otherwise expressly provided in the rights attaching to such Shares, be deemed to be altered by the creation or issue of further Shares ranking pari passu therewith.

ISSUE OF SHARES

9.	Except as otherwise provided in these Articles and the Shareholders Agreement, any newly issued Shares shall be at the disposal of the Directors, and the Directors may (subject to the provisions of the Law) offer, allot, grant options over or otherwise dispose of Shares in such classes or series, to such persons, on such terms and conditions and for such consideration, and at such times as the Directors think fit and in accordance with Article 101 and the Shareholders Agreement, but so that no Share shall be issued at a discount, except in accordance with the provisions of the Law. Other than issues of new Shares in connection with the dilution of a Defaulting Holder in accordance with Sections 4.04(a), 4.04(b) and 6.02(b) of the Shareholders Agreement, such issues of new Shares, unless all the Members holding Class A Shares or Class B Shares agree otherwise, shall be divided into Class A Shares and Class B Shares in accordance with the existing proportion between Class A Shares and Class B Shares, and offered to the Members proportionally to their current holdings of the same class of Shares at the same price paid on the initial issue of Shares in accordance with Articles 12 through 16.

10.	The Company shall not issue Shares to bearer.

11.	Shares shall only be issued as fully paid and non-assessable.

PRE-EMPTION RIGHTS

12.

In the event that the Company proposes to issue any Additional Ordinary Shares or, subject to the provisions of these Articles, any other new class or series of equity securities or any securities convertible into equity securities of the Company (collectively, “New Securities”) in accordance with Article 101, it shall promptly give written notice (the “Pre-emption Notice”) to each of the holders of Class A Shares and the holders of Class B Shares, which shall include the number of New Securities proposed to be issued by the Company, the subscription price and each person to whom such New Securities are proposed to be issued. Each holder of Class A Shares and holder of Class B Shares shall then have the right, exercisable upon written notice to the Company (the “Pre-emption Exercise Notice”) within fifteen (15) days after the receipt of the Pre-emption Notice, to subscribe up to all of its pro rata share of the New Securities subject to the Pre-emption Notice and on the same terms and conditions as set forth therein. The holders of Class A Shares and the holders of Class B Shares who so exercise their rights (the “Participating Holders”) shall effect the subscription for the relevant New Securities, including payment of the subscription price, not more than thirty (30) days after delivery of the applicable Pre-emption Exercise Notice, and at such time the Company shall issue and allot to the Participating Holders the New Securities subscribed by the Participating Holders by updating the Register of Members of the Company to reflect such issue. The payment of the subscription price for the New Securities subscribed by a holder of Class A Shares or a holder of Class B Shares exercising its respective pre-emption right will be made in cash (by check or electronic transfer to an account nominated by the payee).

13.	For purposes of Article 12, each Participating Holder’s pro rata share shall be equal to the product obtained by multiplying: (i) the aggregate number of New Securities covered by the Pre-emption Notice and (ii) a fraction, the numerator of which is the number of Ordinary Shares owned by the Participating Holder at the time of the Pre-emption Notice and the denominator of which is the total number of issued and outstanding Ordinary Shares at the time of the Pre-emption Notice.

14.

In the event that not all of the holders of Class A Shares or the holders of Class B Shares subscribe for their full, respective pro rata share of the New Securities available pursuant to their rights under Article 12 within the time period set forth therein, then the Company shall promptly give written notice to each of the Participating Holders (the “Pre-emption Overallotment Notice”), which shall set forth the number of New Securities not subscribed by the other holders of Class A Shares or the holders of Class B Shares, and shall offer such Participating Holders the right to acquire such unsubscribed Class A Shares or Class B Shares, only to the extent such Participating Holder holds such class of unsubscribed shares. Each Participating Holder shall have fifteen (15) days after receipt of the Pre-emption Overallotment Notice to deliver a written notice to the Company (the “Overallotment Exercise Notice”) of its election to subscribe up to all of its pro rata share of the relevant unsubscribed shares on the same terms and conditions as set forth in the Pre-emption Notice. For purposes of this Article 14, each Participating Holder’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of unsubscribed Shares covered by the Pre-emption Overallotment Notice and (ii) a fraction, the numerator of which is the number of Ordinary Shares owned by the Participating Holder at the time of the Pre-emption Notice and the denominator of which is the total number of Shares owned by all Participating Holders at the time of the Pre-emption Exercise Notice. The Participating Holders shall then effect the subscription of the New Securities, including payment of the subscription price, not more than fourteen (14) days after delivery of the applicable Overallotment Exercise Notice, and at such time, the Company shall issue and allot to the Participating Holders the New Securities subscribed by the Participating Holders by updating the Register of Members of the Company to reflect such issue.

15.	Within twenty (20) days of the Pre-emption Overallotment Notice, or if no such Pre-emption Overallotment Notice is issued, within twenty-five (25) days of the Pre-emption Notice, the Company will give written notice to each holder of Class A Shares and holder of Class B Shares specifying the number of New Securities that was subscribed for by the holders of Class A Shares and the holders of Class B Shares exercising their respective pre-emption rights.

16.	Notwithstanding the foregoing or any other provision of these Articles, if the relevant holders of Class A Shares and the relevant holders of Class B Shares have not elected to exercise in whole or in part their pre-emption rights within fifteen (15) days of the date the Pre-emption Notice and within 15 days of the Pre-Emption Overallotment Notice, if applicable, were initially delivered by the Company (the “Reoffer Period”), the Company shall have the right to issue and allot all remaining New Securities to any third party at a price not less, and upon terms no more favorable to the offeree, than those specified in the Pre-emption Notice. Any such third-party that purchases New Securities in accordance with the foregoing sentence shall become a party to the Shareholders Agreement in accordance with the terms thereof. In the event that the issuance and allotment of the New Securities is not completed by the Company within one hundred and twenty (120) days after the end of the Reoffer Period, the provisions of Articles 12 through 16 must again be complied with by the Company before the Company may issue any New Securities.

17.

For the purposes of these Articles, “Additional Ordinary Shares” shall mean all Ordinary Shares issued or deemed to be issued or issuable by the Company, other than (i) shares in the capital of the Company issued or outstanding on the date on which the first issue of Ordinary Shares was made by the Company, (ii) Ordinary Shares issued or issuable in connection with any share sub-division, dividend in specie in shares or recapitalization of the Company or other distribution on

Ordinary Shares for which adjustment is otherwise made, (iii) Ordinary Shares issued, or Ordinary Shares issuable upon the exercise of share options or other awards made or denominated in Ordinary Shares, under any Company share option plan or similar arrangement, as approved by the Directors in accordance with Article 101, (iv) Ordinary Shares issued upon the consummation of an Initial Public Offering in accordance with the Shareholders Agreement and as approved by the Directors in accordance with Article 101, (v) Ordinary Shares issued to persons or entities with which the Company or any Company Subsidiary has or desires to enter into strategic business relationships in accordance with Article 101, (vi) Ordinary Shares issued in connection with the acquisition by the Company of another entity in accordance with Article 101, and (vii) Ordinary Shares issued in connection with the dilution of a Defaulting Holder in accordance with Sections 4.04(a), 4.04(b) and 6.02(b) of the Shareholders Agreement; provided, however, that in the case of each of (v) and (vi) in this Article 17, such issuances of Ordinary Shares are not primarily for purposes of raising capital.

SHARE CERTIFICATES

18.	A Member shall only be entitled to a certificate of the Company specifying the Share or Shares held by him and the amount paid up thereon if the Directors resolve that certificates representing the Shares shall be issued.

19.	In the case of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate to one of several joint holders shall be sufficient delivery to all. Such certificates may bear such appropriate legends and otherwise be in such form as the Directors may approve.

20.	If a share certificate is defaced, lost or destroyed, it may be replaced on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Directors shall think fit and, in case of defacement, on delivery of the old certificate of the Company.

NON-RECOGNITION OF TRUSTS

21.	Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share (except only as by these Articles or by law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may, in accordance with the Law, issue fractions of Shares.

REGISTER OF MEMBERS

22.	The Directors shall establish and maintain, or cause to be established and maintained, the Register of Members at the Registered Office or at such other place determined by the Directors in the manner prescribed by the Law.

TRANSFER OF SHARES

23.	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor and, if the Directors so determine, the transferee. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof. All instruments of transfer, once registered, may be retained by the Company.

24.	Subject to such of the restrictions contained in these Articles as may be applicable and to the terms of the Shareholders Agreement, Shares shall be transferred in any usual or common form approved by the Directors.

25.	No transfer of Shares may be made in breach of the provisions of the Shareholders Agreement or these Articles. The Company shall not be permitted to record any such purported transfer in the Register of Members and any such purported transfer shall be void.

26.	The Directors may suspend the registration of any transfer of Shares during the fourteen (14) days immediately preceding any general meeting of the Members.

[Articles 27 through 41 intentionally omitted.]

TRANSMISSION OF SHARES

42.	In the case of the death of a Member, the survivor or survivors, where the deceased was a joint holder, and the legal personal representative, where he was sole holder, shall be the only person recognised by the Company as having any title to the Share; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any Share held by him solely or jointly with other persons. For the purpose of this Article 42, “legal personal representative” means the person to whom probate or letters of administration has or have been granted in the Cayman Islands or, failing any such person, such other person as the Directors may in their absolute discretion determine to be the person recognised by the Company for the purpose of this Article 42.

43.	Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Directors as to his entitlement, either be registered himself as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share (in accordance with these Articles and the Shareholders Agreement) as the deceased or bankrupt Member could have made. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to transfer the Shares, he shall signify his election by signing an instrument of transfer of such Shares in favour of his transferee. All the limitations, restrictions and provisions of these Articles and the Shareholders Agreement relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Member.

44.

A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Directors as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the Share, but he shall not be entitled in respect of the Share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the Share any of the rights or privileges of a Member until he shall have become registered as the holder thereof. The Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share (in accordance with these Articles and the Shareholders Agreement) and, if the notice is not complied with within sixty (60) days, the Directors may thereafter withhold payment of all dividends and other monies payable in respect of the Shares until the requirements of the notice have been complied with.

INCREASE OF CAPITAL

45.	The Company may from time to time by Special Resolution increase its share capital by such sum, to be divided into new Shares of such par value, as the resolution shall prescribe.

46.	The new Shares shall be subject to the same provisions of these Articles and the Shareholders Agreement with reference to transfer, transmission and otherwise as the Shares in the original share capital.

ALTERATION OF CAPITAL

47.	The Company may from time to time by Special Resolution alter its share capital in any way including:

47.1.	consolidating and dividing all or any of the Company’s share capital into Shares of larger par value than the Company’s existing Shares;

47.2.	sub-dividing the existing Shares, or any of them, into Shares of smaller par value than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Law;

47.3.	cancelling any Shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person;

47.4.	dividing the Shares into several classes and attach thereto respectively any preferential, deferred, or special rights or restrictions in accordance with these Articles and the Shareholders Agreement; and

47.5.	changing the currency denomination of the Company’s share capital.

48.	Subject to the provisions of the Law, the Memorandum of Association, these Articles and the Shareholders Agreement, the Company may:

48.1.	purchase its own Shares, including any redeemable Shares, provided that the manner of purchase has first been authorised by resolution of the Directors in accordance with Article 101, and may make payment therefore or for any redemption of Shares in any manner authorised by the Law, including out of capital; and

48.2.	reduce its share capital and any capital redemption reserve fund in any manner whatsoever.

GENERAL MEETINGS

49.	The Directors may, whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum of Directors, any Director or any one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company entitled to vote may, after appropriate notice to all Members in accordance with Article 51, convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

50.	The Directors shall, upon the requisition in writing of one or more Members holding in the aggregate not less than one-quarter of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and shall be left at the Registered Office of the Company. If the Directors do not proceed to convene a general meeting within twenty-one (21) days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other Member or Members holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition carries the right of voting at general meetings, may, after appropriate notice to all Members in accordance with Article 51, convene an extraordinary general meeting to be held at the Registered Office of the Company or at some convenient place within or without the Cayman Islands at such time, subject to the Company’s Articles as to notice, as the persons convening the meeting fix.

NOTICE OF GENERAL MEETINGS

51.	Five (5) days notice at the least (exclusive of the day on which the notice is served or deemed to be served, and of the day for which the notice is given) specifying the place, the day and the time of meeting and, in the case of special business, the general nature of that business, shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meetings, to such persons as are entitled to vote or may otherwise be entitled under the Articles of the Company to receive such notices from the Company. A general meeting may be convened by such shorter notice or without notice by a majority in number of the Members holding not less than ninety-five percent (95%) of the total issued share capital of the Company consisting of Class A Shares and Class B Shares.

52.	The accidental omission to give notice of a meeting to, or the non-receipt of a validly given notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

53.	All business shall be deemed special that is transacted at an extraordinary general meeting.

54.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the Meeting. Save as herein otherwise provided, one or more Members holding in the aggregate not less than one-third of the total issued share capital of the Company present in person or by proxy and entitled to vote shall be a quorum, which one-third shall include no less than one-third of the total issued and outstanding Class A Shares and no less than one-third of the total issued and outstanding Class B Shares.

55.	If within thirty (30) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

56.	A meeting of the Members may be held by means of such telephone, electronic or other communication facilities (including by telephone or video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57.	Any Director shall be entitled to notice of and to attend and speak at any general meeting of the Company.

58.	The Chairman shall preside as chairman at every general meeting of the Company. If the position of Chairman is vacant, or if at any meeting the Chairman is not present within thirty (30) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to act or, if only one Director is present, he shall preside as chairman of such general meeting if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the Members present and entitled to vote shall elect one of their number to be chairman of such general meeting.

59.	The chairman of such general meeting may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten (10) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

VOTING

60.

Save where a Special Resolution or other greater majority is required by the Law or these Articles, any question proposed for consideration at any general meeting shall be decided on by an Ordinary Resolution; provided, however, that any matter relating to a Special Decision shall require prior approval by the Directors in accordance with Article 101 (other than any Special Decision reserved for determination solely by the Members in accordance with the Law, which Special Decision shall require a Special Resolution).

61.	At any general meeting of the Company, all matters put to the vote of the meeting shall be decided on a show of hands, unless before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll, a poll is demanded by the chairman of the meeting or any Member. If a poll is duly demanded, it shall be taken in such manner as the chairman of the meeting directs, and the result of the poll in respect of a resolution proposed at a general meeting of the Company shall be deemed to be the resolution of the general meeting.

62.	In the case of an equality of votes at a general meeting, the chairman of such general meeting shall not be entitled to a second or casting vote and the resolution shall fail.

63.	On a poll votes may be cast either personally or by proxy.

64.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

65.	In the case of joint holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the joint holding.

66.	A Member of unsound mind, or, in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis or appointed by such court, and any such receiver, committee, curator bonis or other person may vote by proxy and may otherwise act and be treated as such Member for the purpose of the general meetings.

67.	If:

67.1.	any objection shall be raised to the qualification of any voter;

67.2.	any votes have been counted which ought not to have been counted or which might have been rejected; or

67.3.	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting, at which the vote objected to is given or tendered or at which the error occurs.

PROXIES AND CORPORATE REPRESENTATIVES

68.	Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company.

69.	The instrument appointing a proxy or corporate representative shall be in writing under the hand of the Member or his attorney or, if the Member is a corporation, either under seal or under the hand of a director or officer or attorney duly authorised. A proxy or corporate representative need not be a Member of the Company.

70.	Any Member may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or, in the case of a corporate representative, resolutions in writing, until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Member is present or in respect to which the Member has specially appointed a proxy or representative. The Directors may from time to time require such evidence as they deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Directors determine that they have received the requested evidence or other evidence satisfactory to them.

71.	The instrument appointing a proxy or corporate representative, and the power of attorney (if any) under which it is signed, together with such other evidence as to its due execution as the Directors may from time to time require, shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting (or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution to be signed by a corporate representative, prior to the effective date of the written resolution, and in default the instrument of proxy or authorisation shall not be treated as valid provided that the chairman of the meeting may in his discretion accept an instrument of proxy or authorisation sent by email, telefax or other electronic transmission.

72.	An instrument appointing a proxy may be in any form approved by the Directors and the Directors may, if they think fit, send out with the notice of any meeting, forms of instruments of proxy or authorisation for use at that meeting.

73.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

74.	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at which the instrument of proxy or authorisation is used.

75.	Subject to the Law, the Directors may at their discretion waive any of the provisions of these Articles relating to proxies or authorisations and, in particular, may accept such verbal or other assurances as they think fit as to the right of any person to attend, speak and vote on behalf of any Member at general meetings or to sign written resolutions.

SHARES THAT MAY NOT BE VOTED

76.	Shares of the Company that are beneficially owned by the Company or any Company Subsidiary shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time. For the avoidance of doubt, no Shares held by a Defaulting Holder shall be voted, directly or indirectly, at any meeting.

WRITTEN RESOLUTIONS OF MEMBERS

77.	An Ordinary Resolution or a Special Resolution (subject to the provisions of the Law) in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax or electronic transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

78.	For the purposes of this Article, the date of a resolution in writing is the date when the resolution is signed by, or on behalf of, the last Member to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this Article, a reference to such date. A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law and these Articles.

BOARD OF DIRECTORS

79.	In accordance with the Shareholders Agreement, the business and affairs of the Company and the Company Subsidiaries will be conducted at the direction of a board of Directors consisting of such number of persons as the Directors may determine from time to time in accordance with Article 101 and the terms of the Shareholders Agreement (or in the absence of such determination, seven (7)); provided that the number of Directors will at all times be an odd number (except for the number one (1)).

80.	The initial number of Directors shall be seven (7).

APPOINTMENT AND REMOVAL OF DIRECTORS

81.	Except for any Member holding Class A Shares that is a Defaulting Holder, the Members holding Class A Shares shall have the right by Ordinary Resolution passed at a separate general meeting of such Members, or by notice in writing to the Company signed by Members holding at least a majority of the Class A Shares issued and outstanding at such time, to:

81.1.	appoint one-half of the Directors (such Directors, the “Class A Directors”), (i) rounded up to the next whole number for so long as the Class A Shares constitute a majority of the sum of (x) the issued and outstanding Class A Shares and (y) the issued and outstanding Class B Shares (collectively, the “Founding Member Shares”) and (ii) rounded down to the next whole number for so long as the Class A Shares constitute less than a majority of the issued and outstanding Founding Member Shares; and

81.2.	remove any Class A Director at any time and designate such Class A Director’s successor.

82.	Except for any Member holding Class B Shares that is a Defaulting Holder, the Members holding Class B Shares shall have the right by Ordinary Resolution passed at a separate general meeting of such Members, or by notice in writing to the Company signed by Members holding at least a majority of the Class B Shares issued and outstanding at such time, to:

82.1.	appoint one-half of the Directors (such Directors, the “Class B Directors”), (i) rounded up to the next whole number for so long as the Class B Shares constitute a majority of the issued and outstanding Founding Member Shares and (ii) rounded down to the next whole number for so long as the Class B Shares constitute less than a majority of the issued and outstanding Founding Member Shares; and

82.2.	remove any Class B Director at any time and designate such Class B Director’s successor.

83.	The Members holding Class A Shares shall have no right to remove or appoint any Class B Director, and the Members holding Class B Shares shall have no right to remove or appoint any Class A Director.

84.	No Share holding qualification shall be required for Directors.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

85.	The office of Director shall automatically be vacated if:

85.1.	the Director resigns his office by notice in writing to the Company;

85.2.	the Director becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Directors resolve that his office is vacated;

85.3.	the Director becomes bankrupt under the laws of any country or makes any arrangement or composition with his creditors generally;

85.4.	the Director ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment;

85.5.	in the case of a Class A Director, (i) such Director is removed in accordance with Article 81.2 or (ii) at, and for, such time that the Members holding Class A Shares are a Defaulting Holder; or

85.6.	in the case of a Class B Director, (i) such Director is removed in accordance with Article 82.2 or (ii) at, and for, such time that the Members holding Class B Shares are a Defaulting Holder.

DIRECTORS’ FEES AND EXPENSES

86.	The amount, if any, of Directors’ fees shall from time to time be determined by the Directors in accordance with Article 101. Each Director shall also be entitled to be paid his reasonable travelling, hotel and other expenses properly incurred by him in connection with attending meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other. The Directors may by resolution in accordance with Article 101 approve additional remuneration to any Director for services which, in the opinion of the Directors, go beyond the ordinary duties of a Director, and such extra remuneration shall be in addition to any remuneration provided for, by or pursuant to any other Article.

DIRECTORS’ INTERESTS

87.	A Director may hold any other office or place of profit with the Company (except that of auditor with the Independent Accounting Firm) in conjunction with his office of Director for such period and upon such terms as to remuneration and otherwise as the Directors may determine.

88.	A Director or officer may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor with the Independent Accounting Firm), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer.

89.	No Director or officer shall be disqualified from his office or prevented by such office from holding any office or place of profit under the Company or under any company in which the Company shall be a Member or have any interest, or from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or officer shall be in any way interested be or be liable to be avoided by reason of such Director’s or officer’s interest nor shall any Director or officer so contracting, dealing or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established.

90.	A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of the Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon in accordance with Article 91.

91.	The nature of the interest of any Director or officer in any contract, dealing or transaction with or affecting the Company shall be disclosed by him at or prior to its consideration and any vote thereon and a general notice that a Director or officer is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

POWERS AND DUTIES OF DIRECTORS

92.	Subject and pursuant to the other provisions of these Articles, the Shareholders Agreement and the Law, the business of the Company shall be conducted at the direction of the Directors, who may pay (or cause to be paid) all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Law, these Articles or the Shareholders Agreement, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Law, to any provision of the Shareholders Agreement and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made. A Director of the Company, to the fullest extent permitted by the Law, shall not be personally liable to the Company or its Members for monetary damages for conduct as a Director except in the case of fraud or wilful misconduct.

93.	No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at a date subsequent to the date of execution of the deed or document, the Director, Secretary or other officer or person who shall have executed the same and/or affixed the Seal (if any) thereto as the case may be for and on behalf of the Company shall have ceased to hold such office or to hold such authority on behalf of the Company.

PROCEEDINGS OF DIRECTORS

94.	The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings, as they think fit.

95.	A Director may, and the Secretary on the requisition of a Director shall, at any time, summon a meeting of Directors by at least five (5) days notice in writing to every Director, which notice shall set forth the general nature of the business to be considered; provided, however, that notice may be waived by all the Directors either at, before or retrospectively after the meeting is held; provided further that notice or waiver thereof may be given by telex, telefax or electronic transmission.

96.	The Members holding Class A Shares shall elect the initial chairman of the meetings of Directors (the “Chairman”) and such person shall hold office for a period of three (3) years. Following such three year-period, the Directors may, subject to Article 101, elect a Chairman and determine the period for which he is to hold office but if no Chairman is elected, or if at any meeting the Chairman is not present within thirty (30) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

97.	Other than meetings at which a matter relating to a Special Decision is to be discussed or voted upon, the quorum necessary for the transaction of the business of the Directors is a majority of the appointed Directors and such majority must include at least one Class A Director and one Class B Director; provided that if within thirty (30) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, and if at such subsequent meeting a quorum is not present within half an hour from the time appointed for the meeting, the Directors present shall be a quorum necessary for the transaction of the business of the Directors (other than, for the avoidance of doubt, with respect to any matter relating to a Special Decision, for which the necessary quorum shall be determined in accordance with Article 98).

98.

For meetings at which a matter relating to a Special Decision is to be discussed or voted upon, the quorum necessary for the transaction of the business of the Directors is a majority of the appointed Directors and such majority must include at least one Class A Director and one Class B Director; provided that in the event that there are no Class A Directors due to the removal of all Class A Directors in accordance with Article 85.5(ii) or there are no Class B Directors due to the removal of all Class B Directors in accordance with Article 85.6(ii), the quorum necessary for the transaction of the business of the Directors shall be a majority of the appointed Directors without regard to whether a Special Decision is to be discussed or voted upon.

99.	The Directors shall each have one vote. Any Director who ceases to be a Director at a meeting of the Directors may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

100.	Questions arising at any meeting at which there is the necessary quorum in accordance with Article 97, other than those relating to any Special Decision, shall be decided by the majority vote of all the Directors present in person or by proxy at a meeting. In case of an equality of votes, the Chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

101.	Questions arising at any meeting at which there is the necessary quorum in accordance with Article 98 that relate to any Special Decision shall be decided by the majority vote of all the Directors present in person or by proxy at a meeting; provided that such majority vote must include the affirmative vote of at least one Class A Director and at least one Class B Director; provided, further, that in the event that there are no Class A Directors due to the removal of all Class A Directors in accordance with Article 85.5(ii) or there are no Class B Directors due to the removal of all Class B Directors in accordance with Article 85.6(ii), such questions shall be decided by majority vote and the affirmative vote of at least one Class A Director and at least one Class B Director shall not be required. In case of an equality of votes, the Chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

102.	For purposes of these Articles, “Special Decision” means any decision relating to any of the following matters:

102.1.	approval or amendment of the Budget;

102.2.	approval or amendment of the Business Plan;

102.3.	except as contemplated by the then-current Budget, incurring any outstanding indebtedness for borrowed money, entering into any guarantee or granting any lien, in each case in excess of US$25 million in the aggregate in any Fiscal Year;

102.4.	except as contemplated by the then-current Budget, making any loan or advances to, or investments in, any person or entity that are, in the aggregate, in excess of US$25 million in any Fiscal Year (other than trade credit extended in the ordinary course of business);

102.5.	making any unbudgeted capital expenditure (or series of related expenditures) that would result in total capital expenditures in any Fiscal Year exceeding by 20% or more the amount budgeted for capital expenditures in the Budget for such Fiscal Year;

102.6.	except as contemplated by the then-current Business Plan, entering into any agreement which has a term of three years or more and which cannot be cancelled without premium or penalty, requires payments to or from the Company or any Company Subsidiary that are, in the aggregate, US$5 million or more in any year or US$10 million or more in the aggregate over the term of such agreement or contains a non-compete, exclusivity, territorial or other restriction on the Company or any Company Subsidiary for the benefit of any third party, or purports to bind any Member or any Affiliate of any Member;

102.7.	adoption of any equity, incentive or bonus plan for employees of the Company or any Company Subsidiary, including any employee stock ownership plan;

102.8.	approval of remuneration to any Director;

102.9.	except as contemplated by the then-current Budget, entry into any employment arrangement or the granting of compensation awards to any executive officer of the Company or any Company Subsidiary;

102.10.	appointment of the CEO, CFO, CCO, COO and compliance officer of the Company, or any other officer of the Company, and terms of the employment relating thereto in accordance with Article 120;

102.11.	selection of the Chairman from among the Directors in accordance with Article 96;

102.12.	any change in the composition or scope of authority of the Content Committee from that described in Article 113 through 117, and any determination of the size of the Content Committee and approval of nominees of the CEO to the Content Committee as contemplated in Article 111;

102.13.	engagement of the Company or any Company Subsidiary in any business other than the Core Business and the Additional Business, or any other substantial divergence from the then-current Business Plan through the investment or commitment of an amount in excess of US$5 million;

102.14.	determination of the location of any office of the Company in accordance with Article 3;

102.15.	expansion or contraction of the definition of the Territory;

102.16.	expansion or contraction of the definition of the Core Business (including any act or activity to be engaged in accordance with clause (viii) of the definition thereof);

102.17.	any decision for the Company or any Company Subsidiary to seek to exploit Company Derivative IP outside of China;

102.18.	pursuit of any Greenlight Project that raises Political Concerns;

102.19.	selection and design of the initial brand and trademark of the Company;

102.20.	the licensing or disposition of any material Intellectual Property (including, for the avoidance of doubt, any Trademark) owned by the Company or any Company Subsidiary (other than pursuant to any distribution agreement in place at Closing or to DWA or its Affiliates in accordance with the terms of the DWA Offshore License Agreement or the DWA Onshore License Agreement);

102.21.	entry into, or amendment of, any material distribution agreement for the distribution of Motion Pictures or Television Motion Pictures;

102.22.	the decision to create an Online Distribution Platform;

102.23.	the decision as to the financing, partner, location, size and scope of any Theme Park project or Animation Park project;

102.24.	the decision to increase, reduce or otherwise alter the share capital of the Company in accordance with Articles 45, 47 and 48;

102.25.	the issuance, sale, repurchase or retirement of any equity interests of the Company or any Company Subsidiary or options or rights to acquire equity interests of the Company or any Company Subsidiary (other than pursuant to any employee equity incentive plan that was previously approved by the Directors as a Special Decision), and the determination of the terms applicable to any new class or series of equity securities or any securities convertible into equity securities of the Company other than the Class A Shares and the Class B Shares;

102.26.	the listing of the Company or any Company Subsidiary (or their equity or debt securities) on any securities exchange;

102.27.	the timing and structure of an Initial Public Offering of the Company or any Company Subsidiary, and the terms of any demand or piggy-back registration rights given to the Members after any such Initial Public Offering;

102.28.	determination to set aside any sums as a reserve for any purpose of the Company or any Company Subsidiary, including any determination to invest such sums or employ such sums in the business of the Company, each in accordance with Article 135;

102.29.	the declaration of dividends or any other distribution (including the distribution of any assets in kind) by the Company or any Company Subsidiary, other than any distribution made in connection with a winding up of the Company in accordance with the terms of the Shareholders Agreement and Articles 150 through 153;

102.30.	determination of any true-up mechanism related to profit distributions by the Company to the Members and any other alterations to profit-sharing arrangements among the Members, each in accordance with Article 130;

102.31.	determination to capitalise any sum standing to the credit of any of the Company’s reserve accounts in accordance with Article 136, and appropriate such sums to Members in the form of Shares in accordance with Article 136 or Article 137;

102.32.	determination of the Fair Market Value of any asset or property in accordance with the Shareholders Agreement;

102.33.	merger or consolidation of the Company or any Company Subsidiary, or sale (in one or a related series of transactions) of all or substantially all of the Company’s or any Company Subsidiary’s assets;

102.34.	except as contemplated by the then-current Budget, or with respect to matters overseen by the Content Committee, the sale or acquisition (in one or a related series of transactions) of any assets or businesses not in the ordinary course of business with a value in excess of US$10 million;

102.35.	determination of the size of the board of Directors in accordance with Article 79;

102.36.	formation or dissolution of any Board Committee;

102.37.	determination that any employee of the Company or any Company Subsidiary may become an employee of any entity other than the Company or any Company Subsidiary;

102.38.	appointment or removal of the Company’s tax advisor or the Independent Accounting Firm, material amendment of accounting methods, material amendment of tax policies or change of the Fiscal Year of the Company;

102.39.	commencement or settlement of any material litigation;

102.40.	entry into or amendment of any agreement or transaction between the Company or any Company Subsidiary, on the one hand, and any Member, DWA, any CPE Holder or any Affiliate of any such person, on the other hand (other than such agreements and transactions with DWA or its Affiliates as contemplated by the DWA Offshore License Agreement, the DWA Onshore License Agreement, the DWA/Company Distribution Agreement and the DWA Consulting and Training Services Agreement);

102.41.	any approval specified in Section 2.06 of the Shareholders Agreement;

102.42.	the adoption of an Anticorruption Program of the Company, any amendment thereto pursuant to Section 5.03(a) of the Shareholders Agreement or the approval, or proposal of any amendments to, any report, investigation or remedial cure proposed to the Directors by the Company’s management pursuant to Section 5.05 of the Shareholders Agreement;

102.43.	changes to the legal name of the Company or any Company Subsidiary or any name under which the Company or any Company Subsidiary does business or brands products;

102.44.	filing for voluntary bankruptcy of the Company or any Company Subsidiary or, subject to the Shareholders Agreement and Article 149, dissolution of the Company or any Company Subsidiary;

102.45.	any amendment, modification or repeal of the Memorandum of Association, these Articles or any Organizational Document of any Company Subsidiary; or

102.46.	determination of whether to permit the Company to make any modification to Contributed DWA Technology or Additional DWA Technology in the circumstances specified in Section 2.2(a) of the DWA Offshore License Agreement.

103.	A resolution in writing signed by all of the Directors or all of the members of a Board Committee for the time being entitled to receive notice of a meeting of the Directors, including a resolution signed in counterpart or by way of signed telefax or electronic transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a Board Committee duly called and constituted.

104.	To the extent permitted by law, a meeting of the Directors or a Board Committee may be held by means of such telephone, electronic or other communication facilities (including by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, in Hong Kong.

105.	All acts done by any meeting of the Directors or of a Board Committee, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

COMMITTEES OF DIRECTORS

106.	Consistent with Article 101, the Directors may delegate any of their powers to committees (each, a “Board Committee”) consisting of such Directors and other persons as they think fit. Any Board Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

107.	A Board Committee may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within thirty (30) minutes after the time appointed for holding the same, the members of the Board Committee that are present may choose one of their number to be chairman of such meeting.

108.	A Board Committee may meet and adjourn as it thinks proper. Questions (other than those relating to a Special Decision) arising at any meeting of a Board Committee (other than a meeting of the Content Committee) shall be determined by a majority of votes of the members present and in case of an equality of votes, the chairman shall not have a second or casting vote and the motion shall be deemed to have been lost.

CONTENT COMMITTEE

109.	Without prejudice to the generality of the foregoing, the Directors shall establish a content committee (the “Content Committee”) and shall delegate to the Content Committee sole authority to oversee all creative matters relating to the Company and the Company Subsidiaries as further set forth in Articles 113 through 117. The Content Committee will consult with members of senior management of the business divisions of the Company, as appropriate in their sole discretion, to solicit the input of members of senior management. In addition, the Content Committee will submit monthly written reports to the Directors and meet with the Directors on a quarterly basis, as to key decisions.

110.	Until such time as the Company and the Company Subsidiaries have produced and released three Feature Films (such time, the “Milestone”), the members of the Content Committee will consist of:

110.1.	the Class B Directors or any other representative designated by the Members holding Class B Shares in lieu of any such Class B Director (the “Class B Representatives”); and

110.2.	other members designated by the Directors, where such number of other members shall be one less than the number of Class B Representatives, such that the Class B Representatives will constitute a majority of the members of the Content Committee.

111.	After the Milestone, the size of the Content Committee shall be determined by the Directors in accordance with Article 101 and the members of the Content Committee will consist of the nominees of the CEO. Such nominees of the CEO shall be approved by the Directors in accordance with Article 101 and must include at least one Class B Representative.

112.

Each member of the Content Committee shall be entitled to one vote on all matters to be acted upon by the Content Committee in accordance with Articles 113 through 117. All decisions by the Content Committee shall require the affirmative vote of at least a majority of the members of the Content Committee present at a meeting at which a quorum (consisting of a majority of the entire

Content Committee) is present; provided that, before the Milestone is achieved, such majority must include the affirmative vote of at least one Class B Representative. For the avoidance of doubt, after the Milestone is achieved, the affirmative vote of at least one Class B Representative is not required for the Content Committee’s decisions.

113.	Consistent with the limits of the Business Plan and the then-current Budget, and subject to the requirements of Article 101, the Content Committee will have the exclusive authority to expend development funds and to greenlight each Motion Picture, Television Motion Picture and Live Stage Production project of the Company and the Company Subsidiaries (each, a “Greenlight Project”); provided that:

113.1.	each Greenlight Project (including any co-production) has an all-in direct cost budget without overhead or interest allocation and net of the anticipated value of tax credits, rebates and refunds and other government production or location incentives (however denominated) received by the Company or any Company Subsidiary (prepared in accordance with the Company’s customary budgeting practices determined at the time such Greenlight Project is greenlit) (the “Project Budget”) showing that (x) the Company’s share of the Project Budget does not exceed (i) $10 million in the case of each Motion Picture project, (ii) $100,000 per episode in the case of each Television Motion Picture project or (iii) $1.5 million in the case of each Live Stage Production project, as applicable, and (y) such Project Budget is consistent with the limits of the Business Plan and the then-current Budget;

113.2.	the genre of each Greenlight Project is anticipated to be appropriate for a family audience; and

113.3.	such Greenlight Project does not involve any first-dollar gross payable to third parties; provided that, for the avoidance of doubt, it is understood that “gross” for any Greenlight Project that is co-produced will be determined based on the combined “gross” of the Company and the Company Subsidiaries and the applicable co-production partner or partners.

114.	Consistent with the limits of the Business Plan and the then-current Budget and subject to the requirements of Article 101, as well as the terms of any distribution agreement of the Company or any Company Subsidiary, the Content Committee will have the exclusive authority to make decisions regarding the distribution of the Company’s and any Company Subsidiary’s Motion Picture and Television Motion Picture content, including decisions as to whether to create an online derivative of such content, and decisions as to marketing, windowing and the expenditure of marketing funds.

115.	If the Directors approve the launch of an Online Distribution Platform in accordance with Article 101, then consistent with the limits of the Business Plan and the then-current Budget and subject to the requirements of Article 101, the Content Committee will have the exclusive authority to make decisions as to the design and content of such Online Distribution Platform.

116.	Consistent with the limits of the Business Plan and the then-current Budget and subject to the requirements of Article 101, the Content Committee will have the exclusive authority to make decisions as to the design, content and exploitation of Video Games and Consumer Products.

117.	Notwithstanding the forgoing, the approval of both the Content Committee and the Directors will be required:

117.1.	to greenlight any Greenlight Project that does not meet the requirements of Article 113;

117.2.	for any Greenlight Project if any expenditures relating to property, plant or equipment with respect thereto are above an amount equal to the sum of the net present value of the Company’s and the Company Subsidiaries’ rental expenses as set forth in the Business Plan plus 10% of such sum; and

117.3.	prior to a change in distribution strategy from that contemplated by the Business Plan that would be expected to result in a material increase in the aggregate amount of distribution expenses in connection with such new distribution strategy over that contemplated in the then-current Budget.

DIRECTORS’ PROXIES

118.	A Director may appoint any person to act as his proxy to attend and vote on his behalf at meetings of the Directors or any committee of Directors. Such appointment must be made in writing under the hand of the appointor, and may at any time be revoked in like manner, and may be general or for a specified period, or for specified meetings, or for specified resolutions, and may authorise and direct the appointee to be chairman if the appointor would, if present, be entitled to preside. The form of appointment of proxy may contain directions to the proxy to vote in accordance with instructions given by that Director or, in the absence of such instructions, the proxy may act in his discretion. Notice of every such appointment or revocation must be presented to the meeting of Directors at which the proxy is to be used or first used prior to the commencement of such meeting. A proxy may be given by signed telex, telefax or electronic transmission. The appointee need not be a Director or Member of the Company, but he must furnish the Company with his address.

OFFICERS

119.	The day-to-day operations of the Company shall be conducted by the management of the Company, which shall include the CEO, CFO, COO and CCO.

120.	The initial CFO and COO will be nominated by the Members holding Class A Shares and confirmed by the Members holding Class B Shares. The initial CEO and CCO will be nominated by the Members holding Class B Shares and confirmed by the Members holding Class A Shares. Successors to the initial CEO, CFO, CCO and COO shall be appointed by the Directors in accordance with Article 101, and the appointment of any of the CEO, CFO, CCO or COO may be revoked or terminated at any time by action of the Class A Directors (acting alone), the Class B Directors (acting alone) or all Directors.

121.	In accordance with Article 101, the Directors may appoint one or more secretaries and such other officers as may from time to time be required upon such terms as to duration of office, remuneration and otherwise as they may think fit. Such secretaries or other officers need not be Directors and, in the case of the other officers, may be ascribed such titles as the Directors may decide. The Directors may revoke or terminate any such election or appointment.

122.	Any revocation or termination of an officer of the Company shall be without prejudice to any claim for any damages that such officer may have against the Company or the Company may have against such officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Law or these Articles, the powers and duties of the officers of the Company shall be such (if any) as are determined from time to time by the Directors.

MINUTES

123.	The Directors shall cause minutes to be made and records kept for the purpose of recording:

123.1.	all appointments of officers made by the Directors;

123.2.	the names of the Directors and other persons present at each meeting of the Directors and of any Board Committee; and

123.3.	all resolutions and proceedings at all meetings of the Members or any class of Members and of the Directors and of Board Committees.

124.	The chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

SEALS AND DEEDS

125.	The Directors may determine that the Company shall have a Seal, and if they so determine, shall provide for the safe custody of the Seal. The Seal shall only be used by the authority of the Directors and in the presence of a Director or the Secretary or such other person as the Directors may by resolution appoint for this purpose, and every instrument to which the Seal affixed shall be signed by the relevant person. Notwithstanding the above, annual returns and notices filed under the Law may be executed either as a deed or under Seal and in either case without the need for the authority of a resolution of the Directors.

126.

The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in his presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

127.	In accordance with the Law, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signing of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

DIVIDENDS AND DISTRIBUTIONS

128.	In accordance with the Shareholders Agreement and Article 101, the Directors may from time to time declare dividends to be paid to the Members according to their rights and interests, including such interim dividends as appear to the Directors to be justified by the position of the Company.

129.	No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Law and the Shareholders Agreement.

130.	All dividends shall be declared and paid pro rata according to the number of Shares in respect of which the dividend is paid. All Class A Shares and Class B Shares shall participate equally on a per share basis in all dividends declared and paid by the Company; provided that, in the event that a Member or an Affiliate of a Member also owns a direct equity interest in any Company Subsidiary, the Directors may, in accordance with Article 101, pay a special class dividend on the Class A Shares or the Class B Shares, as applicable, in order to ensure that the aggregate dividends by the Company and the Company Subsidiaries to the Members and their Affiliates take such arrangement and any profit sharing in respect thereof into account.

131.	If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

132.	Any dividend may be paid by cheque sent through the post to the address of, or electronic transfer to an account nominated by, the Member or person entitled thereto in the Register of Members or, in the case of joint holders addressed to the holder whose name stands first in the Register of Members in respect of the Shares at his registered address as appearing on the Register of Members or to such person and such address as, or by electronic transfer to an account nominated by, the Member or person entitled or such joint holders as the case may be may direct in writing. Every such cheque or electronic transfer shall, unless the holder or joint holders may in writing direct, be made payable to the order of the person to whom it is sent or to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register of Members in respect of such Shares. Any cheque shall be sent at the risk of relevant Member and payment of the cheque by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.

133.	The Directors may, in accordance with Article 101, declare that any dividend or distribution is paid wholly or partly by the distribution of specific assets and, in particular, of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such dividend or distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates or ignore fractions altogether and may, in accordance with the Shareholders Agreement, fix the value for dividend or distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to secure equality of distribution, and may vest any such specific assets in trustees as may seem expedient to the Directors.

134.	No dividend or other distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company. All unclaimed dividends or distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend or distribution unclaimed by a Member six (6) years after the dividend or distribution payment date shall be forfeited and revert to the Company.

RESERVES

135.	The Directors may, before declaring any dividend and in accordance with Article 101, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose of the Company or any Company Subsidiary, and pending such application may, at the like discretion and in accordance with Article 101, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward any sums which they think it prudent not to distribute.

CAPITALISATION OF PROFITS

136.	The Directors may, in accordance with Article 101, capitalise any sum standing to the credit of any of the Company’s reserve accounts which are available for distribution (including its share premium account and capital redemption reserve fund, subject to the Law) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.

137.	Where any difficulty arises in regard to any distribution under the last preceding Article, the Directors may, in accordance with Article 101, settle the same as they think expedient and, in particular, authorise any person to sell and transfer any fractions or resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or ignore fractions altogether, and determine that cash payments should be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Directors. The Directors may, in accordance with Article 101, appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

RECORD DATE

138.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination. If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

ACCOUNTING RECORDS

139.	The Directors shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs, to show and explain its transactions and otherwise in accordance with the Law and the Shareholders Agreement.

140.	The accounting records shall be kept at such place or places as the Directors think fit, and shall at all times be open to inspection by the Directors in accordance with the Shareholders Agreement. In accordance with the Shareholders Agreement, each Member shall have the right to inspect any accounting record or book or document of the Company.

SHARE PREMIUM ACCOUNT

141.	The Directors shall establish an account to be called the share premium account and shall carry to the credit of the account from time to time a sum equal to the amount or value of the premium paid on the issue of any Shares.

142.	There shall be debited to the share premium account on the purchase by the Company of its own Shares the amount by which the purchase price exceeds the par value of such Shares; provided however that, at the discretion of the Directors such sum or any part thereof may be paid out of the profits of the Company which would otherwise be available as a dividend or otherwise as provided in the Law.

143.	The Company shall at all times comply with the provision of the Law in relation to the share premium account, the premiums attaching to Shares and the capital redemption reserve fund.

SERVICE OF NOTICES AND DOCUMENTS

144.	Any notice or other document (including a Share certificate) or communication may be given to any Member by the Company either personally or by sending it by courier, post, telex, telefax, email or other electronic transmission to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him. Any notice shall be deemed to be effected:

144.1.	if sent by post, by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting, at the expiration of five (5) Business Days after it was posted (or, (i) if by overnight courier, three (3) Business Days, or (ii) if to an address outside the country of origin, seven (7) Business Days);

144.2.	if sent by telex, telefax, email or other electronic transmission by properly addressing and sending such notice through the appropriate transmitting medium, at the time such telex, telefax, email or other electronic transmission is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day); or

144.3.	if delivered personally, sent by courier or delivered by any other means, by properly addressing and prepaying a letter containing the notice, when delivered at the address specified in the Register of Members.

145.	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

146.	A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

147.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

147.1.	every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

147.2.	every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

148.	No other persons shall be entitled to receive notices of general meetings.

WINDING UP

149.	The Company shall be wound up and then dissolved upon the earliest to occur of any one of the following events (each, a “Winding-Up Event”):

149.1.	the sale or other disposition of all or substantially all the assets of the Company;

149.2.	the written agreement of all the Members holding Class A Shares and the Members holding Class B Shares;

149.3.	at the option of the Members holding Class A Shares or the Members holding Class B Shares, if an Impasse has not been resolved in accordance with Section 3.06 of the Shareholders Agreement, and has persisted for at least two Fiscal Years, provided, however, that in the event of a Compliance Impasse, such two Fiscal Year waiting period shall not apply;

149.4.	at the option of Members holding Class A Shares, upon an Event of Default of the Members holding Class B Shares (subject to the applicable thirty (30)-day cure period);

149.5.	at the option of the Members holding Class B Shares, upon an Event of Default of the Members holding Class A Shares (subject to the applicable thirty (30)-day cure period);

149.6.	at the option of the Members holding Class A Shares or the Members holding Class B Shares, if a Law or policy restricts or limits DWA, the Company or any Company Subsidiary from directly or indirectly participating in any line of business in the Core Business in the manner contemplated by the Shareholders Agreement or the Business Plan in any material respect for a period of twenty-four (24) Months or more, including if the Company or any Company Subsidiary is not able to produce or commence the production of any Feature Film or engage in any other line of business of the Core Business in the manner contemplated by the Shareholders Agreement or the Business Plan for a period of twenty-four (24) Months or more due to any legal restrictions or impediments; or

149.7.	any other event that would, under the Law, require the winding up of the Company.

150.	Upon the occurrence of a Winding-Up Event, all of the business and affairs of the Company will be wound up and liquidated in an orderly manner. The Directors may approve one or more liquidators to act as the liquidator in carrying out such liquidation. Subject to Articles 152 and 153, in performing its duties, the liquidator shall be authorized, upon obtaining any sanction required by the Law, to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Law and in any reasonable manner that the liquidator shall determine to be in the best interest of the Members with the goal of maximizing the proceeds to the Members in accordance with the Shareholders Agreement.

151.	The proceeds of the liquidation of the Company shall be distributed in accordance with the applicable provisions of the Law and, subject thereto, in the following order and priority:

151.1.	first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidator, reasonably necessary therefor);

151.2.	second, to the Members on a pro rata basis in accordance with the actual cash contributions contributed by the Members as of the date of distribution of the liquidation proceeds until each Member receives an amount equal to its actual cash contributions to the Company; and

151.3.	third, to the Members on a pro rata basis in accordance with the number of Shares held by the applicable Member.

152.	Notwithstanding anything to the contrary, upon any dissolution, liquidation or termination of the Company, the License and Services Agreements shall be terminated in accordance with the terms thereof and each such License and Services Agreement shall be treated as if it had a fair market value equal to its value on the date of contribution.

153.	Notwithstanding the provisions of Article 150 and Article 151, upon any dissolution, liquidation or termination of the Company, each Member will receive, on a pro rata basis in accordance with the number of Shares held by such Member, a share of the undivided interests in the Intellectual Property that is owned by the Company; provided, however, that DWA shall receive all right, title and interest in and to the JV Mark in accordance with the terms of the Trademark Assignment and Co-Existence Agreement, which shall terminate in part in accordance with the terms thereof. For the avoidance of doubt, this Article 153 does not apply to any of the Company Derivative IP, the disposition of which shall be as set forth in the DWA Offshore License Agreement and the DWA Onshore License Agreement.

INDEMNITY

154.	Every Indemnified Person shall, in the absence of wilful default or fraud, be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage, cost or expense (including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses on a full indemnity basis properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Article shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election.

155.	No Indemnified Person shall be liable to the Company for acts, defaults or omissions of any other Indemnified Person.

156.	For the avoidance of doubt and in no way in limitation of the indemnification provided for under Article 154, every Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application in which relief from liability is granted to him by the court.

157.	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Articles in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

158.	Each Member and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company; provided however, that such waiver shall not apply to any claims or rights of action arising out of the wilful default or fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

159.	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Articles shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified pursuant to these Articles. Each Member of the Company, by virtue of his acquisition and continued holding of a Share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Article are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company.

ORGANISATION EXPENSES

160.	The preliminary and organisation expenses incurred in forming the Company shall be paid and/or reimbursed by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

OTHER AGREEMENTS

161.	To the extent permitted by the Law, in the event that the provisions of these Articles and the Shareholders Agreement conflict, the provisions of the Shareholders Agreement shall take precedence over these Articles.

CONTINUATION

162.	The Company shall have the power, subject to the provisions of the Law and with the approval of the Directors in accordance with Article 101, to continue as a body incorporated under the laws of any jurisdiction outside of the Cayman Islands and to be de-registered in the Cayman Islands.

AMENDMENT OF MEMORANDUM AND ARTICLES

163.	Subject to and insofar as permitted by the provisions of the Law, the Company may from time to time by Special Resolution alter or amend the Memorandum of Association or these Articles in whole or in part; provided, however, that no such amendment shall affect the rights attaching to any class of Shares without the consent of the Members holding such class of Shares in accordance with the terms of Article 7. Any amendment or alteration of the Memorandum of Association or these Articles shall not adversely affect any right of protection of any Director existing at the time or increase the liability of any director of the Company with respect to any acts or omissions of such Director occurring prior to such amendment or alteration.

EXHIBIT D

FORM OF DWA OFFSHORE LICENSE AGREEMENT

AGREED FORM

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of             , 2012 (the “Effective Date”) by, on the one hand, DreamWorks Animation SKG, Inc., a Delaware corporation (“DWA SKG”), and DreamWorks Animation LLC, a Delaware limited liability company (“DWA LLC” and, together with DWA SKG, “DWA”), and, on the other hand, ODW Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Company”). DWA and Company are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Company, DWA SKG, DWA International Investments, Inc. (“DWA Subsidiary”), [CPE] (“CPE”), China Media Capital (Shanghai) Center L.P. (“CMC”), Shanghai Media Group (“SMG”) and Shanghai Alliance Investment Co., Ltd. (“SAIL,” and together with CMC and SMG, the “CPE Holders”) have entered into a Transaction and Contribution Agreement, dated August 7, 2012 and amended on [—], 2012, and a Shareholders Agreement dated as of the date hereof (respectively, the “Transaction and Contribution Agreement” and the “Shareholders Agreement”), pursuant to which DWA SKG and the CPE Holders have agreed to launch a joint venture to be operated through Company and to effect certain contributions to Company.

B. In furtherance of the transactions contemplated by the Shareholders Agreement and the Transaction and Contribution Agreement, DWA and Company are entering into this Agreement pursuant to which, among other things, DWA LLC will grant certain intellectual property licenses to Company, which Company may sublicense to Company Subsidiaries and (through the Company Subsidiaries) to third Persons, as further described herein.

C. DWA LLC hereby enters into this Agreement and undertakes its obligations hereunder in consideration for the issuance of the Class B Shares to DWA Subsidiary pursuant to Section 2.02(b) of the Transaction and Contribution Agreement, and DWA LLC has directed that the Class B Shares be issued to DWA Subsidiary.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1

DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them in the Shareholders Agreement or, if not defined in the Shareholders Agreement, in the Transaction and Contribution Agreement. The following capitalized terms have the following meanings:

1.1 “Additional DWA Content” means Content licensed or sublicensed to Company, with or without consideration, pursuant to (and as identified in) an Additional License Addendum as described in Section 2.4(e); but in any case, Additional DWA Content does not include Contributed DWA Content provided in exchange for DWA’s equity stake in Company.

1.2 “Additional DWA IP” means any Additional DWA Technology and any Additional DWA Content.

1.3 “Additional DWA Technology” means any technology licensed or sublicensed to Company, with or without consideration, pursuant to (and as identified in) an Additional License Addendum as described in Section 2.4(e); but in any case, Additional DWA Technology does not include Contributed DWA Technology provided in exchange for DWA’s equity stake in Company.

1.4 “Additional License Addendum” has the meaning set forth in Section 2.4(e).

1.5 “Additional Territory” means any territory added to the Licenses pursuant to (and as identified in) an Additional License Addendum as described in Section 2.4(e).

1.6 “Affected IP” has the meaning set forth in Section 6.2.

1.7 “Affiliate” has the meaning set forth in the Shareholders Agreement.

1.8 “Animation Park” means an industry park that the Chinese government designates may hold companies in the animation industry.

1.9 “Approval Items” has the meaning set forth in Section 5.4.

1.10 “Approval Stages” has the meaning set forth in Section 5.4(a).

1.11 “Board of Directors” has the meaning set forth in the Shareholders Agreement.

1.12 “Breaching Party” has the meaning set forth in Section 6.2.

1.13 “Business Day” has the meaning set forth in the Shareholders Agreement.

1.14 “Category-Specific Requirements” has the meaning set forth in Section 5.1.

1.15 “Changes in Law” has the meaning set forth in Section 2.8.

1.16 “Charter” has the meaning set forth in the Shareholders Agreement.

1.17 “China” has the meaning set forth in the Shareholders Agreement.

1.18 “Code” has the meaning set forth in Section 9.15.

1.19 “Company Contractors” has the meaning set forth in Section 2.6.

1.20 “Company Derivative IP” means (a) any Software, Knowhow or other technology that Company (or any Subsidiary Sublicensee, Third Person Sublicensee or Company Contractor) creates or develops (alone or with others but not Software, Knowhow or other technology created or developed by or for DWA or any of its Affiliates) that is an improvement, modification, change, enhancement, or update to any DWA Technology, or is based upon or derived from any DWA Technology, or that is added to and becomes a part of any DWA Technology; and (b) any element of Content that Company (or any Subsidiary Sublicensee, Third Person Sublicensee or Company Contractor) creates or develops (alone or with others) that is an improvement, modification, change, enhancement, or update to any element of DWA Content, or is based upon or derived from any element of DWA Content, or that is added to and becomes a part of any element of DWA Content and, in each of the foregoing cases, is of the same type and kind as such original element of DWA Content (for example and for purposes of illustration only, a particular derivative character or story created by the Company based on an existing DWA character or story). For avoidance of doubt and without limiting the generality of the foregoing, an element of Content will not be deemed to be Company Derivative IP merely because it is developed or generated using DWA Technology if it does not otherwise meet the criteria set forth in subsection (b) above.

1.21 “Company Enforcement Requirements” has the meaning set forth in Section 6.5.

1.22 “Company IP” means any Intellectual Property that Company or any Subsidiary Sublicensee or other Company Subsidiary creates or develops (alone or with others), or has created or developed by a Person other than DWA or its Affiliates under the Consulting and Training Services Agreement (the characterization and treatment of which will be determined as provided under the Consulting and Training Services Agreement), or acquires or otherwise obtains, that is not Company Derivative IP, and any improvements, enhancements, updates, additions, modifications or derivative works

2

to any of the foregoing that Company or any Subsidiary Sublicensee or other Company Subsidiary creates or develops (alone or with others), or has created or developed by a Person other than DWA or its Affiliates under the Consulting and Training Services Agreement (the characterization and treatment of which will be determined as provided under the Consulting and Training Services Agreement), or acquires or otherwise obtains, that is not Company Derivative IP (except that Company IP does not include any Intellectual Property created or developed in violation of the terms of this Agreement).

1.23 “Company Matching Right Expiration Date” has the meaning set forth in Section 2.4(d).

1.24 “Company Matching Right Notice” has the meaning set forth in Section 2.4(c).

1.25 “Company ROFR Notice” has the meaning set forth in Section 4.4(a).

1.26 “Company ROFR Reply” has the meaning set forth in Section 2.4(b).

1.27 “Company Subsidiaries” means the Production Subsidiary, the Production WFOE, the Ancillary Subsidiary, the Ancillary WFOE, and any other direct or indirect Subsidiaries of Company.

1.28 “Company Third Party IP” has the meaning set forth in Section 3.6.

1.29 “Company Third Party Transaction” has the meaning set forth in Section 4.4 (a).

1.30 “Confidential Information” means Knowhow and other information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

1.31 “Consulting and Training Services Agreement” means the Consulting and Training Services Agreement, dated [    ], by DWA WFOE, the Ancillary WFOE and the Production WFOE.

1.32 “Consumer Products” means all consumer products and merchandise of whatever kind or nature (including any such products or merchandise in an Interactive Content), including products and merchandise used for or in connection with the promotion and marketing of Entertainment Properties.

1.33 “Content” means Works of Authorship other than Software or other technology.

1.34 “Content License” has the meaning set forth in Section 2.1.

1.35 “Content-Specific Requirements” has the meaning set forth in Section 2.10(b).

1.36 “Contributed DWA Content” means the DWA Content listed on Schedule 1 which is contributed by license, or is required to be contributed by license, by DWA, the DWA WFOE, or any Affiliate of DWA to Company or any Company Subsidiary in exchange (in part) for DWA’s equity stake in Company pursuant to the Transaction Documents.

1.37 “Contributed DWA IP” means the Contributed DWA Content and the Contributed DWA Technology.

1.38 “Contributed DWA Technology” means the DWA Technology that is listed on Schedule 2 which is contributed by license, or is required to be contributed by license, by DWA, the DWA WFOE, or any Affiliate of DWA to Company or to any Company Subsidiary in exchange (in part) for DWA’s equity stake in Company pursuant to the Transaction Documents.

1.39 “Core Business” has the meaning set forth in the Shareholders Agreement.

1.40 “Corporate Names” means (b) the English language Trademark ORIENTAL DREAMWORKS; and (c) the “Panda in the Moon” logo Trademark.

1.41 “Debtor Relief Law” has the meaning set forth in Section 9.15.

1.42 “Disclosing Party” has the meaning set forth in Section 7.1.

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1.43 “DWA Content” means Motion Picture Content, Live Stage Production Content and any other Content that is contributed by license or otherwise provided under license, or is required to be contributed by license or otherwise provided under license, by DWA or its Affiliates to Company or to any Company Subsidiary under the Transaction Documents, namely the Contributed DWA Content, Company Derivative IP that is Content, and any Additional DWA Content.

1.44 “DWA Corporate Transaction” has the meaning set forth in Section 9.3.

1.45 “DWA Matching Right Expiration Date” has the meaning set forth in Section 4.5(b).

1.46 “DWA Matching Right Notice” has the meaning set forth in Section 4.5(a).

1.47 “DWA IP” means DWA Content, DWA Technology, and DWA Trademarks.

1.48 “DWA ROFR Notice” has the meaning set forth in Section 2.4(a).

1.49 “DWA ROFR Reply” has the meaning set forth in Section 4.4(b).

1.50 “DWA Technology” means Software, Knowhow and other technology that is contributed by license or otherwise provided under license, or is required to be contributed by license or otherwise provided under license, by DWA or its Affiliates to Company or to any Company Subsidiary under the Transaction Documents, namely the Contributed DWA Technology; Company Derivative IP that is Software, Knowhow or other technology; and any Additional DWA Technology, and all patches, fixes, updates, upgrades, and new releases (but not New Versions that Company has not licensed under an Additional License Addendum) to any of the Software included in the Contributed DWA Technology or Additional DWA Technology that DWA or the applicable Affiliates deploys in its own production environment (subject to the modifications described in Section 8.1), including that DWA delivers or is required to deliver to Company or any Company Subsidiary under the Consulting and Training Services Agreement or an Additional License Addendum.

1.51 “DWA Third Party Transaction” has the meaning set forth in Section 2.4(a).

1.52 “DWA Trademarks” means (a) any Trademarks based on or derived from elements of DWA Content, such as Trademarks that are based on or derived from Motion Picture titles, characters and character names (but, for clarity, not Trademarks that may be included in Motion Pictures or other DWA Content but are not themselves derived from or based on such Content, such as the DREAMWORKS word mark, the Boy in the Moon logo, or other DREAMWORKS-based marks or logos); (b) the English language Trademark ORIENTAL DREAMWORKS; and (c) the “Panda in the Moon” logo Trademark.

1.53 “DWA WFOE” will have the meaning set forth in the Shareholders Agreement.

1.54 “Entertainment Properties” means Motion Pictures, Television Motion Pictures, Video Games, Interactive Content, Live Stage Productions, Theme Parks, Animation Parks and Online Distribution Platforms.

1.55 “Escalation Process” has the meaning set forth in Section 6.2.

1.56 “Family Friendly,” with respect to any Entertainment Property, Consumer Product or other Content, means that such Entertainment Property, Consumer Product or other Content is targeted to and reasonably appropriate for family audiences and consumers. Without limiting the generality of the foregoing, a Motion Picture or a Television Motion Picture will not be deemed to be Family Friendly if it would receive a rating more restrictive than “G” or “PG” under the rating standards used by the Motion Picture Association of America (regardless of whether such Motion Picture or Television Motion Picture is actually submitted to the Motion Picture Association of America for rating).

1.57 “Feature Film” means a Motion Picture with a running time of seventy (70) minutes or more and intended for initial theatrical exhibition.

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1.58 “Industry Standard” means, as specified in Schedule 9 or as DWA otherwise provides to Company in writing, as applicable to any line of business within the Core Business, applicable industry standards and best practices as set by industry groups and trade associations in the Territory and generally followed by first class companies in such line of business.

1.59 “Intellectual Property” or “IP” means all (a) technology, formulae, algorithms, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) specifications, designs, models, devices, prototypes, schematics and development tools; (d) Works of Authorship, including Content and Software; (e) databases and other compilations and collections of data or information; (f) Trademarks; (g) Knowhow; (h) Confidential Information; and (i) tangible embodiments of any of the foregoing and of any Intellectual Property Rights, in any form or media whether or not specifically listed herein.

1.60 “Intellectual Property Rights” means all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (a) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements; (b) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated); (c) other rights with respect to Software, including registrations thereof and applications therefor; (d) industrial design rights and registrations thereof and applications therefor; (e) rights with respect to Trademarks, and all registrations thereof and applications therefor; (f) rights with respect to Confidential Information, including trade secret rights and rights to limit the use or disclosure thereof; (g) rights with respect to databases and other compilations and collections of data or information, including registrations thereof and applications therefor; (h) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (i) any rights equivalent or similar to any of the foregoing.

1.61 “Interactive Content” means any audio, visual or audiovisual work and any and all elements to the foregoing that may be exploited through any arrangement, apparatus, device, interface, process, procedure, method, manner, medium, media, means or way, any of the foregoing whether now known or hereafter devised, in which the end user or viewer has the ability to interact with or participate in such audio, visual or audiovisual work (but such interaction will not amount to gameplay or be considered a Video Game), including the ability to (a) choose the presentation of audio or video portions of the audio, visual or audiovisual work or elements of the same, including, by means of determining how the audio or video portions are exhibited (e.g., different camera angles, commentary, microphone “feeds” or other audio tracks or background music) or selecting the order in which such audio or video portions appear, (b) engage in two-way transmissions that include the ability for the end user or viewer to access the work or any information, products or services related to the work, including by utilizing “hyperlinks” or other “click-through” options to link directly to an Internet web-page or similar location, or the activation of on-screen commands to access HTML or other pages, or (c) otherwise view or interact with the work or elements in a non-linear fashion.

1.62 “Knowhow” means procedures, processes, methods, techniques, knowhow, and information.

1.63 “Law” has the meaning set forth in the Shareholders Agreement.

1.64 “License Term” means the term of each License as set forth in this Agreement or the applicable Additional License Addendum.

1.65 “Licenses” means the licenses granted to Company under this Agreement or any Additional License Addendum.

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1.66 “Live Stage Production” means the presentation of literary material (e.g., a screenplay, play, script or other written material) on the spoken stage with live performers appearing and speaking in the immediate presence of the viewing audience. For clarity, such a presentation for the primary purpose of photographing and recording the presentation for use in a Motion Picture or for the promotion of a Motion Picture will not be deemed a Live Stage Production.

1.67 “Live Stage Production Content” means, with respect to any Live Stage Production, the characters, plot elements, scenes, stories, and names incorporated therein.

1.68 “Manufacturing Agreement” has the meaning set forth in Section 2.6.

1.69 “Motion Picture” means any audiovisual work in which pictures, images, and visual and aural representations are recorded or otherwise preserved for display by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, except that Video Games will not be deemed to be Motion Pictures. To avoid doubt, Motion Picture includes any Television Motion Picture.

1.70 “Motion Picture Content” means, with respect to any Motion Picture (including any Television Motion Picture), the characters, plot elements, scenes, stories, and names incorporated therein.

1.71 “New Version” means a modification or new version of any of the Software licensed as part of the DWA Technology hereunder that both contains substantial new features, functionality and performance and is designated by DWA and any of its Affiliates as a new version of such Software (such as by assigning a new version number to such new version).

1.72 “Non-breaching Party” has the meaning set forth in Section 6.2.

1.73 “Online Distribution Platform” means a website or other Internet, online, mobile, networked or connected property, location, site or platform operated by or for Company or any Company Subsidiary for distribution, display, use, access or other commercialization or exploitation in the Territory of Motion Pictures, Television Motion Pictures, and Video Games that complies with the requirements set forth in this Agreement.

1.74 “Open Source” means Software or similar subject matter that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative.

1.75 “Partial License Termination” has the meaning set forth in Section 6.4.

1.76 “Person” has the meaning set forth in the Shareholders Agreement.

1.77 “Production WFOE” has the meaning set forth in the Shareholders Agreement.

1.78 “Prohibited Licensees” means all major film studios, including The Walt Disney Company, Fox Entertainment Group, Time Warner Inc./Warner Bros., Sony Corporation/Sony Pictures, Viacom, Inc./Paramount Pictures, NBCUniversal, Inc./Universal Studios, and any Motion Picture-related or television-related Affiliates, joint ventures, and successors of any of the foregoing (provided that, with respect to any joint venture, the joint venture is at least forty percent (40%) owned or controlled by the applicable major film studio), and any licensee or other Person that does business under the same Trademarks as any of the foregoing.

1.79 “Receiving Party” has the meaning set forth in Section 7.1.

1.80 “Residuals” has the meaning set forth in Section 7.2.

1.81 “Requisite Efforts” means, with respect to any Substantial Breach, the efforts that a reasonable person in the position of the Breaching Party in similar circumstances would use to, as

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expeditiously as reasonably possible, stop the activity giving rise to the Substantial Breach and to the extent commercially reasonable to remediate the harm caused by the Substantial Breach (for example, by recalling and destroying unauthorized or noncompliant products, imposing disciplinary measures on or terminating employees responsible for the Substantial Breach, and taking other reasonable corrective measures intended to stop and prevent the recurrence of such Substantial Breach), in each case subject to applicable Law.

1.82 “Shareholders Agreement” has the meaning set forth in Recital A.

1.83 “Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

1.84 “Style Guides” means the style guides for specific elements of Motion Pictures, Television Motion Pictures and Live Stage Productions included in DWA Content, and that are either provided to Company by DWA in advance and in writing or are developed by Company or any Company Subsidiaries and approved by DWA pursuant to Section 5.4, and that describe the proper use and display of such specific elements of such Motion Pictures, Television Motion Pictures and Live Stage Productions on and in connection with Consumer Products.

1.85 “Sublicense Agreement” means any Subsidiary Sublicense Agreement or Third Person Sublicense Agreement.

1.86 “Sublicensees” means Subsidiary Sublicensees and Third Person Sublicensees.

1.87 “Subsidiary” has the meaning set forth in the Shareholders Agreement.

1.88 “Subsidiary Sublicense Agreement” has the meaning set forth in Section 2.5(a).

1.89 “Subsidiary Sublicensee” has the meaning set forth in Section 2.5(a).

1.90 “Substantial Breach” means a breach of this Agreement with respect to one or more specific items of Affected IP, that (a) has a substantial and subsisting adverse impact on the Non-breaching Party’s use of, rights in, or enjoyment of the benefits of such Affected IP, including with respect to the Intellectual Property Rights in such Affected IP, or (b) fundamentally impairs the transactions contemplated under this Agreement, the Shareholders Agreement and the other Transaction Documents.

1.91 “Substantial Breach Notice” has the meaning set forth in Section 6.2.

1.92 “Technology License” has the meaning set forth in Section 2.2.

1.93 “Television Motion Picture” means any Motion Picture (including a television series and any pilot or individual episode thereof), that is produced for initial exhibition on television, including broadcast, cable, satellite, online and all other forms of television exhibition and distribution.

1.94 “Term” has the meaning set forth in Section 6.1.

1.95 “Territory” means China and any Additional Territory except that, only with respect to the Trademark License for the English language Trademark ORIENTAL DREAMWORKS and the “Panda in the Moon” logo Trademark, the Territory also includes regardless of whether the Parties have entered into an Additional License Addendum regarding the same or DWA has otherwise provided its consent (a) such other jurisdictions as may be approved by the Board of Directors as a Special Decision in accordance

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with the Charter and the Shareholders Agreement for such time as the Charter provides that the expansion of the Territory is a matter requiring the affirmative vote of at least one Class B Director appointed by DWA SKG or an Affiliate of DWA SKG in its capacity as Class B Holder and (b) such other jurisdictions as may be approved by DWA in writing at any time from and after the Charter ceasing to provide that the expansion of the Territory is a matter requiring the affirmative vote of at least one Class B Director appointed by DWA SKG or an Affiliate of DWA SKG in its capacity as Class B Holder.

1.96 “Theme Park” means an amusement park or similar grouping of entertainment attractions, such as rides and other events, in a particular location for the enjoyment of the general public in which the branding, landscaping, buildings, and attractions are based on one or more specific themes, including the branding, signage, rides, events and shows, interactive attractions, landscaping and building features, mascots and characters, costumes, promotional and advertising materials, and similar materials and attractions.

1.97 “Third Party IP” means Software or other Works of Authorship or other Intellectual Property owned or controlled by third Persons (including any Open Source owned or controlled by third Persons).

1.98 “Third Person Rights” has the meaning set forth in Section 2.7.

1.99 “Third Person Sublicense Agreement” has the meaning set forth in Section 2.5(b).

1.100 “Third Person Sublicensee” has the meaning set forth in Section 2.5(b).

1.101 “Trademark License” has the meaning set forth in Section 2.3.

1.102 “Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, corporate and company names, domain names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

1.103 “Transaction and Contribution Agreement” has the meaning set forth in Recital A.

1.104 “Video Games” means all interactive video games of any kind or nature, including, the written materials, characters, plot elements, scenes, stories, names, visual effects, music, sound effects, voiceover tracks, and all content incorporated therein or created in connection with the production or promotion thereof, whether such gameplay is delivered electronically or through physical means for arcade, console, personal computer, handset device, mobile device or online, Internet, web, networked or connected platforms or any successor or derivative devices or platforms or any other device or platform now existing or hereafter conceived (including, massively multiplayer online games, casual games, social media games, streaming games and downloaded games).

1.105 “Works of Authorship” means Motion Pictures, Television Motion Pictures, Motion Picture Content, Software, Video Games, Interactive Content, Live Stage Productions and Live Stage Production Content, and all other content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

Section 2

LICENSES TO COMPANY

2.1 Content License Grant. Subject to the terms and conditions of this Agreement, DWA LLC hereby grants to Company, under all Intellectual Property Rights in or to the DWA Content that DWA or any of its Affiliates owns or otherwise has the right to license, a royalty-free (except as may be set forth in an Additional License Addendum), nonexclusive, nontransferable (except as provided in Section 9.3) and non-sublicensable (except as set forth in Section 2.5) license during the License Term in the Territory as part of, for or otherwise in connection with the Core Business, to use, adapt, re-cast, reproduce, modify, create derivative works from, and copy the DWA Content to (a) author, design, create, produce, develop,

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make, have made (subject to Section 2.6) and manufacture Motion Pictures and Television Motion Pictures, Video Games, Interactive Content, Live Stage Productions, Theme Parks, Animation Parks, and other Entertainment Properties, other Content and Consumer Products (but not, with respect to the Contributed DWA Content, any Feature Films or any prequels or sequels except prequels or sequels that are Television Motion Pictures), and (b) sell, offer for sale, import, rent, lease, distribute, transmit, broadcast, provide, make available, publish, exhibit, perform and display publicly or otherwise, present, operate, promote, advertise, publicize, market and otherwise dispose of, commercialize and exploit, in all ways and mediums, now existing or hereafter conceived, such Motion Pictures and Television Motion Pictures, Video Games, Interactive Content, Live Stage Productions, Theme Parks, Animation Parks, and other Entertainment Properties, other Content and Consumer Products (but not, with respect to the Contributed DWA Content, any Feature Films or any prequels or sequels except prequels or sequels that are Television Motion Pictures) that, in each of case (a) and (b), meet all Content-Specific Requirements that are applicable (such license, the “Content License”). For avoidance of doubt, the requirement that such Motion Pictures and Television Motion Pictures, Video Games, Interactive Content, Live Stage Productions, Theme Parks, Animation Parks, and other Entertainment Properties, other Content and Consumer Products meet the applicable Content-Specific Requirements in order to be licensed will not preclude or prohibit Company from creating and submitting to DWA the samples and other approval materials required with respect to Approval Items as described in Section 5.4 and the Category-Specific Requirements, and Company will have the right under the Content License to create and submit such samples and other approval materials as described in Section 5.4 and the Category-Specific Requirements. The License Term for the Content License granted under this Section 2.1 will commence on the Effective Date and will continue thereafter for the Term, unless sooner terminated as set forth in Section 6.

2.2 Technology License Grant

(a) License. Subject to the terms and conditions of this Agreement, DWA LLC hereby grants to Company, under all Intellectual Property Rights in or to the DWA Technology that DWA or any of its Affiliates owns or otherwise has the right to license, a royalty-free (except as may be set forth in an Additional License Addendum), nonexclusive, nontransferable (except as provided in Section 9.3) and non-sublicensable (except as set forth in Section 2.5) license during the License Term to use the DWA Technology for Company’s internal business operations in connection with operation of the Core Business (the “Technology License”). The Technology License does not include the right to use the DWA Technology to provide production services, development services, or other services to third Persons but, for clarity, does include the right for the Company to use the DWA Technology in connection with its own work on co-productions with third Persons (to be clear, in any such co-production, the use of the DWA Technology must be by the Company or a Subsidiary Sublicensee and not by the applicable third Party). In addition, for clarification and notwithstanding the generality of the foregoing, with respect to any items of DWA Technology that DWA or any of its Affiliates distributes as embedded components in its own Content as part of the intended and normal use of such DWA Technology, the Technology License includes the right to distribute such embedded components as embedded in the Content in connection with which such components are used, in each case to the same extent and in the same manner that DWA or such Affiliate distributes such embedded components in its own Content. The License Term of the Technology License will commence on the Effective Date and will continue thereafter for the Term, unless sooner terminated as set forth in Section 6. To be clear, and notwithstanding the restrictions set forth in Section 2.10(a) or anything else in this Agreement, intended or normal use of scripted or configured code within the DWA Technology for its intended purpose that involves re-scripting or configuration will not be deemed to be and will not be a violation of the restrictions on modification set forth in Section 2.10(a). Company understands and acknowledges that re-scripting or configuration other than as done by DWA or any of its Affiliates in its production environment or according to documentation provided by DWA or any of its Affiliates may cause the applicable DWA Technology or patches, fixes, updates, upgrades, and new releases to such DWA Technology not to function properly and Company agrees that DWA is not responsible for any such problems.

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(b) Source Code Access; Support and Updates. Company has the right to use the Software included in the DWA Technology only in object code form except as follows:

(i) If, during the Term of the Consulting and Training Services Agreement, a modification to the Software within the Contributed DWA Technology or Additional DWA Technology is required in connection with Company’s development of a Motion Picture, Television Motion Picture or other Entertainment Properties or Content or integration with other technology, Company may request that the DWA WFOE provide such modification on commercially reasonable terms pursuant to the Consulting and Training Services Agreement. If the DWA WFOE is unwilling or unable to provide the requested modification on commercially reasonable terms, either Party may escalate the matter to the Board of Directors for resolution. If (x) the Board of Directors resolves as a Special Decision in accordance with the Charter (during the period that the Charter provides that Special Decisions are a matter requiring the affirmative vote of at least one Class B Director appointed by DWA SKG or an Affiliate of DWA SKG in its capacity as Class B Holder) that Company may make such modification itself in connection with development of such Motion Picture or Television Motion Picture or (y) DWA otherwise consents in its reasonable discretion, then DWA and Company will enter into an Additional License Addendum providing Company with such right to modify and access to the source code of the applicable Contributed DWA Technology or Additional DWA Technology to the extent necessary to perform such modification at no additional cost and otherwise on the same terms as Technology License. Such source code will be treated as Special Technical Information as set forth in Section 7.2.

(ii) DWA, including through the DWA WFOE, will, at no cost to Company and until DWA and any applicable Affiliate of DWA ceases to use and maintain such Software itself, provide patches, fixes, updates, and upgrades (but not New Versions) to Company for particular Software within the Contributed DWA Technology or Additional DWA Technology that DWA or the applicable Affiliate deploys into production in its own environment (subject to the modifications described in Section 8.1). If DWA ceases to use or maintain such Software itself at a time that Company is continuing to use such Software and, as a result, DWA (and the DWA WFOE) ceases to provide such support and maintenance and the forgoing modifications to Company for such Software pursuant to the Consulting and Training Services Agreement or otherwise, then, upon Company’s request, the Parties will enter into an Additional License Addendum at no additional cost and otherwise on the same terms as Technology License except that DWA will provide the Company with the right to modify and access the source code for such Software to allow Company to maintain such Software for itself in place of the DWA WFOE. Such source code will be treated as Special Technical Information as set forth in Section 7.2. In addition, for a period of ten (10) years from the Effective Date, Company may, at its option, license under an Additional License Addendum any New Versions and any additional or replacement Contributed DWA Technology or Additional DWA Technology at a cost negotiated by the Parties in good faith and otherwise on the same terms as the Technology License (except for the cost).

2.3 Trademark License Grant. Subject to the terms and conditions of this Agreement, DWA LLC hereby grants to Company, under all Intellectual Property Rights in or to the DWA Trademarks that DWA or any Affiliate of DWA owns or otherwise has the right to license, a royalty-free, exclusive (even as to DWA and its Affiliates) only as to the English language Trademark ORIENTAL DREAMWORKS and the “Panda in the Moon” logo Trademark and nonexclusive as to all other DWA Trademarks, nontransferable (except as provided in Section 9.3) and non-sublicensable (except as set forth in Section 2.5) license during the License Term in the Territory as part of, for or otherwise in connection with the Core Business, to use and display the DWA Trademarks on and in connection with the sale, advertising, publicizing, promotion, marketing and other commercialization of any Motion Pictures, Television Motion Pictures, Video Games, Live Stage Productions, Theme Parks, Animation Parks, Interactive Content, and other Entertainment Properties, other Content, and Consumer Products that meet the applicable Content-Specific Requirements or, in the case of the use of a Corporate Name only as Company’s corporate name or corporate logo, the requirements set forth in Sections 5.1 and 5.3 (such license, the “Trademark

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License”). The License Term for the Trademark License granted under this Section 2.3 will commence on the Effective Date and will continue thereafter for the Term, unless sooner terminated as set forth in Section 6. As used in this Agreement, use of a Corporate Name “as Company’s corporate name or corporate logo” means use as a trade name to refer to Company or a Company Subsidiary as an entity, including as part of credits in an Entertainment Property or in advertising or other informational materials, and not as a brand or trademark for any goods or services.

2.4 Additional Licenses.

(a) If at any time DWA or any of its Affiliates intends, or is considering entering into any negotiations or discussions with any third Person, to license, assign, transfer, dispose of or otherwise provide to such third Person any DWA Content that is not already included in the Content License, or otherwise enter into any arrangements or agreements with, or grant any rights to, any third Person, in each case with respect to any such DWA Content for use, disposition, or other exploitation within the Core Business inside China (each, a “DWA Third Party Transaction”), DWA, on behalf of itself and its Affiliates, will first give Company written notice of the material terms and conditions (financial and otherwise) of the contemplated DWA Third Party Transaction (the “DWA ROFR Notice”) and offer to include such DWA Content within the scope of the Licenses pursuant to an Additional License Addendum. For avoidance of doubt, DWA Third Party Transactions include only licensing, assignment and other transactions within the Core Business and do not include (and this Section 2.4 does not apply to) (i) any DWA Corporate Transaction or to any Content of any third Person that becomes an Affiliate of DWA SKG or DWA LLC as a result of a DWA Corporate Transaction or as a result of an acquisition by or merger with DWA SKG or DWA LLC (or any Affiliate of DWA SKG or DWA LLC), (ii) any extension, renewal or replacement of any Third Person Rights under Section 2.7, or (iii) any distribution arrangements with respect to DWA’s or its Affiliates’ own Motion Pictures or other Entertainment Properties.

(b) For and within a period of thirty (30) days following Company’s receipt of the DWA ROFR Notice, Company may deliver to DWA written notice as to whether Company elects to enter into an Additional License Addendum with DWA (or the applicable DWA Affiliate) to add the applicable DWA IP to the Licenses on the terms and conditions described in the DWA ROFR Notice (the “Company ROFR Reply”). If Company does not deliver the Company ROFR Reply within such time period or does not elect to enter into an Additional License Addendum with DWA (or the applicable DWA Affiliate), then DWA (or such DWA Affiliate) may enter into negotiations with third Persons regarding the DWA Third Party Transaction described in the DWA ROFR Notice.

(c) Prior to DWA (or any DWA Affiliate) entering into any binding or definitive agreement or other arrangement with any third Person with respect to any DWA Third Party Transaction following the negotiations described in Section 2.4(b), DWA will send written notice to Company (the “Company Matching Right Notice”), which notice must contain the material terms and conditions (financial and otherwise) of any such proposed agreement or other arrangement.

(d) For a period of thirty (30) days following Company’s receipt of the Company Matching Right Notice (the thirtieth (30th) day following the date of such receipt, the “Company Matching Right Expiration Date”), Company may elect to enter into an Additional License Addendum with DWA (or the applicable DWA Affiliate) on the terms and conditions described in the Company Matching Right Notice. If Company so elects, then DWA will (or will cause such DWA Affiliate to) enter into an Additional License Addendum with Company to include the applicable DWA IP in the Licenses on the terms and conditions set forth in the Company Matching Rights Notice, and the Parties will agree upon and enter into the Additional License Addendum on the terms and conditions set forth in the Company Matching Right Notice prior to the Company Matching Right Expiration Date. If Company does not elect to enter into such an Additional License Addendum with DWA (or the applicable DWA Affiliate) prior to the Company Matching Right Expiration Date, then DWA (or such DWA Affiliate) may enter into a definitive agreement with the relevant third Person on the terms and conditions set forth in the Company Matching

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Right Notice; provided, however, that if DWA (or such DWA Affiliate) and such third Person do not enter into a definitive agreement and consummate the applicable DWA Third Party Transaction prior to the thirtieth (30th) day following the Company Matching Right Expiration Date, the provisions of Sections 2.4(a), (b), (c) and (d) will again apply to any such DWA Third Party Transaction.

(e) In addition to and not in lieu or limitation of the foregoing, either Party may propose to enter into an Additional License Addendum to add or include any Additional DWA IP or Additional Territories to the Licenses. If the Parties agree to add or include such Additional DWA IP or Additional Territories to the Licenses, they will execute an “Additional License Addendum” substantially in the form of Schedule 4 memorializing the same, including the applicable Additional DWA IP or Additional Territories and, as applicable, all preexisting contractual arrangements with third Persons (and the preexisting limitations and restrictions imposed thereby) with respect to the particular Additional DWA IP (if any), the scope and License Term of the new or modified License, and the consideration (if any) to be paid by Company with respect to the Additional DWA IP or Additional Territories, which consideration will be subject to the mutual agreement of the Parties in good faith, and in any event will be no more than a commercially reasonable and fair market amount for the applicable territory. No Additional DWA IP or Additional Territory will be included in the Licenses unless and until the Parties have executed an applicable Additional License Addendum (except to the extent set forth in Section 1.95 with respect to the Trademark License for the English language Trademark ORIENTAL DREAMWORKS and the “Panda in the Moon” logo Trademark). Neither Party will be obligated to enter into any Additional License Addendum. Upon execution, each Additional License Addendum will be deemed incorporated into this Agreement and, except as expressly set forth in the applicable Additional License Addendum, all Licenses granted in any Additional License Addendum will be subject to this Agreement.

2.5 Sublicensing. Except as expressly set forth in this Section 2.5 (or in an Additional License Addendum), Company will not (and Company has no right to) sublicense any of the Licenses. The Licenses are sublicensable only as follows:

(a) Sublicenses to Company Subsidiaries. Company may grant sublicenses of (i) the Content License and Trademark License to any Company Subsidiaries (each, a “Subsidiary Sublicensee”) (including the right to grant further sublicenses on the terms and conditions provided in Section 2.5(b)), and (ii) of the Technology License to the Ancillary Subsidiary, Production Subsidiary, Theme Park Subsidiary, and Animation Park Subsidiary (but not to other Company Subsidiaries and with no right to grant further sublicenses). Each such sublicense must be granted in a written agreement (each a “Subsidiary Sublicense Agreement”) that includes at least the terms set forth in Schedule 5 of this Agreement (and does not contain any terms that are inconsistent with the terms set forth in Schedule 5) and that otherwise complies with this Agreement. Without limitation of the foregoing, each such Subsidiary Sublicense Agreement will be of no greater scope or duration than, and will be subject to all of the limitations and restrictions (including territory restrictions) imposed on, the applicable License as set forth in this Agreement. Company will enforce, and will require each Subsidiary Sublicensee to comply with, the terms and conditions of the applicable Subsidiary Sublicense Agreement. In addition, Company will provide DWA with a copy of each Subsidiary Sublicense Agreement promptly after execution.

(b) Sublicenses to Other Third Persons. As part of the Subsidiary Sublicense Agreements, Company may authorize the Subsidiary Sublicensees to grant sublicenses of the Content License and Trademark License to third Persons (each, a “Third Person Sublicensee”) of Company’s rights only for: (i) manufacturing, advertising, promoting, marketing, selling and distributing Consumer Products; (ii) producing, advertising, promoting, marketing, selling, displaying and presenting Live Stage Productions that were initially produced by a Subsidiary Sublicensee; (iii) advertising, promoting, marketing, distributing, displaying and exhibiting Motion Pictures, including television exhibition, theatrical exhibition, online and interactive distribution and display, and any other form of distribution, display and exhibition (but not the production, development or creation of Motion Pictures); (iv) publishing, operating, advertising, promoting, marketing, selling, distributing and displaying Video Games

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(but not the production, development or creation of Video Games); (v) publishing, operating, advertising, promoting, marketing, selling, distributing and displaying Interactive Content and other Content (but not the production, development or creation of Interactive Content and other Content); (vi) enabling a co-production, co-distribution or other co-commercialization of a Motion Picture or other Entertainment Property or other Content between Company and a third Person (provided that, in any such co-production, co-distribution or other co-commercialization, the actual creation of the Content under the Content License must be performed by the Company or a Subsidiary Sublicensee and not by the applicable third Party). Each such sublicense must be granted in a written agreement (each a “Third Person Sublicense Agreement”) that includes at least the terms set forth in Schedule 5 of this Agreement (and does not contain any terms that are inconsistent with the terms set forth in Schedule 5) and that otherwise complies with this Agreement. Without limitation of the foregoing, each Third Person Sublicense Agreement will be of no greater scope or duration than, and will be subject to all of the limitations and restrictions (including territory restrictions) imposed on, the applicable License as set forth in this Agreement. Company will ensure that each Subsidiary Sublicensee uses commercially reasonable efforts to enforce the terms and conditions of each Third Person Sublicense Agreement. In addition, Company will cause each Subsidiary Sublicensee to, as applicable, provide DWA with a copy of each Third Person Sublicense Agreement promptly after execution, and Company will cause each Subsidiary Sublicensee to, as applicable, use commercially reasonable efforts to include DWA as an intended third party beneficiary of each Third Person Sublicense Agreement with the right to enforce the terms and conditions of such agreements as if DWA were a party thereto to the extent permitted by applicable Law. Notwithstanding the foregoing or anything else to the contrary, but subject to Section 4.6, Company will not (and has no right to) grant or authorize any Subsidiary Sublicensee to grant a sublicense to any Prohibited Licensee.

2.6 Have Made Rights; Third Person Contractors. As part of Company’s and the Subsidiary Sublicensees’ exercise of the applicable Licenses and Subsidiary Sublicenses, Company and the Subsidiary Sublicensees may have third Person contractors, consultants, and manufacturers (“Company Contractors”) access and use the applicable DWA IP on Company’s and the Subsidiary Sublicensees’ behalf, as applicable, during the License Term in the Territory in order to provide services to Company and such Subsidiary Sublicensees, as applicable, and such exercise, access and use in order to provide services to Company will not be considered a sublicense hereunder and will not be subject to the restrictions set forth in Section 2.5 above (and such Company Contractors will not be deemed to be Sublicensees merely because the compensation paid by Company for the applicable services includes a revenue share). Services to be performed by Company Contractors hereunder may include services such as (a) manufacturing and assembling Consumer Products that use, display, incorporate or include DWA Content or DWA Trademarks and comply with the Content-Specific Requirements or, in the case of the use of a Corporate Name only as Company’s corporate name or corporate logo, the other requirements set forth in Sections 5.1 and 5.3, for Company or the Company Subsidiary, as applicable, (b) performing formatting, compression and other similar services for DVDs, Blu-ray discs and other optical discs and storage media of any kind or nature, now existing or hereafter conceived, containing Motion Pictures, Television Motion Pictures, Video Games and other Entertainment Properties, and other Content, in each case that

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use, display, incorporate or include DWA Content or DWA Trademarks and comply with the Content-Specific Requirements or, in the case of the use of a Corporate Name only as Company’s corporate name or corporate logo, the other requirements set forth in Sections 5.1 and 5.3, (c) selling (at retail or wholesale), offering for sale, importing, marketing, distributing, advertising, promoting and publicizing Motion Pictures, Television Motion Pictures, Video Games and other Entertainment Properties, other Content, and Consumer Products, in each case that use, display, incorporate or include DWA Content or DWA Trademarks and comply with the Content-Specific Requirements or, in the case of the use of a Corporate Name only as Company’s corporate name or corporate logo, the other requirements set forth in Sections 5.1 and 5.3, and (d) performing any other services on behalf of Company or such Subsidiary Sublicensees, as applicable, in connection with the commercialization and exploitation of Motion Pictures, Television Motion Pictures, Video Games and other Entertainment Properties, other Content, and Consumer Products (in each case that use, display, incorporate or include DWA Content or DWA Trademarks and comply with the Content-Specific Requirements or, in the case of the use of a Corporate Name only as Company’s corporate name or corporate logo, the other requirements set forth in Sections 5.1 and 5.3), in each of the foregoing cases as permitted under this Agreement or the applicable Subsidiary Sublicense Agreement. Company and each Subsidiary Sublicensee will require each Company Contractor that has access to or uses DWA IP to agree in writing to comply with the limitations and restrictions in this Agreement and each Subsidiary Sublicense Agreement applicable to such DWA IP accessed or used by such Company Contractors, including confidentiality and nonuse restrictions at least as stringent as those set forth in Section 7 (and Company and each Subsidiary Sublicensee will use commercially reasonable efforts to enforce, and will be responsible for any noncompliance with, such limitations and restrictions). Without limitation of the foregoing, if Company or any Subsidiary Sublicensee wishes to engage a Company Contractor to manufacture or assemble any Consumer Products that use, display, incorporate or include DWA Content or DWA Trademarks, Company or such Subsidiary Sublicensee must execute a written manufacturing agreement (“Manufacturing Agreement”) with each such Company Contractor that includes at least the terms set forth in Schedule 6 of this Agreement (and not contain any terms that are inconsistent with the terms set forth in Schedule 6), and that otherwise complies with this Agreement. Company will not (and will cause each Subsidiary Sublicensee not to) have any Consumer Products that use, display, incorporate or include DWA Content or DWA Trademarks manufactured or assembled by any Company Contractor or other third Person, or purchase any such products from any Company Contractor or other third Person for resale, except pursuant to a Manufacturing Agreement in accordance with this Section 2.6. Company will (and will require each Subsidiary Sublicensee to, as applicable) enforce the terms and conditions of each Manufacturing Agreement. In addition, Company will (or will cause each Subsidiary Sublicensee to) provide DWA a copy of each Manufacturing Agreement promptly after execution, and Company will (and will cause each Subsidiary Sublicensee to, as applicable) use commercially reasonable efforts to include DWA as an intended third party beneficiary of each Manufacturing Agreement with the right to enforce the terms and conditions of such agreements as if DWA were a party thereto to the extent permitted by applicable Law.

2.7 Third Person Rights. As and to the extent specifically identified and described in Schedule 7 or an applicable Additional License Addendum, Company acknowledges that DWA and its Affiliates have preexisting contractual arrangements with, and are subject to preexisting limitations and restrictions imposed by, third Persons that may limit DWA’s ability to grant certain of the rights under the Licenses. Company agrees that the Licenses will be subject to those terms of DWA’s and its Affiliates’ preexisting contractual arrangements with third Persons (and the limitations and restrictions imposed thereby) that are specifically identified and described in Schedule 7, and any extensions, renewals and replacements of such arrangements, limitations and restrictions (the “Third Person Rights”), and that DWA will not be in breach of any of its representations, warranties or other obligations under this Agreement merely as a result of the existence of such Third Person Rights. In entering into any extensions, renewals and replacements of such arrangements, limitations and restrictions, DWA will consider in good faith the interests of the Company. Schedule 7 will identify and describe all such Third Person Rights as of the Effective Date with respect to the Contributed DWA IP. Each Additional License Addendum will identify and describe the terms of all then-existing contractual arrangements with third Persons (and the then-existing limitations and restrictions imposed thereby) with respect to the particular Additional DWA IP to be licensed to Company thereunder. Upon the execution of any Additional License Addendum by the Parties, Schedule 7 will be and will be deemed amended as of the date of such execution to specify those then-existing limitations and restrictions (and any extensions, renewals and replacements of such arrangements, limitations and restrictions) with third Persons with respect to such Additional License Addendum. In addition, Company acknowledges that exercise of the Licenses with respect to certain DWA Content may require consents or releases from, or payment of fees to, third Person talent such as voice talent, writers, directors, producers, composers, and performers who appear in or participated in the production of such Content, including obligations under union and collective bargaining agreements (e.g.,

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SAG, AFTRA, etc.). DWA will, as requested by Company on a case-by-case basis, use commercially reasonable efforts to notify Company of all such required consents, releases and payments, and, if Company decides to exercise the Licenses with respect to such DWA Content, DWA will use commercially reasonable efforts at its cost (with respect to the cost of DWA’s own efforts) to assist Company and the Subsidiary Sublicensees in obtaining and Company agrees that it will (and will cause the Subsidiary Sublicensees to) obtain all such releases and consents and pay all such fees.

2.8 Export Control and Other Laws. As between the Parties, DWA will be responsible for obtaining and will obtain all export control licenses and similar governmental clearances, permits, consents, permissions, and authorizations necessary for DWA and its Affiliates to grant the Licenses and to export and deliver the DWA IP to the Territory, subject to Changes in Law. Company acknowledges that applicable export control and other Laws may be enacted, or existing Laws may be amended or modified, following the Effective Date and during the Term (“Changes in Law”), and that such Changes in Law may limit DWA’s ability to grant certain of the Licenses or deliver certain portions of the DWA IP to Company. Accordingly, in the event that DWA is prohibited from granting any License or delivering any DWA IP to Company as a result of any Changes in Law, DWA will promptly notify the Company in writing upon becoming aware of the same and the Parties will promptly meet to discuss various ways to minimize and mitigate the effect of such Changes in Law. In addition to and not in lieu or limitation of the foregoing, the Parties will cooperate in good faith to obtain such export control license, clearances, permits, consents, permissions, and authorizations required as a result of such Changes in Law as soon as is reasonably practicable under the circumstances.

2.9 Open Source. Company acknowledges that certain Software included in the DWA IP may contain Open Source. The Open Source included in the Software included in the Contributed DWA Technology is listed on Schedule 3 and the Open Source included in any Software included in any Additional DWA Technology will be identified in the applicable Additional License Addendum. DWA will not provide any Open Source to Company without Company’s prior written consent (for clarity, Company consents to DWA’s provision of the Open Source listed on Schedule 3 or identified in an Additional License Addendum). In the event that Company agrees in advance and in writing to the delivery of any Open Source (including as listed on Schedule 3 of as identified in an Additional License Addendum) and to the extent any Open Source license applicable to such Open Source requires that DWA provide Company any rights with respect to such Open Source that are inconsistent with the Licenses granted in this Agreement (or any limitations or restrictions on those Licenses as set forth in this Agreement), then the applicable Open Source license will take precedence over those Licenses (and such limitations and restrictions), but solely with respect to the applicable Open Source. Company acknowledges that the Open Source license applicable to any Open Source that Company agrees in advance and in writing to be delivered by DWA to Company (including as listed on Schedule 3 or as identified in an Additional License Addendum) is solely between Company and the applicable third Person licensor of the Open Source and Company will comply with the terms of any such Open Source licenses. Without limitation of the foregoing, at DWA’s option, prior to delivery, DWA may remove any Open Source from Software included in the DWA IP that has been modified by or for DWA and for which the applicable Open Source license would require DWA to provide the modified source code for the applicable Software under Open Source terms. If Company is unable to obtain such Open Source itself from the third Person licensor or the removal of such Open Source has an adverse effect on the features, functionality, performance, or regulatory clearance of the DWA IP from which such Open Source has been removed, then DWA will work with Company to provide or obtain for Company at DWA’s cost Open Source or other Software with substantially similar features, functionality, and performance.

2.10 Restrictions.

(a) Generally. Except as permitted by this Agreement or any Additional License Addenda, Company will not (and will not permit any Sublicensee, Company Contractor, or other third Person for whom it is responsible to): (i) decompile, disassemble or otherwise reverse engineer any

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Software included in the DWA Technology or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any DWA Technology, except in each case to the extent such Software is provided to the Company in source code form or as expressly permitted by applicable Law notwithstanding a contractual obligation to the contrary; (ii) remove or alter any of DWA’s or any third Person’s copyright, Trademark or other proprietary notices, legends, symbols or labels appearing on or in particular copies of any DWA IP except as permitted by the applicable usage guidelines or necessary for permitted use; (iii) modify any DWA Trademark or combine any DWA Trademarks with any other Trademark or character so as to create a composite mark or character; (iv) except as approved under Section 5.4, combine or associate any identifiable elements of third Person Entertainment Properties or other third Person content, properties or materials with any identifiable content included in the DWA IP in the visible or otherwise perceivable portion of any Entertainment Properties or Consumer Products, or any associated packaging, advertising, or promotional materials; (v) except to the extent Company is defending itself against a claim of breach or infringement by DWA or its Affiliates or a third Person with respect to Third Person Rights or other third Person rights or applicable Law expressly provides Company the right to contest notwithstanding any contractual obligation to the contrary, contest the validity of or oppose, challenge, or seek to prevent or limit DWA’s or its Affiliates’ registration, use, licensing or other exploitation of any DWA IP; or (vi) otherwise use, distribute, disclose, or exploit any DWA IP (or any Motion Picture, Television Motion Picture, Video Game, Live Stage Production, Theme Park, Animation Park, or other Work of Authorship, Entertainment Property or Consumer Product or Company IP that uses, displays, includes or incorporates any DWA IP) except as permitted by this Agreement or any Additional License Addenda. With respect to any DWA IP (or any Motion Picture, Television Motion Picture, Video Game, Live Stage Production, Theme Park, Animation Park, or other Work of Authorship, Entertainment Property or Consumer Product or Company IP that uses, displays, includes or incorporates any DWA IP) distributed, displayed or otherwise made available on or through any website or other Internet platform, Company will, and will require each applicable Sublicensee to, use geofiltering technology consisting at a minimum of credit card billing address check and IP address location technologies to enforce the territory restrictions set forth in this Agreement. Company will, and will require each applicable Sublicensee to, use commercially reasonable efforts to consistently upgrade and improve its geofiltering technology to implement the best available technologies to prevent unauthorized use and distribution of DWA IP and throughout the Term.

(b) Content-Specific Requirements. Each Entertainment Property, other Content and Consumer Product that uses, displays, includes or incorporates any DWA Content or DWA Trademark must meet the applicable Content-Specific Requirements or, in the case of the use of a Corporate Name only as Company’s corporate name or corporate logo, the other requirements set forth in Sections 5.1 and 5.3. “Content-Specific Requirements” means:

(i) With respect to Consumer Products, Consumer Products that (A) are Family Friendly, (B) meet the applicable Category-Specific Requirements and for which the use of the DWA Content and DWA Trademarks in the Consumer Product has been approved in accordance with Section 5.4, and (C) otherwise comply with the requirements set forth in this Agreement.

(ii) With respect to Live Stage Productions, Live Stage Productions that (A) are Family Friendly, (B) are originally produced in the Chinese language (any dialect) for presentation in the Territory, (C) meet the applicable Category-Specific Requirements and for which the use of the DWA Content and DWA Trademarks in the Live Stage Production has been approved in accordance with Section 5.4, and (D) otherwise comply with the requirements specified for Live Stage Productions as set forth in this Agreement.

(iii) With respect to Motion Pictures, Motion Pictures that (A) are Family Friendly, (B) are originally produced in the Chinese language (any dialect) for distribution in the Territory, (C) meet the applicable Category-Specific Requirements and for which the use of the DWA Content and DWA Trademarks in the Motion Picture has been approved in accordance with Section 5.4, and (D) otherwise comply with the requirements specified for Motion Pictures as set forth in this Agreement.

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(iv) With respect to Theme Parks, Theme Park branding, signage, rides, events and shows, interactive attractions, landscaping and building features, mascots and characters, costumes, promotional and advertising materials, and similar materials and attractions that (A) are Family Friendly, (B) meet the applicable Category-Specific Requirements and for which the use of the DWA Content and DWA Trademarks in the Theme Park item has been approved in accordance with Section 5.4, and (C) otherwise comply with the requirements specified for Theme Parks as set forth in this Agreement.

(v) With respect to Video Games, Video Games that (A) are Family Friendly, (B) are originally produced in the Chinese language (any dialect) for distribution the Territory, (C) meet the applicable Category-Specific Requirements and for which the use of the DWA Content and DWA Trademarks in the Video Game has been approved in accordance with Section 5.4, and (D) otherwise comply with the requirements specified for Video Games as set forth in this Agreement.

(vi) With respect to Interactive Content, or other Content other than as described in subsections (i) – (v) above, Interactive Content or other Content that (A) is Family Friendly, (B) is originally produced in the Chinese language (any dialect) for distribution for the Territory, (C) meets the Category-Specific Requirements for one of the other categories of Entertainment Properties or for Consumer Goods that the Parties agree in good faith on a case-by-case basis is most applicable to the particular Interactive Content or other Content and for which the use of the DWA Content and DWA Trademarks in Interactive Content or other Content has been approved in accordance with Section 5.4, and (D) otherwise comply with the requirements specified for Interactive Content or other Content as set forth in this Agreement.

2.11 Reservation of Rights. As between the Parties, DWA and its Affiliates are and will be the sole and exclusive owners of all right, title and interest in and to all DWA IP, including all Intellectual Property Rights therein. Subject only to the specific Licenses granted herein for the applicable License Terms, DWA expressly reserves all rights with respect to all DWA IP. All use of the DWA Trademarks by Company and its Sublicensees, and all goodwill associated with such use, will inure to the sole benefit of DWA (or, with respect to any DWA Trademarks owned by an Affiliate of DWA, such Affiliate). Except as expressly set forth herein or in any of the other Transaction Documents, Company will not acquire or claim any right, title or interest in or to any DWA IP, whether by implication, operation of law or otherwise.

2.12 Registration and Enforcement. As between the Parties and to the extent permitted under applicable Law, DWA has the sole and exclusive right to register and apply for registration of all Intellectual Property Rights in the DWA IP and Company will not (and will require that the Subsidiary Sublicensees do not, and will use commercially reasonable efforts to ensure that its Third Person Sublicensees and Company Contractors do not) register or attempt to register any DWA IP (or any Trademarks confusingly similar to any DWA IP, except as expressly permitted with respect to the “JV Mark” as defined in and subject to the Trademark Coexistence and Assignment Agreement) in any jurisdiction, whether in the Territory or elsewhere, or cause or assist or aid any third Person in any of the foregoing. Any decision to apply for or maintain any registrations of any DWA IP in any jurisdiction will be at DWA’s sole discretion. Company will promptly notify DWA in writing if and when Company becomes actually aware of any infringements or misappropriations or unauthorized imitations or counterfeit versions by other Persons of any DWA IP, and will use commercially reasonable efforts to cooperate with DWA at DWA’s expense in connection with any claim or action by DWA or its applicable Affiliate for infringement thereof and related remedies. In addition, Company will, and will require the Company Subsidiaries and any Sublicensee to, cooperate with DWA at Company’s expense with respect to any claim or action by DWA or its applicable Affiliate for infringement of the English language Trademark ORIENTAL DREAMWORKS and the “Panda in the Moon” logo Trademark, including by joining as a party in any such claim or action, to the extent necessary for DWA or its applicable Affiliate to pursue such claim or action.

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The foregoing will not be construed to require Company or any of its Affiliates to search for or discover any infringements or misappropriations or unauthorized imitations or counterfeit versions by other Persons of any DWA IP. As between the Parties, DWA will have the sole right, though it is under no obligation, to bring any claim or action for any past, present and future infringements of the DWA IP, and Company will not initiate or intentionally cause the initiation of any claim or action for infringement of any DWA IP without the prior written authorization of DWA in its sole discretion.

2.13 Proprietary Notices. Company will use commercially reasonable efforts to ensure that all Consumer Products that include, incorporate or make use of any DWA IP display the applicable copyright, Trademark, patent, and other legal and proprietary notices, legends, and symbols as DWA may provide to Company from time-to-time in advance and in writing, as well as any additional notices, legends, symbols, credits and other applicable information as may be set forth in the applicable Style Guides and DWA usage guidelines. Any such changes will be prospective and Company will have a commercially reasonable time period to implement any such changes.

2.14 U.S. Federal Income Tax Treatment of Contribution of Contributed DWA IP. For U.S. federal income tax purposes, with respect to Contributed DWA IP, the contribution of royalty-free licenses pursuant to this Agreement in exchange for Class B Shares shall be treated as (a) a contribution of royalty-free licenses by DWA LLC to the Company in exchange for Class B Shares, (b) a distribution of Class B Shares by DWA LLC to DreamWorks, Inc., DWA SKG and DreamWorks Animation Home Entertainment, Inc. in proportion to their interests in DWA LLC, (c) a distribution of Class B Shares by DreamWorks, Inc. and DreamWorks Animation Home Entertainment, Inc. to DWA SKG and (d) a contribution of Class B Shares by DWA SKG to DWA Subsidiary.

Section 3

COMPANY DERIVATIVE IP

3.1 Assignment of Company Derivative IP. Subject to Section 3.6 below, Company agrees that the Company Derivative IP will be deemed, to the extent permitted under applicable Law, to be work made for hire commissioned by DWA and that DWA is and will be the sole and exclusive owner of all right, title and interest in and to the Company Derivative IP, including all Intellectual Property Rights therein, from and after the moment of its inception, conception, creation or development. To the extent that any Company Derivative IP may not be considered work made for hire, Company hereby irrevocably assigns and agrees to assign to DWA all right, title and interest worldwide in and to the Company Derivative IP, including all Intellectual Property Rights therein, effective immediately upon the inception, conception, creation or development thereof to the extent permitted under applicable Law. Without limitation of Section 2.5 or Section 2.6 above but subject to Section 3.6 below, Company will obtain all rights necessary to assign to DWA any Company Derivative IP created or developed by any Sublicensee or Company Contractor. Company will have the Licenses with respect to the Company Derivative IP set forth in Section 2 above. Notwithstanding the foregoing, DWA may by notice to Company designate an Affiliate of DWA rather than DWA as the owner and assignee of any Company Derivative IP, in which case Company will be deemed to have made the foregoing assignment directly to such Affiliate of DWA with respect to the Company Derivative IP so designated to the extent permitted under applicable Law. DWA will have no obligation to use, market, sell, distribute or otherwise exploit any Company Derivative IP. The Parties acknowledge and agree that the favorable terms and conditions conferred on or granted to Company and in this Agreement, including the royalty-free licenses granted to Company as set forth in Section 2 above constitute sufficient consideration for all assignments, licenses, waivers, and other obligations and undertakings by Company in this Agreement (including in this Section 3.1 and in Section 3.2 below), and that the contemplated exchange by and between Company and DWA is reciprocal and mutually beneficial. For avoidance of doubt, as between the Parties, Company will own the Entertainment Property created by or for Company or a Company Subsidiary as a whole subject only to DWA’s ownership of the Company Derivative IP and any other DWA IP included in such Entertainment Property.

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3.2 License to Company Derivative IP; Waiver of Rights. To the extent, if any, that any Company Derivative IP or Intellectual Property Rights therein are not assignable or that Company (or any Sublicensee or Company Contractor) retains any right, title or interest in or to any Company Derivative IP or such Intellectual Property Rights, then to the extent permitted by applicable Law and subject to all other provisions of this Agreement, including the Licenses and Section 3.4 below, Company (a) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against DWA and its Affiliates with respect to such rights, whether or not exploited; (b) agrees, at DWA’s request and expense, to consent to and join in any action to enforce such rights; and (c) hereby grants and agrees to grant to DWA and its Affiliates a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), exclusive (subject to applicable Law, the Licenses and other terms and conditions of this Agreement), worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of DWA and its Affiliates) all or any portion of such Company Derivative IP for any purpose and in any form or media (now known or later developed). Without limitation of Section 2.5 or Section 2.6 above but subject to Section 3.6 below, Company will obtain all rights necessary to grant to DWA the foregoing license with respect to any Company Derivative IP created or developed by any Sublicensee or Company Contractor. Subject to all other provisions of this Agreement, including Section 3.6 below, the foregoing license includes the right to make any modifications to such Company Derivative IP regardless of the effect of such modifications on the integrity of such Company Derivative IP, and to identify Company (or any Sublicensee or Company Contractor), or not to identify Company (or such Sublicensee or Company Contractor), as one or more authors of or contributors to such Company Derivative IP or any portion thereof, whether or not such Company Derivative IP or any portion thereof has been modified. Company further irrevocably waives (and will require all applicable Subsidiary Sublicensees to waive, and will use require all applicable Third Person Sublicensees and Company Contractors to waive) any “moral rights” or other rights with respect to attribution of authorship or integrity of any Company Derivative IP that Company (or any Sublicensee or Company Contractor) may have under any applicable Law under any legal theory, or, if applicable Law expressly prohibits such waiver of moral rights or other rights, then Company irrevocably waives the right to enforce such moral rights or other rights. Subject to all other provisions of this Agreement, including the Licenses and Sections 3.4 and 3.6 below, and to the extent permitted under applicable Law, Company hereby quitclaims and assigns (and will require all Sublicenees and Company Contractors to quitclaim and assign) to DWA and its Affiliates any and all claims, of any nature whatsoever, which Company (or any Sublicensee or Company Contractor) now or may hereafter have for infringement of any Company Derivative IP or Intellectual Property Rights therein assigned or licensed hereunder to DWA and its Affiliates.

3.3 Assistance. Company will reasonably cooperate with DWA or its designee(s) in applying for, obtaining, perfecting, evidencing, sustaining and enforcing DWA’s Intellectual Property Rights in the Company Derivative IP at DWA’s sole cost and expense, including executing or causing to be executed such written instruments as may be prepared by DWA and using commercially reasonable efforts to do such other acts as may be necessary in the opinion of DWA to obtain a patent, register a copyright or Trademark, or otherwise enforce DWA’s rights in such Company Derivative IP. Without limiting the generality of the foregoing, Company will cause any applicable Person who has worked on, or otherwise contributed to the creation or development of, any Company Derivative IP to execute an assignment that is approved by DWA and Company, and contains at least the terms and conditions set forth on Schedule 8. The Parties acknowledge and agree that certain terms of Schedule 8 relate specifically to the laws of China. Company will include in assignments to be executed by Persons with contacts to jurisdictions other than China reasonable additional or substitute terms and conditions prepared by DWA and agreed upon by Company in its reasonable discretion in contemplation of the laws of such other jurisdictions that have been provided to Company by DWA.

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3.4 Commercialization of Company Derivative IP. Notwithstanding the foregoing or anything to the contrary in this Agreement, any Transaction Documents or otherwise, if DWA or any of its Affiliates commercializes any Company Derivative IP, the Parties will negotiate in good faith and agree upon a reasonable amount to fully compensate Company for such commercialization, which amount will be commercially reasonable and fair market value for the applicable territory and will take into consideration the quantity and importance of Company’s contribution to the applicable Company Derivative IP in relation to the underlying DWA IP. If the Parties cannot agree upon such amount, either Party may escalate the matter to the Chief Executive Officer of DWA and the Chairman of CPE, who will attempt in good faith to resolve the matter within 15 days or such other period as may be agreed by the Parties.

3.5 Delivery of Company Derivative IP. Upon reasonable written request by DWA specifying, among other things, the completed item of Company Derivative IP and the commercially reasonable format with which it would like such completed item of Company Derivative IP delivered, Company will deliver to DWA a copy of such completed Company Derivative IP in the commercially reasonable format as specified by DWA; however, upon completion of any Company Derivative IP that is a Consumer Product (regardless of whether DWA provides a written request therefor), Company will deliver to DWA at least three (3) samples of each completed item of such Company Derivative IP.

3.6 Third Party IP. Prior to providing any Third Party IP to DWA as part of any Company Derivative IP, Company will provide DWA with a list of such Third Party IP (except to the extent such Third Party IP is supplied by or at the direction of DWA or any of its Affiliates, including any Third Party IP that is embedded or incorporated into or otherwise provided by DWA to Company as part of or in connection with any DWA IP) (the “Company Third Party IP”). If Company does not have the right to assign and license such Company Third Party IP to DWA as set forth in Section 3.1 and Section 3.2, then Company will inform DWA of the same, and if applicable and upon DWA’s reasonable request, Company will provide DWA with the terms of the applicable license or the terms under which Company is permitted to grant a sublicense to DWA with respect to such Company Third Party IP. At DWA’s request and at DWA’s sole cost and expense, Company will use commercially reasonable efforts to grant such a sublicense or assist DWA in acquiring a license for such Company Third Party IP directly from the applicable third Person licensor. DWA acknowledges that in the event Company does not have the right to assign such Company Third Party IP to DWA, any use of the Company Third Party IP by DWA would be subject to the Company being able to obtain such right and any Company Third Party IP license or sublicense terms, and DWA will comply with the same. Company will not provide to DWA any Third Party IP without providing the information described above. If any Company Third Party IP license or sublicense terms are not acceptable to DWA, then DWA may decide in its sole discretion and by written notice to Company to either (a) negotiate directly with the Company Third Party IP licensor to obtain license terms acceptable to DWA, or (b) not use such Company Third Party IP. Without limitation of the foregoing, Company will not provide any Open Source that is part of the Company Third Party IP to DWA without DWA’s prior written consent.

Section 4

COMPANY IP; RIGHT OF FIRST REFUSAL; MATCHING RIGHT

4.1 Company IP. Subject to Section 4.4 below, as between the Parties, Company will be the sole and exclusive owner of all right, title and interest in and to the Company IP, including all Intellectual Property Rights related thereto. Subject to Section 4.4 below, Company expressly reserves all rights with respect to the Company IP. Except as expressly set forth herein, neither DWA nor its Affiliates will acquire or claim any right, title or interest in or to the Company IP, whether by implication, operation of law or otherwise.

4.2 Registration and Enforcement. As between the Parties and to the extent permitted by applicable Law, Company has the sole and exclusive right to register and apply for registration of all Intellectual Property Rights in Company IP and DWA will not (and will ensure that their Affiliates do not)

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register or attempt to register any Company IP (or any Trademarks confusingly similar to any Trademarks included in the Company IP) in any jurisdiction, whether in the Territory or elsewhere, or intentionally cause or assist or aid any third Person in any of the foregoing. Any decision to apply for or maintain any registrations of any Company IP in any jurisdiction will be at Company’s sole discretion. If DWA obtains a license with respect to any Company IP, then DWA will promptly notify Company in writing if and when DWA becomes actually aware of any infringements or misappropriations or unauthorized imitations or counterfeit versions by other Persons of such Company IP, and will use commercially reasonable efforts to cooperate with Company at Company’s expense in connection with any claim or action by Company or its applicable Affiliate for infringement thereof and related remedies. The foregoing will not be construed to require DWA to search for or discover any infringements or misappropriations or unauthorized imitations or counterfeit versions by other Persons of any Company IP. For avoidance of doubt, nothing in this Section 4.2 will limit or restrict DWA or its Affiliates from registering or attempting to register any Trademarks that include or are derived from the DREAMWORKS Trademark or any other DWA Trademark (including any Chinese or other language variations of any such Trademark, except that DWA is not permitted to register the JV Mark as set forth in the Trademark Assignment and Coexistence Agreement). As between the Parties, Company will have the sole and exclusive right, though it is under no obligation, to bring any claim or action for any past, present and future infringements of the Company IP, and DWA will not (and will ensure that its Affiliates will not) initiate or intentionally cause the initiation of any claim or action for infringement of any Company IP without the prior written authorization of Company.

4.3 Assistance. If DWA obtains a license with respect to any Company IP, then DWA will and will cause its Affiliates to reasonably cooperate with Company or its designee(s) in applying for, obtaining, perfecting, evidencing, sustaining and enforcing Company’s Intellectual Property Rights in such Company IP at Company’s sole cost and expense, including executing or causing to be executed such written instruments as may be prepared by Company and using commercially reasonable efforts to do such other acts as may be necessary in the opinion of Company to obtain a patent, register a copyright or Trademark, or otherwise enforce Company’s rights in such Company IP. Without limiting the generality of the foregoing, but subject to the Intellectual Property ownership terms of the Consulting and Training Services Agreement, DWA will cause any Person who DWA has caused to work on, or otherwise caused to contribute to the creation or development of, any Company IP to execute an assignment that is approved by DWA and Company, and contains at least the terms and conditions set forth on Schedule 8. The Parties acknowledge and agree that certain terms of Schedule 8 relate specifically to the laws of China. DWA will include in assignments to be executed by Persons with contacts to jurisdictions other than China reasonable additional or substitute terms and conditions prepared by DWA and agreed upon by Company in its reasonable discretion in contemplation of the laws of such other jurisdictions using the same assignment forms that have been provided to Company by DWA for execution under Section 3.3 hereof.

4.4 Right of First Refusal

(a) If at any time Company (or any Company Subsidiary) intends, or is considering entering into any negotiations or discussions with any third Person, to license, assign, transfer, dispose of or otherwise provide to such third Person any Company IP, or otherwise enter into any arrangements or agreements with, or grant any rights to, any third Person with respect to any Company IP, for use, distribution or other exploitation outside of China (each, a “Company Third Party Transaction”), Company will first give DWA written notice of the material terms and conditions (financial and otherwise) of the contemplated Company Third Party Transaction (the “Company ROFR Notice”).

(b) For and within a period of thirty (30) days following DWA’s receipt of the Company ROFR Notice, DWA or an Affiliate of DWA may deliver to Company written notice as to whether DWA or such Affiliate of DWA elects to enter into an agreement with Company (or the applicable Company Subsidiary) on the terms and conditions described in the Company ROFR Notice (the “DWA ROFR Reply”). If DWA or such Affiliate so elects, then Company will (or will cause such Company

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Subsidiary to) enter into an agreement with DWA on the terms and conditions set forth in the Company ROFR Notice. If DWA does not deliver the DWA ROFR Reply within such time period or does not elect to enter into such an agreement with Company (or the applicable Company Subsidiary), then Company (or such Company Subsidiary) may enter into negotiations with third Persons regarding the Company Third Party Transaction described in the Company ROFR Notice.

4.5 Matching Right.

(a) Prior to Company (or any Company Subsidiary) entering into any binding or definitive agreement or other arrangement with any third Person with respect to any Company Third Party Transaction following the negotiations described in Section 4.4(b), Company will send written notice to DWA (the “DWA Matching Right Notice”), which notice must contain the material terms and conditions (financial and otherwise) of any such proposed agreement or other arrangement.

(b) For a period of thirty (30) days following DWA’s receipt of the DWA Matching Right Notice (the thirtieth (30th) day following the date of such receipt, the “DWA Matching Right Expiration Date”), DWA or an Affiliate of DWA may elect to enter into an agreement with Company (or the applicable Company Subsidiary) on the terms and conditions described in the Matching Right Notice. If DWA or such Affiliate so elects, then Company will (or will cause such Company Subsidiary to) enter into an agreement with DWA or such Affiliate on the terms and conditions set forth in the DWA Matching Right Notice, and the Parties will agree upon and enter into an agreement on the terms and conditions set forth in the DWA Matching Right Notice prior to the DWA Matching Right Expiration Date. If DWA or such Affiliate does not elect to enter into such an agreement with Company (or the applicable Company Subsidiary), or the Parties are unable to agree upon and enter into an agreement prior to the DWA Matching Right Expiration Date, then Company (or such Company Subsidiary) may enter into a definitive agreement with the relevant third Person on the terms and conditions set forth in the DWA Matching Right Notice; provided, however, that if Company (or such Company Subsidiary) and such third Person do not enter into a definitive agreement and consummate the applicable Company Third Party Transaction prior to the thirtieth (30th) day following the DWA Matching Right Expiration Date, the provisions of Sections 4.4 and 4.5 will again apply to any such Company Third Party Transaction.

4.6 Prohibited Licensees. Notwithstanding the foregoing or anything else in this Agreement to the contrary, except for entering into distribution arrangements for the Company’s Feature Films outside of China (in each case subject to Sections 4.4 and 4.5), Company will not (and will ensure that each Company Subsidiary does not) license, assign, transfer, dispose of or otherwise provide any Company IP to any Prohibited Licensee, or otherwise enter into any arrangements or agreements with, or grant any rights to, any Prohibited Licensee with respect to any Company IP (whether in the Territory or in any other territory) without DWA’s prior written approval.

Section 5

QUALITY CONTROL; CONDUCT OF BUSINESS; USAGE GUIDELINES; APPROVALS

5.1 Quality Control. Company will use (and will require that all Subsidiary Sublicensees use, and will use commercially reasonable efforts to ensure that all Third Person Sublicensees and Company Contractors use) the DWA Content and DWA Trademarks only in connection with Entertainment Properties, Content and Consumer Products that comply with the Content-Specific Requirements or, in the case of the use of a Corporate Name only as Company’s corporate name or corporate logo, the other requirements set forth in this Section 5.1 and Section 5.3, and are (as applicable) (a) in the case of Consumer Products (or other applicable Interactive Content or other Content), safe and free from defects in design, materials or workmanship, (b) of such quality as will protect the goodwill, image and reputation adhering to the DWA Content and DWA Trademarks, and (c) without limiting the generality of the foregoing, of a quality at least equal to that of similar Entertainment Properties, Content and Consumer Products provided by first class producers and distributors in the applicable industries in the Territory.

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Without limiting the generality of the foregoing, such Entertainment Properties, Content and Consumer Products that use, display, incorporate, or include any DWA Content or DWA Trademarks will also conform to the applicable Style Guides and additional standards and requirements applicable to such Entertainment Properties, Content and Consumer Products as set forth in Schedule 9 (“Category-Specific Requirements”).

5.2 Conduct of Business. Company will (and will require that all Subsidiary Sublicensees, and will use commercially reasonable efforts to ensure that all Third Person Sublicensees and Company Contractors) operate their respective businesses in accordance with the following:

(a) Company will not (and will require that all Subsidiary Sublicensees do not, and will use commercially reasonable efforts to ensure that all Third Person Sublicensees and Company Contractors do not) engage in unfair or anticompetitive or unlawful business practices as defined under Law that is applicable to the Company (and without limitation of Company’s obligations under the Shareholders Agreement).

(b) Company will (and will require that all Subsidiary Sublicensees, and will use commercially reasonable efforts to ensure that all Third Person Sublicensees and Company Contractors) comply with all applicable Laws and Industry Standards in connection with the use and sublicensing of DWA IP and the development, creation, manufacture, publication, exhibition, display, import, export, sale, advertisement, promotion, distribution and other exploitation of any Entertainment Properties, Works of Authorship and Consumer Products that use, display, include or incorporate DWA Content or DWA Trademarks under the Licenses, including (except as set forth under Section 2.8) applicable Laws concerning import, export, certificate licenses, quota allocations, country of origin, safety, public health, employment standards, wages and benefits, working hours, employee health and safety, and privacy and data security, and will maintain a commercial quality control and safety assurance program. Except as set forth in Section 2.8, Company will obtain at its own expense all approvals of all governmental authorities as may be necessary in connection with its performance under this Agreement. Company will promptly inform DWA in writing of any material complaint by any consumer or governmental body or agency relevant to the DWA IP or any Entertainment Properties, Works of Authorship and Consumer Products that use, display, include or incorporate DWA Content or DWA Trademarks in the Territory and the status and resolution thereof, and will act expeditiously at its own cost to resolve any such complaint.

(c) Company will not (and will require that all Subsidiary Sublicensees do not, and will use commercially reasonable efforts to ensure that all Third Person Sublicensees and Company Contractors do not) employ or otherwise use children or forced prison labor in any manner relating to this Agreement or in the development, creation, manufacture, publication, exhibition, display, import, export, sale, advertisement, promotion, distribution or other exploitation of any DWA IP or any Entertainment Properties, Works of Authorship and Consumer Products that use, display, include or incorporate DWA Content or DWA Trademarks under the Licenses, whether directly or indirectly; and all such employment or use is prohibited. Company will (and will require that all Subsidiary Sublicensees, and will use commercially reasonable efforts to ensure that all Third Person Sublicensees and Company Contractors) maintain a strict policy of employment on a voluntary basis.

In addition, if Company licenses any Company IP to DWA, then DWA will also conduct its business in connection with commercialization and or exploitation of such licensed Company IP in accordance with the terms of this Section 5.2, as applied mutatis mutandis. For the avoidance of doubt and without limiting the generality of the foregoing, as Section 5.2 is applied to DWA, (i) references to the “Territory” will be replaced with the territory for which Company IP is licensed by Company to DWA, (ii) references to “Company” will be replaced with “DWA,” (iii) references to “DWA” will be replaced with “Company,” (iv) references to “Sublicensees and Company Contractors” will be replaced with “DWA’s sublicensees and contractors” (if applicable and if any), (v) references to “Entertainment Properties, Works of Authorship and Consumer Products” will be replaced with “goods and services that use, incorporate, is based on or derived from Company IP,” and (vi) references to “DWA IP” will be replaced with “Company IP.”

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5.3 Usage Guidelines. Company will (and will require that all Subsidiary Sublicensees, and will use commercially reasonable efforts to ensure that all Third Person Sublicensees and Company Contractors) use the DWA Trademarks in accordance with the applicable Style Guides and DWA’s usage guidelines as provided to Company from time-to-time. DWA’s usage guidelines may include both guidelines regarding the presentation and appearance of DWA Trademarks and additional quality control standards applicable to Entertainment Properties, Content and Consumer Products on or in connection with which any DWA Trademarks are used. Any changes to DWA’s usage guidelines will be prospective and Company (and its Sublicensees and Company Contractors) will have a commercially reasonable time period to implement any such changes.

5.4 Approvals. If any DWA Content or DWA Trademark is used, displayed, included or incorporated on or in an Entertainment Property, Content or Consumer Product other than use of a Corporate Name only as Company’s corporate name or corporate logo, then (a) the use, display, inclusion or incorporation of each specific element of DWA Content or DWA Trademark on or in the applicable Entertainment Property, Content or Consumer Product, (b) any other Content used, displayed, included or incorporated on or in such Entertainment Property, Content or Consumer Product that materially affects the applicable DWA Content or DWA Trademark, and (c) the overall context of the Entertainment Property, Content or Consumer Product on or in which the applicable DWA Content or DWA Trademark is used, displayed, included or incorporated ((a) – (c) together, the “Approval Items”) will be subject to review, inspection and approval by DWA, in its reasonable discretion exercised in good faith (which may take into consideration economic, creative, branding, timing, franchise integrity, and other relevant factors), as set forth in this Section 5.4. DWA will designate a representative who will be located in Shanghai, China to oversee the approvals process described in this Section 5.4. The provisions of this Section 5.4 will also apply to all Sublicensees pursuant to each Sublicense Agreement.

(a) Company will submit each Approval Item (including as may be incorporated in any Entertainment Property, Content or Consumer Product) to DWA in accordance with the approval stages set forth in the applicable Category-Specific Requirements (“Approval Stages”) (or if no such Approval Stages are set forth in the applicable Category-Specific Requirements, then any time prior to the sale or distribution to the general public of such Approval Item), for review and inspection to determine, in its reasonable discretion exercised in good faith (which may take into consideration economic, creative, branding, timing, franchise integrity, and other relevant factors), whether such Approval Item (at the then-current Approval Stage, if applicable) meets the applicable Category-Specific Requirements. If DWA does not deliver to Company written notice of its approval or disapproval of any submitted Approval Item (at any Approval Stage, if applicable), as required hereunder, within ten (10) Business Days following receipt thereof, the Company may escalate the matter to the Chief Executive Officer of DWA and the Chairman of CPE pursuant to the Escalation Process. For the avoidance of doubt, DWA’s disapproval of any specific Approval Item (at any Approval Stage, if applicable) hereunder will not and will not be deemed to be a disapproval of any other Approval Item (or any other Approval Stage, if applicable).

(b) Notwithstanding any other provision of this Agreement to the contrary, DWA may not revoke any approval previously granted hereunder with respect to any Approval Item (or any Approval Item at an previous Approval Stage thereof, if applicable), and may not require material modification of any Approval Item (or any Approval Item at an previous Approval Stage thereof, if applicable) that has previously been approved by DWA hereunder. DWA may only approve any incremental modifications or new information and materials added to the Approval Item from the prior Approval Stage(s) (if applicable) in accordance with Section 5.4 (a) above. Notwithstanding the foregoing, in the event that Company materially modifies any Approval Item that has previously been approved by DWA hereunder, then Company will re-submit such materially modified Approval Item to DWA for approval in accordance with this Section 5.4.

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(c) Company and each Sublicensee will implement commercially reasonable procedures designed to ensure that the Approval Items comply with the applicable Category-Specific Requirements, applicable Laws and Industry Standards.

(d) At DWA’s reasonable request from time to time, Company will provide to DWA, at no charge, a commercially reasonable number of samples of any Approval Item, solely for the purpose of comparison with previously approved samples of such Approval Item or to test for compliance with the Category-Specific Requirements, applicable Laws and Industry Standards. Neither Company nor any Sublicensee will market, promote, sell, distribute or otherwise make publicly available any Approval Items that do not conform to the previously approved samples or that do not comply with the Category-Specific Requirements, but the foregoing will not apply to any such non-conforming Approval Items from which Company or its Sublicensees have removed all DWA Content and DWA Trademarks.

(e) The Parties may agree upon forms for use in applying for approval and submitting samples of Approval Items to DWA for approval under this Section 5.4. Upon the Parties’ agreement of the forms for use in applying for approval and submitting samples of Approval Items, Company and such Sublicensees will use such forms when submitting Approval Items for approval. Company and such Sublicensees will bear all costs and expenses incurred by them in obtaining the required approvals under this Agreement, including all shipping expenses.

(f) DWA’s approval or disapproval of Approval Items as permitted under this Section 5.4 will be at DWA’s reasonable discretion exercised in good faith (which may take into consideration economic, creative, branding, timing, franchise integrity, and other relevant factors). Company will not (and will require that all Subsidiary Sublicensees do not, and will use commercially reasonable efforts to ensure that all Third Person Sublicensees and Company Contractors do not) sell, distribute or otherwise make available to the general public any Approval Items that have not been approved by DWA as permitted under this Section 5.4. If any such Approval Item that has not been approved by DWA as permitted under this Section 5.4 is sold or otherwise distributed or made available to the general public by Company (or by any Sublicensee or Company Contractor), then DWA may, without limitation of its other remedies, require that Company or the applicable Sublicensee immediately withdraw such Approval Item from the market at Company’s or such Sublicensee’s sole cost and expense. Approval of an Approval Item that uses or displays particular materials, color, design, size, or appearance does not imply, and will not constitute, approval of such materials, color, design, size, or appearance for use of display with an entirely different Approval Item (and not the same Approval Item at a different Approval Stage).

(g) No approval that DWA may give hereunder will constitute or imply any representation or belief by DWA that the applicable Approval Item complies with any applicable Laws, Industry Standards or codes, nor will any such approval limit or relieve Company or any Sublicensee of any of Company’s or such Sublicensee’s obligations under this Agreement or the applicable Sublicense Agreement (including with respect to indemnification of DWA and its Affiliates).

Section 6

TERM AND TERMINATION OF AFFECTED IP

6.1 Term of Agreement. The term of this Agreement will commence on the Effective Date and will terminate only upon the wind-up and dissolution of Company and the liquidation of Company’s assets as set forth in the Shareholders Agreement and the Charter (the “Term”).

6.2 Termination of Licenses with respect to the Affected IP. Subject to the remaining provisions of this Section 6.2 and of Section 6.3 below, either Party (the “Non-breaching Party”) may terminate any License granted under this Agreement solely with respect to specific items of DWA IP (the “Affected IP”) upon written notice to the other Party (the “Breaching Party”) if (a) the Breaching Party commits a Substantial Breach with respect to such specific items of Affected IP, and (b) the Breaching

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Party’s board of directors or senior management fails to commence Requisite Efforts with respect to such Substantial Breach within thirty (30) days following its receipt of written notice from the Non-breaching Party reasonably specifying the details of such alleged Substantial Breach, including the specific term or condition of this Agreement that is the subject of the alleged Substantial Breach, the nature and circumstances thereof and the specific items of Affected IP that are the subject to the alleged Substantial Breach, in each case to the extent necessary to reasonably inform the Breaching Party of such Substantial Breach (a “Substantial Breach Notice”) or fails to continue, for a commercially reasonable period of time, to use Requisite Efforts with respect to such Substantial Breach, except that, if either Party submits the Substantial Breach to arbitration proceedings pursuant to Section 6.3 below within forty-five (45) days of the Breaching Party’s receipt of the Substantial Breach Notice, then the Non-breaching Party will not terminate the applicable License unless and until the Panel in such arbitration proceedings decides in favor of the Non-breaching Party. For the avoidance of doubt, the Non-breaching Party will have no right to terminate any License with respect to any specific items of Affected IP as a result of any breach that does not constitute a Substantial Breach as defined hereunder, and the termination of any License with respect to any specific items of Affected IP will not affect this Agreement or any other License granted hereunder with respect to any other DWA IP, and this Agreement and all Licenses granted hereunder will continue in full force and effect with respect to such other DWA IP.

Notwithstanding anything to the contrary in this Section 6.2, prior to issuing a Substantial Breach Notice with respect to any specific items of Affected IP, the Non-breaching Party will notify the Breaching Party that it wishes to discuss the alleged Substantial Breach and, following such notification, the Parties will use their best efforts in good faith to resolve any dispute promptly by consultation between each Party’s executives who have authority to settle the dispute, including by agreeing upon a proposed plan specifying the steps to be taken by the Breaching Party to stop the alleged Substantial Breach and mitigate the harm resulting from such Substantial Breach, and the time period for taking such steps. At any time during such discussions, either Party may escalate the matter to the Chief Executive Officer of DWA and the Chairman of CPE, who will attempt in good faith and use their best efforts to resolve the matter. The Parties agree that all discussions between their respective executives and officers as contemplated under this Section 6.2 will be conducted in good faith and that such executives and officers will use their best efforts to resolve the dispute and preserve the transactions contemplated under this Agreement and the other Transaction Documents. The consultation between the Party’s executives and potential escalation to the Chief Executive Officer of DWA and the Chairman of CPE constitute the “Escalation Process.” If, as a result of the foregoing Escalation Process, it is determined that a Substantial Breach has not occurred or the Parties otherwise agree upon a resolution to the dispute, then the Non-breaching Party may not deliver a Substantial Breach Notice with respect to the specific facts giving rise to such dispute. However, if the dispute is not resolved within thirty (30) days of the Non-breaching Party’s initial notification to discuss the alleged Substantial Breach pursuant to this paragraph, the Non-breaching Party may deliver to the Breaching Party a Substantial Breach Notice solely with respect to the specific alleged Substantial Breach.

Notwithstanding anything to the contrary in this Section 6.2 or in Section 6.3, the Non-breaching Party may at any time seek injunctive relief and other equitable relief with respect to any breach of this Agreement in any court having jurisdiction.

6.3 Arbitration. If there is a dispute between the Parties as to whether the Breaching Party’s board of directors or senior management has failed to commence Requisite Efforts within thirty (30) days following its receipt of a Substantial Breach Notice or has failed to continue, for a commercially reasonable period of time, to use Requisite Efforts with respect to the applicable Substantial Breach, then either Party may, within forty-five (45) days following the Breaching Party’s receipt of the Substantial Breach Notice, submit the dispute to arbitration to be administered by the ICC in accordance with the ICC’s Rules of Arbitration in accordance with Section 9.10 of the Shareholders Agreement. In such event, the sole issues to be decided by the Panel will be as follows: (a) whether there has been a Substantial Breach; and (b) if there has been a Substantial Breach, whether the Breaching Party’s board of directors or senior

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management has failed to commence Requisite Efforts within thirty (30) days following its receipt of a Substantial Breach Notice or has failed to continue, for a commercially reasonable period of time, to use Requisite Efforts with respect to the applicable Substantial Breach. If the Panel decides that there has been a Substantial Breach and that the Breaching Party’s board of directors or senior management has failed to commence Requisite Efforts within thirty (30) days following its receipt of a Substantial Breach Notice or has failed to continue, for a commercially reasonable period of time, to use Requisite Efforts with respect to the applicable Substantial Breach, then the Non-breaching Party may terminate the applicable License solely with respect to the specific items of Affected IP set forth in the applicable Substantial Breach Notice. For the avoidance of doubt, if such arbitration is commenced within the applicable time period, a Non-breaching Party will have no right to terminate any License granted hereunder with respect to any specific item of Affected IP as a result of any Substantial Breach unless the Panel decides in favor of such Non-breaching Party in the arbitration proceedings described in this Section 6.3 with respect to such Substantial Breach.

6.4 Partial License Termination. If, at any time during the Term, the Board of Directors formally resolves in accordance with the Charter that Company or any Subsidiary Sublicensee will not pursue a particular line of business at any time in the future and will permanently cease such line of business, or if Company or any Subsidiary Sublicensee is permanently prohibited from pursuing a particular line of business under applicable Law (whether existing as of the Effective Date or at any time during the Term), then the Licenses (and any applicable sublicenses) as applicable to Company’s or such Subsidiary Sublicensee’s activities in that line of business will immediately and automatically terminate (each such termination, a “Partial License Termination”) and, in such event and only to the extent for DWA IP other than Contributed DWA IP, the Parties will agree in good on fair and reasonable compensation from DWA to Company for such Partial License Termination. In the event of such Partial License Termination, this Agreement and the remaining Licenses will continue in effect for the Term.

6.5 Termination of Sublicense Agreements. Each Sublicense Agreement will automatically terminate upon the termination or expiration of this Agreement, without notice or further act by the applicable Sublicensee or any Party. Further, each Sublicense Agreement will automatically terminate with respect to any applicable Affected IP upon the termination of any License with respect to such specific items of Affected IP, without notice or further act by the applicable Sublicensee or any Party. If a Sublicensee commits a Substantial Breach, then (a) Company must notify DWA upon becoming aware of such Substantial Breach, and (b) Company must use, or must ensure that the applicable Sublicensee uses, Requisite Efforts with respect to such Substantial Breach, and (c) if the applicable Sublicensee does not use such Requisite Efforts, Company must terminate the applicable Sublicense Agreement (the “Company Enforcement Requirements”). If Company meets the Company Enforcement Requirements, then DWA may not terminate the License with respect to the applicable Affected IP as a result of the applicable Substantial Breach committed by a Sublicensee. But if Company fails to meet the Company Enforcement Requirements with respect to any Substantial Breach committed by a Sublicensee, then DWA may terminate the License with respect to the applicable Affected IP upon notice to Company. For avoidance of doubt, with respect to a Substantial Breach by a Subsidiary Sublicensee, if Company causes the Subsidiary Sublicensee to use Requisite Efforts (including, if Company deems necessary, by installing new management or other personnel at the Subsidiary Sublicensee), then Company and Subsidiary Sublicensee will be deemed to have met the Company Enforcement Requirements.

6.6 Effect of Termination. Upon expiration or termination of this Agreement as provided in Section 6.1 above, or upon termination of the Licenses with respect to particular Affected IP as provided in Section 6.2 above, the Licenses with respect to the applicable DWA IP (or with respect to the particular Affected IP, as the case may be) will terminate and Company will have no further right to use, sublicense or otherwise exploit (and will cease all use, sublicensing and other exploitation of) the DWA IP (or the particular Affected IP, as the case may be) or any Entertainment Property, Work of Authorship or Consumer Product that uses, displays, includes or incorporates the DWA IP (or the particular Affected IP,

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as the case may be). In addition, upon expiration or termination of this Agreement as provided in Section 6.1 above, or upon termination of the Licenses with respect to particular Affected IP as provided in Section 6.2 above, all Sublicense Agreements and Manufacturing Agreements will terminate in their entirety (or with respect to the particular Affected IP, as the case may be) and Company will require that all Subsidiary Sublicensees, and will use commercially reasonable efforts to ensure that all Third Person Sublicensees and Company Contractors, cease all use and other exploitation of the DWA IP (or particular Affected IP, as the case may be) and any Entertainment Property, Work of Authorship or Consumer Product that uses, displays, includes or incorporates the DWA IP (or the particular Affected IP, as the case may be). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, upon the expiration or termination of this Agreement as set forth in Section 6.1 above and Partial License Termination as provided in Section 6.4 above, Company (and any Subsidiary Sublicensees, Third Person Sublicensees and Company Contractors) may sell off existing inventories of Consumer Products that include or use any DWA Content or DWA Trademarks and that are on hand or actually and already manufactured as of the expiration or termination date of this Agreement as provided in Section 6.1 above or the date of the Partial License Termination, as applicable, for a period of one hundred and eighty (180) days, provided that such Consumer Products meet the Content-Specific Requirements and such sell off otherwise complies with the applicable terms and conditions of this Agreement. Upon expiration or termination of this Agreement as set forth in Section 6.1 above, each Party will within thirty (30) days return or destroy all tangible or retrievable materials containing or constituting Confidential Information of the other Party, and will, at the other Party’s request, provide the other Party with a written statement signed by an officer of the first Party certifying that such return or destruction has occurred. Upon termination of the Licenses with respect to particular Affected IP as set forth in Section 6.2 above, the Breaching Party will within thirty (30) days return or destroy all tangible or retrievable materials containing or constituting Confidential Information of the Non-breaching Party pertaining to the applicable Affected IP, and will, at the Non-breaching Party’s request, provide the Non-breaching Party with a written statement signed by an officer of the Breaching Party certifying that such return or destruction has occurred. This Section 6.6 will also apply in the event of any Partial License Termination, but only to the extent of, and with respect to the specific DWA IP affected by, the Partial License Termination. Either Party’s termination of this Agreement as set forth in Section 6.1 or the Licenses with respect to particular Affected IP will be without prejudice to any other remedies that it may have at law or in equity, and will not relieve either Party of breaches occurring prior to the effective date of termination or the termination date of the Licenses with respect to the particular Affected IP. Neither Party will be liable to the other for damages of any kind solely as a result of terminating this Agreement as set forth in Section 6.1 (or the Licenses with respect to particular Affected IP, as the case may be) in accordance with the terms of this Agreement. For clarification and notwithstanding anything to the contrary in this Agreement or otherwise, this Agreement in its entirety will only terminate upon the wind-up and dissolution of Company and the liquidation of Company’s assets as set forth in the Shareholders Agreement and the Charter, and may not be terminated in its entirety for any other reason (including for a Substantial Breach).

6.7 Survival. In the event of any expiration or termination of this Agreement as set forth in Section 6.1 above, the following provisions will survive: Section 1 (Definitions), Section 2.10 (Restrictions), Section 3 (Company Derivative IP), Section 6.6 (Effect of Termination), Section 6.7 (Survival), Section 7 (Confidential Information), Section 8 (Warranty; Indemnification; Disclaimer; Limitation of Liability); and Section 9 (Miscellaneous).

Section 7

CONFIDENTIAL INFORMATION

7.1 Confidential Information. By virtue of this Agreement, each Party and its Affiliates (the “Receiving Party”) may have access to Confidential Information of the other Party and its Affiliates (the “Disclosing Party”) (or the Disclosing Party’s vendors, suppliers and licensors). Confidential Information of DWA includes all non-public Knowhow, Software and other Intellectual Property included in DWA IP

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that does not fall into any of the exceptions set forth in this Section 7.1. Confidential Information does not include information that (a) is or becomes publicly known other than as a result of any wrongful action or inaction of the Receiving Party, (b) was already known to the Receiving Party prior to receiving it from the Disclosing Party, (c) is obtained by the Receiving Party from an unrelated third Person without a duty of confidentiality owed to the Disclosing Party, or (d) is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information. Each Disclosing Party will use commercially reasonable efforts to mark or otherwise inform the Receiving Party of the confidential nature of Confidential Information (but, for clarity, the Disclosing Party’s failure to so mark or inform will not cause any Confidential Information to lose that status).

7.2 Restrictions on Use and Disclosure. The Receiving Party will not use Confidential Information of the Disclosing Party for any purpose other than to exercise its rights or perform its obligations under this Agreement. The Receiving Party will not disclose Confidential Information of the Disclosing Party to any third Persons except to its employees, consultants or contractors who have a need to know such Confidential Information to exercise the Receiving Party’s rights or to perform the Receiving Party’s obligations under this Agreement and who are bound by confidentiality provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those set forth in this Agreement. The Receiving Party will protect the Confidential Information of the Disclosing Party with at least the same degree of care it uses to protect its own information of a similar nature or sensitivity, but in any event with no less than reasonable care. The Receiving Party will advise the Disclosing Party in writing of any misappropriation or misuse of the Disclosing Party’s Confidential Information of which the Receiving Party becomes aware. Without limitation of the foregoing, the Parties agree that Special Technical Information (as defined in Schedule 10) will be subject to the additional requirements set forth in Schedule 10. Notwithstanding anything to the contrary in this Agreement or otherwise, an employee of the Receiving Party will not be precluded from the use of Residuals of any Confidential Information of the Disclosing Party that such employee cannot readily and specifically identify as the Confidential Information of the Disclosing Party for internal business purposes. “Residuals” of any Confidential Information of the Disclosing Party means information in intangible form incidentally retained in the unaided memories of, and which becomes a part of the general knowledge, skills and experience of, employees who have rightfully had access to such Confidential Information of the Disclosing Party as permitted pursuant to this Agreement. An employee’s memory is unaided if such employee has not intentionally memorized the Confidential Information of the Disclosing Party for the purpose of retaining and subsequently using or disclosing it, and the employee has not referred back to any documents, materials, electronic records or other media provided by the Disclosing Party. In no event will the foregoing be construed as a license under any Intellectual Property Rights of the Disclosing Party or be construed to limit any restriction on disclosure of the Confidential Information of the Disclosing Party as set forth in this Agreement.

7.3 Exclusions. Notwithstanding the foregoing, this Agreement will not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by request of any regulatory body to which the Disclosing Party is subject or by a judicial order or other legal obligation under applicable Law (including applicable Federal or state securities Laws, or a national securities exchange rules), but, in such event, the Receiving Party will, to the extent permitted by applicable Law, promptly notify the Disclosing Party to allow intervention (and will cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including application for a protective order) at the Disclosing Party’s sole cost and expense.

Section 8

WARRANTY; INDEMNIFICATION; DISCLAIMER; LIMITATION OF LIABILITY

8.1 Warranties. Each Party hereby represents and warrants to the other Party that it has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. Each Party further represents and warrants, and covenants, as applicable, to the other Party that (a) the execution and delivery

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of this Agreement has been duly and validly authorized by all necessary corporate action applicable to such Party, and no other corporate action is necessary to authorize such Party’s execution and performance of this Agreement, and (b) it will at all times comply with all Laws which are applicable to it in its performance of its obligations and exercise of its rights under this Agreement. DWA and its Affiliates also represent and warrant that: (i) the versions of the Software included in the Contributed DWA Technology constitute the same versions of such Software that DWA and its Affiliates use (i.e., have deployed in their production environment) to create animated Feature Films for the United States and other territories as of the Effective Date, except to the extent that DWA modifies such Software with the Company’s approval or in order to operate in the Company’s environment pursuant to a Statement of Work under the Consulting and Training Services Agreement or under this Agreement or the Onshore Technology License, (ii) as between DWA SKG, DWA LLC, and their respective Affiliates (but not as between, on the one hand, any of DWA SKG, DWA LLC or their respective Affiliates and, on the other hand, any third Person), DWA LLC owns or controls or otherwise has the right to license the applicable Intellectual Property Rights in and to the DWA IP and otherwise grant the Licenses provided under this Agreement, subject to Third Person Rights as expressly set forth in Section 2.7, and (iii) neither DWA nor its Affiliates has, and none of them will, grant to any third Person or exercise themselves any of Company’s rights for an exclusive license to the English language Trademark ORIENTAL DREAMWORKS and the “Panda in the Moon” logo Trademark in such other jurisdictions that may be added to the Territory pursuant to Section 1.95 hereof, including licensing the English language Trademark ORIENTAL DREAMWORKS and the “Panda in the Moon” logo Trademark to any third Persons in any such jurisdiction.

8.2 Indemnification by DWA. DWA will defend, indemnify and hold harmless Company, the Subsidiary Sublicensees and their respective directors, officers, shareholders, partners, agents, representatives, successors and assigns, from and against any and all third Person claims, actions (including, without limitation, any governmental and inquiries, investigations, enforcement actions and other governmental or regulatory actions), and causes of action, and any damages, fines, penalties, liabilities, obligations, judgments, decrees, settlements, costs and expenses, including reasonable attorneys’ fees, arising out of any of the foregoing, for or based on (a) any breach, or a claim that, if true, would be a breach by DWA or any of its Affiliates of any of their respective obligations, covenants, representations or warranties contained in this Agreement or any Additional License Addendum, (b) an allegation by a third Person that any Contributed DWA IP, Additional DWA IP or DWA Trademark, when used in or for the Territory or any Additional Territory set forth in an Additional License Addendum without modification in the form provided and in accordance with the Licenses and other terms and conditions of this Agreement, infringes, misappropriates or otherwise violates the non-patent Intellectual Property Rights of such third Person, (c) any claim by any third Person of products liability or death or injury to any Person or damages to or losses of any property to the extent caused (or alleged to be caused) by the negligence of DWA or any of its Affiliates or any product or service sold, distributed or otherwise provide by or for DWA or any of its Affiliates to such third Person (except to the extent resulting (or alleged to result) from any Company Derivative IP incorporated into such product or used for such service in accordance with this Agreement), or (d) any violation of or failure to comply with any Law applicable to DWA or any of its Affiliates. If any Contributed DWA IP, Additional DWA IP or DWA Trademark becomes, or DWA believes is likely to become, subject to any claim, DWA will have the option, at its sole cost and expense, to modify the applicable Contributed DWA IP, Additional DWA IP or DWA Trademark to be non-infringing and still substantially similar, provide Company with a non-infringing substantially similar substitute for the Contributed DWA IP, Additional DWA IP or DWA Trademark, or obtain for Company a license to continue using such Contributed DWA IP, Additional DWA IP or DWA Trademark as provided under the Licenses and other terms and conditions of this Agreement. DWA will have no obligation to defend, indemnify or hold harmless Company or any Subsidiary Sublicensee (or any other Person indemnified hereunder) for use or other exploitation of such Contributed DWA IP, Additional DWA IP or DWA Trademark that occurs more than sixty (60) days after DWA has provided Company with such modification or substitution in accordance with the foregoing sentence. In addition, notwithstanding anything herein to

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the contrary, DWA’s obligation to defend, indemnify or hold harmless Company and any Subsidiary Sublicensee (and any other Person indemnified hereunder) with respect to use of the DWA Trademarks extends only to uses of the DWA Trademarks in connection with those goods and services for which they have been registered by DWA in the Territory or an Additional Territory.

8.3 Indemnification by Company. Company will (and will require each Subsidiary Sublicensee to) defend, indemnify and hold harmless DWA and its Affiliates, and their respective directors, officers, shareholders, partners, agents, representatives, successors and assigns, from and against any and all third Person claims, actions (including any governmental and inquiries, investigations, enforcement actions and other governmental or regulatory actions), and causes of action, and any damages, fines, penalties, liabilities, obligations, judgments, decrees, settlements, costs and expenses, including reasonable attorneys’ fees, arising out of any of the foregoing, for or based on (a) any breach, or a claim that, if true, would be a breach by Company or any Sublicensee or Company Contractor of any of their respective obligations, covenants, representations or warranties contained in this Agreement or any Sublicense Agreement or Manufacturing Agreement, (b) an allegation by a third Person that any Company IP or Company Derivative IP infringes, misappropriates or otherwise violates the non-patent Intellectual Property Rights of such third Person (except to the extent that the infringement, misappropriation or other violation results (or is alleged to result) from or arise in connection with the incorporation or use of the Contributed DWA IP, Additional DWA IP or DWA Trademark into or in connection with such Company IP or Company Derivative IP in accordance with this Agreement or the modification of such Company IP or Company Derivative IP by or for DWA or its Affiliates), (c) any use (including any use that is not in the Territory or in any Additional Territories set forth in any Additional License Addendum) by Company (or any Company Contractors or Sublicensees) of DWA IP other than as permitted under this Agreement or any Additional License Addendum, (d) any claim by any third Person of products liability or death or injury to any Person or damages to or losses of any property to the extent caused (or alleged to be caused) by the negligence of Company or any of its Affiliates or any product or service sold, distributed or otherwise provided by or for Company or any Sublicensee or Company Contractor to such third Person (except to the extent resulting from (or alleged to result from) the Contributed DWA IP, Additional DWA IP or DWA Trademark incorporated into such product or used for such service in accordance with this Agreement), (e) violation of or failure to comply with any Law applicable to the Company or any Sublicensees or Company Contractors, or (f) use of the DWA Trademarks for any goods and services other than in connection with those goods and services for which they have been registered by DWA in the Territory or an Additional Territory.

8.4 Sole and Exclusive Remedy. THE INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN AND IN THE TRANSACTION DOCUMENTS CONSTITUTE THE ENTIRE LIABILITY OF BOTH PARTIES AND EACH PARTY’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY CLAIMS OF INFRINGEMENT OF THIRD-PARTY RIGHTS UNDER THIS AGREEMENT.

8.5 Indemnification Process. The indemnified Party will promptly give notice to the indemnifying Party of any claim or the commencement of any litigation as to which indemnity is sought, but any failure to provide such notice will not relieve any Party of its obligation to indemnify except to the extent such Party is materially prejudiced by such delay. The indemnifying Party will assume the defense of the claim or litigation and take all steps reasonably necessary at its expense to defend or settle such claim or litigation, but if it fails to do so the indemnified Party may undertake such defense and steps reserving all rights against the indemnifying Party. The indemnified Party may participate and appear with the other Party in such claim or litigation at its own expense with legal counsel of its own choosing. Notwithstanding the foregoing, no indemnifying Party will consent to any judgment or settlement of any claim or litigation subject to indemnification by the indemnifying Party hereunder without the prior written approval of the indemnified Party, which consent will not be unreasonably withheld or delayed, if such judgment or settlement would materially bind or affect the other Party. The foregoing right of indemnity will be in addition to the other rights and remedies of the indemnified Party hereunder.

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8.6 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY ADDITIONAL LICENSE ADDENDUM OR ANY OTHER TRANSACTION DOCUMENTS, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, ACCURACY, NON-INFRINGEMENT OF THIRD PERSON RIGHTS AND TITLE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

8.7 Limitation of Liability. EXCEPT WITH RESPECT TO THE PARTIES’ RESPECTIVE OBLIGATIONS UNDER SECTIONS 8.2 AND 8.3, OR THE INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OF EITHER PARTY’S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY, NEITHER PARTY NOR THEIR AFFILIATES WILL BE LIABLE FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND, OR FOR ANY DAMAGES RESULTING FROM LOSS OR INTERRUPTION OF BUSINESS, LOST DATA OR LOST PROFITS, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ADDITIONAL LICENSE ADDENDUM, HOWEVER CAUSED, EVEN IF SUCH PARTY HAS BEEN ADVISED OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9

MISCELLANEOUS

9.1 Terms and Usage Generally. The definitions in this Agreement will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Sections, Exhibits and Schedules will be deemed to be references to Sections of and Exhibits and Schedules to this Agreement unless the context otherwise requires. All Exhibits and Schedules attached to this Agreement will be deemed incorporated herein as if set forth in full herein. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and will not mean simply “if.” References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as it may be from time-to-time amended.

9.2 Notices. Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any Party hereunder will be in writing (including a facsimile or similar writing) and will be given to such Party at the address or facsimile number set forth in Schedule 11 hereto or as such Party will hereafter specify for the purpose by notice to the other Party. Each such notice, request or other communication will be effective (a) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (b) if given by mail, five (5) Business Days (or, (i) if by overnight courier, three (3) Business Days, or (ii) if to an address outside the country of origin, seven (7) Business Days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified pursuant to this Section 9.2.

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9.3 Third Party Beneficiaries; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither Party may assign, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that DWA may assign, including by operation of law, this Agreement without the prior written consent of Company in connection with (a) any transaction or series of related transactions which result in the sale, exchange or other disposition of (i) more than fifty percent (50%) of the outstanding voting capital stock of DWA or (ii) all or substantially all of the assets of DWA or (b) any merger, amalgamation, arrangement, consolidation or other form of corporate reorganization in which DWA is a constituent party in which the beneficial holders of the outstanding voting securities of DWA prior to such transaction beneficially own less than fifty percent (50%) of the combined voting power of the outstanding securities of the entity resulting from such transaction; provided that such assignee assumes in writing and agrees to perform all of DWA’s obligations hereunder (each, a “DWA Corporate Transaction”). Any purported assignment in contravention of the foregoing will be null and void. This Agreement is not intended to confer any rights or remedies upon, and will not be enforceable by, any Person other than the Parties and their respective successors and permitted assigns.

9.4 Waiver. No failure by any Party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition will operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any Party by notice given in accordance with this Agreement may, but will not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of any other Party. No waiver will affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof will continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any Party will not preclude or waive its right to exercise any or all other rights or remedies.

9.5 Integration. This Agreement, including all Additional License Addenda hereunder, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection herewith, and no covenant, representation or condition not expressed in this Agreement will affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

9.6 Headings. The headings of Sections of this Agreement are for convenience only and will not be interpreted to limit or amplify the provisions of this Agreement.

9.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

9.8 Severability. Each provision of this Agreement will be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future Law, such invalidity will not impair the operation of or affect those portions of this Agreement that are valid, but in such case the Parties will endeavor to amend or modify this Agreement to achieve to the extent reasonably practicable the purpose of the invalid provision.

9.9 Amendments and Modifications. This Agreement may be amended or modified at any time and from time-to-time only with the written consent of each Party.

9.10 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof.

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9.11 Dispute Resolution. Except as otherwise set forth in this Agreement, any and all disputes arising out of or in connection with this Agreement will be resolved pursuant to the dispute resolution provisions set forth in Section 9.10 of the Shareholders Agreement. Notwithstanding the foregoing, either Party at any time may seek injunctive relief and other equitable relief with respect to any breach of this Agreement in any court having jurisdiction.

9.12 Waiver of Jury Trial. Each of the Parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

9.13 Absence of Presumption. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.14 Expenses. Unless otherwise provided hereunder, each Party will be responsible for its own expenses incurred in connection with this Agreement.

9.15 Application of the Code. The Parties agree that all rights and licenses granted hereunder, including those rights and licenses granted under Section 2 above, are rights and licenses in “intellectual property” within the scope of Section 101 (35A) (or its successors) of the United States Bankruptcy Code (the “Code”). Each Party will have the rights set forth in this Agreement, including any Additional License Addendum, with respect to the applicable licensed Intellectual Property, as a licensee of Intellectual Property Rights hereunder and under the Additional License Addendum, will have and may fully exercise all rights available to it under the Code and under any other applicable U.S. Federal, state or foreign law (collectively with the Code, a “Debtor Relief Law”), including under Section 365(n) of the Code or its successors. In the event of a case under the Code or under any other applicable Debtor Relief Law involving either Party, in addition to and not in lieu or limitation of any other remedies available to the other Party, such Party will have the right to obtain (and the other Party or any trustee for such Party or its assets will, at the other Party’s written request, deliver to such Party) embodiments of any and all of the applicable Intellectual Property necessary for such Party to use and exploit any and all of the applicable Intellectual Property to exercise its rights hereunder.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

[DREAMWORKS]	[COMPANY]

By:	By:

Name:	Name:

Title:	Title:

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EXHIBIT E

FORM OF DWA ONSHORE LICENSE AGREEMENT

AGREED FORM

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (this “Agreement”) is entered into as of                     , 2012 (the “Effective Date”) by, on the one hand, [DreamWorks Animation WFOE], a wholly foreign owned enterprise organized under the laws of China (“DWA”), and, on the other hand, [ODW Ancillary WFOE] and [ODW Production WFOE], each a wholly foreign owned enterprise organized under the laws of China (individually and collectively, “Company”). DWA and Company are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Each Company is a wholly-owned subsidiary of ODW Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Company Parent”), and DWA is a wholly-owned indirect subsidiary of DreamWorks Animation SKG, Inc., a Delaware corporation (“DWA Parent”).

B. Company Parent, DWA Parent, DWA International Investments, Inc. (“DWA Subsidiary”), [CPE] (“CPE”), China Media Capital (Shanghai) Center L.P. (“CMC”), Shanghai Alliance Investment Co., Ltd. (“SAIL”), Shanghai Media Group (“SMG”) and [Other CPE Partners] (“[    ]”, and together with CMC, SAIL and SMG, the “CPE Holders”) have entered into a Shareholders Agreement and a Transaction and Contribution Agreement, each dated as of [                    ] (respectively, the “Shareholders Agreement” and the “Transaction and Contribution Agreement”), pursuant to which DWA Parent and the CPE Holders have agreed to launch a joint venture to be operated through Company and to effect certain contributions to Company.

C. In furtherance of the transactions contemplated by the Shareholders Agreement and the Transaction and Contribution Agreement, DWA and Company are entering into this Agreement pursuant to which, among other things, DWA will grant certain intellectual property licenses to each Company, as further described herein.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1

DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them in the Shareholders Agreement or, if not defined in the Shareholders Agreement, in the Transaction and Contribution Agreement. The following capitalized terms have the following meanings:

1.1 “Additional DWA Technology” means any technology licensed or sublicensed to Company, with or without consideration, pursuant to (and as identified in) an Additional License Addendum as described in Section 2.2; but in any case, Additional DWA Technology does not include Contributed DWA Technology provided in exchange for DWA Subsidiary’s equity stake in Company Parent.

1.2 “Additional License Addendum” has the meaning set forth in Section 2.2.

1.3 “Additional Territory” means any territory added to the Licenses pursuant to (and as identified in) an Additional License Addendum as described in Section 2.2.

1.4 “Affected Technology” has the meaning set forth in Section 4.2.

1.5 “Affiliate” has the meaning set forth in the Shareholders Agreement.

1.6 “Animation Park” means an industry park that the Chinese government designates may hold companies in the animation industry.

1.7 “Board of Directors” has the meaning set forth in the Shareholders Agreement.

1.8 “Breaching Party” has the meaning set forth in Section 4.2.

1.9 “Business Day” has the meaning set forth in the Shareholders Agreement.

1.10 “Change in Law” has the meaning set forth in Section 2.5.

1.11 “Charter” has the meaning set forth in the Shareholders Agreement.

1.12 “China” has the meaning set forth in the Shareholders Agreement.

1.13 “Code” has the meaning set forth in Section 7.15.

1.14 “Company Contractors” has the meaning set forth in Section 2.3.

1.15 “Company Derivative Technology” means any Software, Knowhow or other technology that Company (or Company Contractor) creates or develops (alone or with others, but not Software, Knowhow or other technology created or developed by or for DWA or any of its Affiliates) that is an improvement, modification, change, enhancement, or update to any DWA Technology, or is based upon or derived from any DWA Technology, or that is added to and becomes a part of any DWA Technology.

1.16 “Company Subsidiaries” means the Production Subsidiary, the Ancillary Subsidiary, the Company, and any other direct or indirect Subsidiaries of Company Parent.

1.17 “Company Third Party IP” has the meaning set forth in Section 3.5.

1.18 “Confidential Information” means Knowhow and other information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

1.19 “Consulting and Training Services Agreement” means the Consulting and Training Services Agreement, dated [    ], by DWA and each Company.

1.20 “Content” means Works of Authorship other than Software or other technology.

1.21 “Contributed DWA Technology” means the DWA Technology that is listed on Schedule 1 which is contributed by license, or is required to be contributed by license, by DWA Parent, DWA, or any Affiliate of DWA Parent to Company Parent or to any Company Subsidiary in exchange (in part) for DWA Subsidiary’s equity stake in Company Parent pursuant to the Transaction Documents.

1.22 “Core Business” has the meaning set forth in the Shareholders Agreement.

1.23 “Debtor Relief Law” has the meaning set forth in Section 7.15.

1.24 “Disclosing Party” has the meaning set forth in Section 5.1.

1.25 “DWA Corporate Transaction” has the meaning set forth in Section 7.3.

1.26 “DWA Technology” means Software, Knowhow and other technology that is contributed by license or otherwise provided under license, or is required to be contributed by license or otherwise provided under license, by DWA Parent or its Affiliates to Company Parent or to any Company Subsidiary under the Transaction Documents, namely the Contributed DWA Technology; Company Derivative Technology; and any Additional DWA Technology, and all patches, fixes, updates, upgrades, and new releases (but not New Versions that Company has not licensed under an Additional License Addendum) to any of the Software included in the Contributed DWA Technology or Additional DWA Technology that DWA Parent or the applicable Affiliate deploys in its own production environment (subject to the modifications described in Section 6.1), including that DWA Parent delivers or is required to deliver to Company Parent or any Company Subsidiary under the Consulting and Training Services Agreement or an Additional License Addendum.

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1.27 “Entertainment Properties” means Motion Pictures, Television Motion Pictures, Video Games, Interactive Content, Live Stage Productions, Theme Parks, Animation Parks and Online Distribution Platforms.

1.28 “Escalation Process” has the meaning set forth in Section 4.2.

1.29 “Feature Film” means a Motion Picture with a running time of seventy (70) minutes or more and intended for initial theatrical exhibition.

1.30 “Intellectual Property” or “IP” means all (a) technology, formulae, algorithms, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) specifications, designs, models, devices, prototypes, schematics and development tools; (d) Works of Authorship, including Content and Software; (e) databases and other compilations and collections of data or information; (f) Trademarks; (g) Knowhow; (h) Confidential Information; and (i) tangible embodiments of any of the foregoing and of any Intellectual Property Rights, in any form or media whether or not specifically listed herein.

1.31 “Intellectual Property Rights” means all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (a) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements; (b) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated); (c) other rights with respect to Software, including registrations thereof and applications therefor; (d) industrial design rights and registrations thereof and applications therefor; (e) rights with respect to Trademarks, and all registrations thereof and applications therefor; (f) rights with respect to Confidential Information, including trade secret rights and rights to limit the use or disclosure thereof; (g) rights with respect to databases and other compilations and collections of data or information, including registrations thereof and applications therefor; (h) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (i) any rights equivalent or similar to any of the foregoing.

1.32 “Interactive Content” means any audio, visual or audiovisual work and any and all elements to the foregoing that may be exploited through any arrangement, apparatus, device, interface, process, procedure, method, manner, medium, media, means or way, any of the foregoing whether now known or hereafter devised, in which the end user or viewer has the ability to interact with or participate in such audio, visual or audiovisual work (but such interaction will not amount to gameplay or be considered a Video Game), including the ability to (a) choose the presentation of audio or video portions of the audio, visual or audiovisual work or elements of the same, including, by means of determining how the audio or video portions are exhibited (e.g., different camera angles, commentary, microphone “feeds” or other audio tracks or background music) or selecting the order in which such audio or video portions appear, (b) engage in two-way transmissions that include the ability for the end user or viewer to access the work or any information, products or services related to the work, including by utilizing “hyperlinks” or other “click-through” options to link directly to an Internet web-page or similar location, or the activation of on-screen commands to access HTML or other pages, or (c) otherwise view or interact with the work or elements in a non-linear fashion.

1.33 “Knowhow” means procedures, processes, methods, techniques, knowhow, and information.

1.34 “Law” has the meaning set forth in the Shareholders Agreement.

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1.35 “License Term” means the term of each License as set forth in this Agreement or the applicable Additional License Addendum.

1.36 “Licenses” means the licenses granted to Company under this Agreement or any Additional License Addendum.

1.37 “Live Stage Production” means the presentation of literary material (e.g., a screenplay, play, script or other written material) on the spoken stage with live performers appearing and speaking in the immediate presence of the viewing audience. For clarity, such a presentation for the primary purpose of photographing and recording the presentation for use in a Motion Picture or for the promotion of a Motion Picture will not be deemed a Live Stage Production.

1.38 “Motion Picture” means any audiovisual work in which pictures, images, and visual and aural representations are recorded or otherwise preserved for display by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, except that Video Games will not be deemed to be Motion Pictures. To avoid doubt, Motion Picture includes any Television Motion Picture.

1.39 “Motion Picture Content” means, with respect to any Motion Picture (including any Television Motion Picture), the characters, plot elements, scenes, stories, and names incorporated therein.

1.40 “New Version” means a modification or new version of any of the Software licensed as part of the DWA Technology hereunder that both contains substantial new features, functionality and performance and is designated by DWA Parent and any of its Affiliates as a new version of such Software (such as by assigning a new version number to such new version).

1.41 “Non-breaching Party” has the meaning set forth in Section 4.2.

1.42 “Offshore Technology License Agreement” means the License Agreement, dated [                    ] by, on the one hand, DWA Parent and DreamWorks Animation LLC, a Delaware limited liability company and, on the other hand, Company Parent.

1.43 “Online Distribution Platform” means a website or other Internet, online, mobile, networked or connected property, location, site or platform operated by or for Company Parent or any Company Subsidiary for distribution, display, use, access or other commercialization or exploitation in the Territory of Motion Pictures, Television Motion Pictures, and Video Games that complies with the requirements set forth in this Agreement.

1.44 “Open Source” means Software or similar subject matter that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative.

1.45 “Partial License Termination” has the meaning set forth in Section 4.4.

1.46 “Person” means has the meaning set forth in the Shareholders Agreement.

1.47 “Receiving Party” has the meaning set forth in Section 5.1.

1.48 “Residuals” has the meaning set forth in Section 5.2.

1.49 “Requisite Efforts” means, with respect to any Substantial Breach, the efforts that a reasonable person in the position of the Breaching Party in similar circumstances would use to, as expeditiously as reasonably possible, stop the activity giving rise to the Substantial Breach and to the extent commercially reasonable to remediate the harm caused by the Substantial Breach (for example, by recalling and destroying unauthorized or noncompliant products, imposing disciplinary measures on or terminating employees responsible for the Substantial Breach, and taking other reasonable corrective measures intended to stop and prevent the recurrence of such Substantial Breach), in each case subject to applicable Law.

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1.50 “Shareholders Agreement” has the meaning set forth in Recital A.

1.51 “Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

1.52 “Subsidiary” has the meaning set forth in the Shareholders Agreement.

1.53 “Substantial Breach” means a breach of this Agreement with respect to one or more specific items of Affected Technology, that (a) has a substantial and subsisting adverse impact on the Non-breaching Party’s use of, rights in, or enjoyment of the benefits of such Affected Technology, including with respect to the Intellectual Property Rights in such Affected Technology, or (b) fundamentally impairs the transactions contemplated under this Agreement, the Shareholders Agreement and the other Transaction Documents.

1.54 “Substantial Breach Notice” has the meaning set forth in Section 4.2.

1.55 “Technology License” has the meaning set forth in Section 2.1.

1.56 “Television Motion Picture” means any Motion Picture (including a television series and any pilot or individual episode thereof), that is produced for initial exhibition on television, including broadcast, cable, satellite, online and all other forms of television exhibition and distribution.

1.57 “Term” has the meaning set forth in Section 4.1.

1.58 “Territory” means China and any Additional Territory except that, only with respect to the Trademark License under the DWA Offshore License Agreement for the English language Trademark ORIENTAL DREAMWORKS and the “Panda in the Moon” logo Trademark, the Territory also includes regardless of whether the Parties have entered into an Additional License Addendum regarding the same or DWA has otherwise provided its consent (a) such other jurisdictions as may be approved by the Board of Directors as a Special Decision in accordance with the Charter and the Shareholders Agreement for such time as the Charter provides that the expansion of the Territory is a matter requiring the affirmative vote of at least one Class B Director appointed by DWA SKG or an Affiliate of DWA SKG in its capacity as Class B Holder and (b) such other jurisdictions as may be approved by DWA in writing at any time from and after the Charter ceasing to provide that the expansion of the Territory is a matter requiring the affirmative vote of at least one Class B Director appointed by DWA SKG or an Affiliate of DWA SKG in its capacity as Class B Holder.

1.59 “Theme Park” means an amusement park or similar grouping of entertainment attractions, such as rides and other events, in a particular location for the enjoyment of the general public in which the branding, landscaping, buildings, and attractions are based on one or more specific themes, including the branding, signage, rides, events and shows, interactive attractions, landscaping and building features, mascots and characters, costumes, promotional and advertising materials, and similar materials and attractions.

1.60 “Third Party IP” means Software or other Works of Authorship or other Intellectual Property owned or controlled by third Persons (including any Open Source owned or controlled by third Persons).

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1.61 “Third Person Rights” has the meaning set forth in Section 2.4.

1.62 “Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, corporate and company names, domain names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

1.63 “Video Games” means all interactive video games of any kind or nature, including, the written materials, characters, plot elements, scenes, stories, names, visual effects, music, sound effects, voiceover tracks, and all content incorporated therein or created in connection with the production or promotion thereof, whether such gameplay is delivered electronically or through physical means for arcade, console, personal computer, handset device, mobile device or online, Internet, web, networked or connected platforms or any successor or derivative devices or platforms or any other device or platform now existing or hereafter conceived (including, massively multiplayer online games, casual games, social media games, streaming games and downloaded games).

1.64 “Works of Authorship” means Motion Pictures, Television Motion Pictures, Motion Picture Content, Software, Video Games, Interactive Content, Live Stage Productions and Live Stage Production Content, and all other content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

Section 2

LICENSES TO COMPANY

2.1 Technology License Grant

(a) License. Subject to the terms and conditions of this Agreement, DWA hereby grants to Company, under all Intellectual Property Rights in or to the DWA Technology that DWA Parent or any of its Affiliates owns or otherwise has the right to license, a royalty-free (except as may be set forth in an Additional License Addendum), nonexclusive, nontransferable (except as provided in Section 7.3) and non-sublicensable license during the License Term to use the DWA Technology for Company’s internal business operations in connection with operation of the Core Business (the “Technology License”). The Technology License does not include the right to use the DWA Technology to provide production services, development services, or other services to third Persons but, for clarity, does include the right for the Company to use the DWA Technology in connection with its own work on co-productions with third Persons (to be clear, in any such co-production, the use of the DWA Technology must be by the Company and not by the applicable third Party). In addition, for clarification and notwithstanding the generality of the foregoing, with respect to any items of DWA Technology that DWA Parent or any of its Affiliates distributes as embedded components in its own Content as part of the intended and normal use of such DWA Technology, the Technology License includes the right to distribute such embedded components as embedded in the Content in connection with which such components are used, in each case to the same extent and in the same manner that DWA Parent or such Affiliate distributes such embedded components in its own Content. The License Term of the Technology License will commence on the Effective Date and will continue thereafter for the Term, unless sooner terminated as set forth in Section 4. To be clear, and notwithstanding the restrictions set forth in Section 2.7 or anything else in this Agreement, intended or normal use of scripted or configured code within the DWA Technology for its intended purpose that involves re-scripting or configuration will not be deemed to be and will not be a violation of the restrictions on modification set forth in Section 2.7. Company understands and acknowledges that re-scripting or configuration other than as done by DWA Parent or any of its Affiliates in its production environment or according to documentation provided by DWA Parent or any of its Affiliates may cause the applicable DWA Technology or patches, fixes, updates, upgrades, and new releases to such DWA Technology not to function properly and Company agrees that DWA is not responsible for any such problems.

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(b) Source Code Access; Support and Updates. Company has the right to use the Software included in the DWA Technology only in object code form except as follows:

(i) If, during the Term of the Consulting and Training Services Agreement, a modification to the Software within the Contributed DWA Technology or Additional Contributed DWA Technology is required in connection with Company’s development of a Motion Picture, Television Motion Picture or other Entertainment Properties or Content or integration with other technology, Company may request that DWA provide such modification on commercially reasonable terms pursuant to the Consulting and Training Services Agreement. If DWA is unwilling or unable to provide the requested modification on commercially reasonable terms, either Party may escalate the matter to the Board of Directors for resolution. If (x) the Board of Directors resolves as a Special Decision in accordance with the Charter (during the period that the Charter provides that Special Decisions are a matter requiring the affirmative vote of at least one Class B Director appointed by DWA Parent or an Affiliate of DWA Parent in its capacity as Class B Holder) that Company may make such modification itself in connection with development of such Motion Picture or Television Motion Picture or (y) DWA otherwise consents in its reasonable discretion, then DWA and Company will enter into an Additional License Addendum providing Company with such right to modify and access to the source code of the applicable Contributed DWA Technology or Additional DWA Technology to the extent necessary to perform such modification at no additional cost and otherwise on the same terms as Technology License. Such source code will be treated as Special Technical Information as set forth in Section 5.2.

(ii) DWA will, at no cost to Company and until DWA Parent and any applicable Affiliate of DWA Parent ceases to use and maintain such Software itself, provide patches, fixes, updates, and upgrades (but not New Versions) to Company for particular Software within the Contributed DWA Technology or Additional DWA Technology that DWA Parent or the applicable Affiliate deploys into production in its own environment (subject to the modifications described in Section 6.1) for its own use. If DWA ceases to use or maintain such Software itself at a time that Company is continuing to use such Software and, as a result, DWA ceases to provide such support and maintenance and the forgoing modifications to Company for such Software pursuant to the Consulting and Training Services Agreement or otherwise, then, upon Company’s request, the Parties will enter into an Additional License Addendum at no additional cost and otherwise on the same terms as the Technology License except that DWA will provide the Company with the right to modify and access the source code for such Software to allow Company to maintain such Software for itself in place of DWA. Such source code will be treated as Special Technical Information as set forth in Section 5.2. In addition, for a period of ten (10) years from the Effective Date, Company may, at its option, license under an Additional License Addendum any New Versions and any additional or replacement Contributed DWA Technology or Additional DWA Technology at a cost negotiated by the Parties in good faith and otherwise on the same terms as the Technology License (except for the cost).

2.2 Additional Licenses. Either Party may propose to enter into an Additional License Addendum to add or include any Additional DWA Technology or Additional Territories to the Licenses. If the Parties agree to add or include such Additional DWA Technology or Additional Territories to the Licenses, they will execute an “Additional License Addendum” substantially in the form of Schedule 3 memorializing the same, including the applicable Additional DWA Technology or Additional Territories and, as applicable, all preexisting contractual arrangements with third Persons (and the preexisting limitations and restrictions imposed thereby) with respect to the particular Additional DWA Technology (if any), the scope and License Term of the new or modified License, and the consideration (if any) to be paid by Company with respect to the Additional DWA Technology or Additional Territories, which consideration will be subject to the mutual agreement of the Parties in good faith, and in any event will be no more than a commercially reasonable and fair market amount for the applicable territory. No Additional DWA Technology or Additional Territory will be included in the Licenses unless and until the Parties have executed an applicable Additional License Addendum. Neither Party will be obligated to

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enter into any Additional License Addendum. Upon execution, each Additional License Addendum will be deemed incorporated into this Agreement and, except as expressly set forth in the applicable Additional License Addendum, all Licenses granted in any Additional License Addendum will be subject to this Agreement.

2.3 Have Made Rights; Third Person Contractors. As part of Company’s exercise of the applicable Licenses, Company may have third Person contractors, consultants, and manufacturers (“Company Contractors”) access and use the applicable DWA Technology on Company’s behalf, as applicable, during the License Term in the Territory in order to provide services to Company. Company will require each Company Contractor that has access to or uses DWA Technology to agree in writing to comply with the limitations and restrictions in this Agreement applicable to such DWA Technology accessed or used by such Company Contractors, including confidentiality and nonuse restrictions at least as stringent as those set forth in Section 5 (and Company will use commercially reasonable efforts to enforce, and will be responsible for any noncompliance with, such limitations and restrictions).

2.4 Third Person Rights. As and to the extent specifically identified and described in Schedule 4 or an applicable Additional License Addendum, Company acknowledges that DWA and its Affiliates have preexisting contractual arrangements with, and are subject to preexisting limitations and restrictions imposed by, third Persons that may limit DWA’s ability to grant certain of the rights under the Licenses. Company agrees that the Licenses will be subject to those terms of DWA’s and its Affiliates’ preexisting contractual arrangements with third Persons (and the limitations and restrictions imposed thereby) that are specifically identified and described in Schedule 4, and any extensions, renewals and replacements of such arrangements, limitations and restrictions (the “Third Person Rights”), and that DWA will not be in breach of any of its representations, warranties or other obligations under this Agreement merely as a result of the existence of such Third Person Rights. In entering into any extensions, renewals and replacements of such arrangements, limitations and restrictions, DWA will consider in good faith the interests of the Company. Schedule 4 will identify and describe all such Third Person Rights as of the Effective Date with respect to the Contributed DWA Technology. Each Additional License Addendum will identify and describe the terms of all then-existing contractual arrangements with third Persons (and the then-existing limitations and restrictions imposed thereby) with respect to the particular Additional DWA Technology to be licensed to Company thereunder. Upon the execution of any Additional License Addendum by the Parties, Schedule 4 will be and will be deemed amended as of the date of such execution to specify those then-existing limitations and restrictions (and any extensions, renewals and replacements of such arrangements, limitations and restrictions) with third Persons with respect to such Additional License Addendum. DWA will, as requested by Company on a case-by-case basis, use commercially reasonable efforts to notify Company of all such required consents, releases and payments, and, if Company decides to exercise the Licenses, DWA will use commercially reasonable efforts at its cost (with respect to the cost of DWA’s own efforts) to assist Company in obtaining and Company agrees that it will obtain all such releases and consents and pay all such fees.

2.5 Export Control and Other Laws. As between the Parties, DWA will be responsible for obtaining and will obtain all export control licenses and similar governmental clearances, permits, consents, permissions, and authorizations necessary for DWA and its Affiliates to grant the Licenses and to export and deliver the DWA Technology to the Territory, subject to Changes in Law. Company acknowledges that applicable export control and other Laws may be enacted, or existing Laws may be amended or modified, following the Effective Date and during the Term (“Changes in Law”), and that such Changes in Law may limit DWA’s ability to grant certain of the Licenses or deliver certain portions of the DWA Technology to Company. Accordingly, in the event that DWA is prohibited from granting any License or delivering any DWA Technology to Company as a result of any Changes in Law, DWA will promptly notify the Company in writing upon becoming aware of the same and the Parties will promptly meet to discuss various ways to minimize and mitigate the effect of such Changes in Law. In addition to and not in lieu or limitation of the foregoing, the Parties will cooperate in good faith to obtain such export control license, clearances, permits, consents, permissions, and authorizations required as a result of such Changes in Law as soon as is reasonably practicable under the circumstances.

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2.6 Open Source. Company acknowledges that certain Software included in the DWA Technology may contain Open Source. The Open Source included in the Software included in the Contributed DWA Technology is listed on Schedule 2 and the Open Source included in any Software included in any Additional DWA Technology will be identified in the applicable Additional License Addendum. DWA will not provide any Open Source to Company without Company’s prior written consent (for clarity, Company consents to DWA’s provision of the Open Source listed on Schedule 2 or identified in an Additional License Addendum). In the event that Company agrees in advance and in writing to the delivery of any Open Source (including as listed on Schedule 2 of as identified in an Additional License Addendum) and to the extent any Open Source license applicable to such Open Source requires that DWA provide Company any rights with respect to such Open Source that are inconsistent with the Licenses granted in this Agreement (or any limitations or restrictions on those Licenses as set forth in this Agreement), then the applicable Open Source license will take precedence over those Licenses (and such limitations and restrictions), but solely with respect to the applicable Open Source. Company acknowledges that the Open Source license applicable to any Open Source that Company agrees in advance and in writing to be delivered by DWA to Company (including as listed on Schedule 2 of as identified in an Additional License Addendum) is solely between Company and the applicable third Person licensor of the Open Source and Company will comply with the terms of any such Open Source licenses. Without limitation of the foregoing, at DWA’s option, prior to delivery, DWA may remove any Open Source from Software included in the DWA Technology that has been modified by or for DWA and for which the applicable Open Source license would require DWA to provide the modified source code for the applicable Software under Open Source terms. If Company is unable to obtain such Open Source itself from the third Person licensor or the removal of such Open Source has an adverse effect on the features, functionality, performance, or regulatory clearance of the DWA Technology from which such Open Source has been removed, then DWA will work with Company to provide or obtain for Company at DWA’s cost Open Source or other Software with substantially similar features, functionality, and performance.

2.7 Restrictions. Except as permitted by this Agreement or any Additional License Addenda, Company will not (and will not permit any Company Contractor or other third Person for whom it is responsible to): (i) decompile, disassemble or otherwise reverse engineer any Software included in the DWA Technology or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any DWA Technology, except in each case to the extent such Software is provided to the Company in source code form or as expressly permitted by applicable Law notwithstanding a contractual obligation to the contrary; (ii) remove or alter any of DWA’s or any third Person’s copyright, Trademark or other proprietary notices, legends, symbols or labels appearing on or in particular copies of any DWA Technology except as permitted by the applicable usage guidelines or necessary for permitted use; (iii) except to the extent Company is defending itself against a claim of breach or infringement by DWA or its Affiliates or a third Person with respect to Third Person Rights or other third Person rights or applicable Law expressly provides Company the right to contest notwithstanding any contractual obligation to the contrary, contest the validity of or oppose, challenge, or seek to prevent or limit DWA’s or its Affiliates’ registration, use, licensing or other exploitation of any DWA Technology; or (iv) otherwise use, distribute, disclose, or exploit any DWA Technology except as permitted by this Agreement or any Additional License Addenda.

2.8 Reservation of Rights. As between the Parties, DWA and its Affiliates are and will be the sole and exclusive owners of all right, title and interest in and to all DWA Technology, including all Intellectual Property Rights therein. Subject only to the specific Licenses granted herein for the applicable License Terms, DWA expressly reserves all rights with respect to all DWA Technology. Except as expressly set forth herein or in any of the other Transaction Documents, Company will not acquire or claim any right, title or interest in or to any DWA Technology, whether by implication, operation of law or otherwise.

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2.9 Registration and Enforcement. As between the Parties and to the extent permitted under applicable Law, DWA has the sole and exclusive right to register and apply for registration of all Intellectual Property Rights in the DWA Technology and Company will not register or attempt to register any DWA Technology in any jurisdiction, whether in the Territory or elsewhere, or cause or assist or aid any third Person in any of the foregoing. Any decision to apply for or maintain any registrations of any DWA Technology in any jurisdiction will be at DWA’s sole discretion. Company will promptly notify DWA in writing if and when Company becomes actually aware of any infringements or misappropriations or unauthorized imitations or counterfeit versions by other Persons of any DWA Technology, and will use commercially reasonable efforts to cooperate with DWA at DWA’s expense in connection with any claim or action by DWA or its applicable Affiliate for infringement thereof and related remedies. The foregoing will not be construed to require Company or any of its Affiliates to search for or discover any infringements or misappropriations or unauthorized imitations or counterfeit versions by other Persons of any DWA Technology. As between the Parties, DWA will have the sole right, though it is under no obligation, to bring any claim or action for any past, present and future infringements of the DWA Technology, and Company will not initiate or intentionally cause the initiation of any claim or action for infringement of any DWA Technology without the prior written authorization of DWA in its sole discretion.

2.10 Proprietary Notices. Company will use commercially reasonable efforts to ensure that all Software that includes, incorporates or makes use of DWA Technology display the applicable copyright, Trademark, patent, and other legal and proprietary notices, legends, and symbols as DWA may provide to Company from time-to-time in advance and in writing. Any such changes will be prospective and Company will have a commercially reasonable time period to implement any such changes.

Section 3

COMPANY DERIVATIVE TECHNOLOGY

3.1 Assignment of Company Derivative Technology. Subject to Section 3.5 below, Company agrees that the Company Derivative Technology will be deemed, to the extent permitted under applicable Law, to be work made for hire commissioned by DWA and that DWA is and will be the sole and exclusive owner of all right, title and interest in and to the Company Derivative Technology, including all Intellectual Property Rights therein, from and after the moment of its inception, conception, creation or development. To the extent that any Company Derivative Technology may not be considered work made for hire, Company hereby irrevocably assigns and agrees to assign to DWA all right, title and interest worldwide in and to the Company Derivative Technology, including all Intellectual Property Rights therein, effective immediately upon the inception, conception, creation or development thereof to the extent permitted under applicable Law. Without limitation of Section 2.3 above but subject to Section 3.5 below, Company will obtain all rights necessary to assign to DWA any Company Derivative Technology created or developed by any Company Contractor. Company will have the Licenses with respect to the Company Derivative Technology set forth in Section 2 above. Notwithstanding the foregoing, DWA may by notice to Company designate an Affiliate of DWA rather than DWA as the owner and assignee of any Company Derivative Technology, in which case Company will be deemed to have made the foregoing assignment directly to such Affiliate of DWA with respect to the Company Derivative Technology so designated to the extent permitted under applicable Law. DWA will have no obligation to use, market, sell, distribute or otherwise exploit any Company Derivative Technology. The Parties acknowledge and agree that the favorable terms and conditions conferred on or granted to Company and in this Agreement, including the royalty-free licenses granted to Company as set forth in Section 2 above constitute sufficient consideration for all assignments, licenses, waivers, and other obligations and undertakings by Company in this Agreement (including in this Section 3.1 and in Section 3.2 below), and that the contemplated exchange by and between Company and DWA is reciprocal and mutually beneficial.

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3.2 License to Company Derivative Technology; Waiver of Rights. To the extent, if any, that any Company Derivative Technology or Intellectual Property Rights therein are not assignable or that Company (or Company Contractor) retains any right, title or interest in or to any Company Derivative Technology or such Intellectual Property Rights, then to the extent permitted by applicable Law and subject to all other provisions of this Agreement, including the Licenses, Company (a) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against DWA and its Affiliates with respect to such rights, whether or not exploited; (b) agrees, at DWA’s request and expense, to consent to and join in any action to enforce such rights; and (c) hereby grants and agrees to grant to DWA and its Affiliates a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), exclusive (subject to applicable Law, the Licenses and other terms and conditions of this Agreement), worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of DWA and its Affiliates) all or any portion of such Company Derivative Technology for any purpose and in any form or media (now known or later developed). Without limitation of Section 2.3 above but subject to Section 3.5 below, Company will obtain all rights necessary to grant to DWA the foregoing license with respect to any Company Derivative Technology created or developed by any Company Contractor. Subject to all other provisions of this Agreement, including Section 3.5 below, the foregoing license includes the right to make any modifications to such Company Derivative Technology regardless of the effect of such modifications on the integrity of such Company Derivative Technology, and to identify Company (or any Company Contractor), or not to identify Company (or Company Contractor), as one or more authors of or contributors to such Company Derivative Technology or any portion thereof, whether or not such Company Derivative Technology or any portion thereof has been modified. Company further irrevocably waives (and will require all applicable Company Contractors to waive) any “moral rights” or other rights with respect to attribution of authorship or integrity of any Company Derivative Technology that Company (or any Company Contractor) may have under any applicable Law under any legal theory, or, if applicable Law expressly prohibits such waiver of moral rights or other rights, then Company irrevocably waives the right to enforce such moral rights or other rights. Subject to all other provisions of this Agreement, including the Licenses and Section 3.5 below, and to the extent permitted under applicable Law, Company hereby quitclaims and assigns to DWA and its Affiliates any and all claims, of any nature whatsoever, which Company now or may hereafter have for infringement of any Company Derivative Technology or Intellectual Property Rights therein assigned or licensed hereunder to DWA and its Affiliates.

3.3 Assistance. Company will reasonably cooperate with DWA or its designee(s) in applying for, obtaining, perfecting, evidencing, sustaining and enforcing DWA’s Intellectual Property Rights in the Company Derivative Technology at DWA’s sole cost and expense, including executing or causing to be executed such written instruments as may be prepared by DWA and using commercially reasonable efforts to do such other acts as may be necessary in the opinion of DWA to obtain a patent, register a copyright or Trademark, or otherwise enforce DWA’s rights in such Company Derivative Technology. Without limiting the generality of the foregoing, Company will cause any applicable Person who has worked on, or otherwise contributed to the creation or development of, any Company Derivative Technology to execute an assignment that is approved by DWA and Company, and contains at least the terms and conditions set forth on Schedule 5. The Parties acknowledge and agree that certain terms of Schedule 5 relate specifically to the laws of China. Company will include in assignments to be executed by Persons with contacts to jurisdictions other than China reasonable additional or substitute terms and conditions prepared by DWA and agreed upon by Company in its reasonable discretion in contemplation of the laws of such other jurisdictions that have been provided to Company by DWA.

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3.4 Delivery of Company Derivative Technology. Upon reasonable written request by DWA specifying, among other things, the completed item of Company Derivative Technology and the commercially reasonable format with which it would like such completed item of Company Derivative Technology delivered, Company will deliver to DWA a copy of such completed Company Derivative Technology in the commercially reasonable format as specified by DWA.

3.5 Third Party IP. Prior to providing any Third Party IP to DWA as part of any Company Derivative Technology, Company will provide DWA with a list of such Third Party IP (except to the extent such Third Party IP is supplied by or at the direction of DWA or any of its Affiliates, including any Third Party IP that is embedded or incorporated into or otherwise provided by DWA to Company as part of or in connection with any DWA Technology) (the “Company Third Party IP”). If Company does not have the right to assign and license such Company Third Party IP to DWA as set forth in Section 3.1 and Section 3.2, then Company will inform DWA of the same, and if applicable and upon DWA’s reasonable request, Company will provide DWA with the terms of the applicable license or the terms under which Company is permitted to grant a sublicense to DWA with respect to such Company Third Party IP. At DWA’s request and at DWA’s sole cost and expense, Company will use commercially reasonable efforts to grant such a sublicense or assist DWA in acquiring a license for such Company Third Party IP directly from the applicable third Person licensor. DWA acknowledges that in the event Company does not have the right to assign such Company Third Party IP to DWA, any use of the Company Third Party IP by DWA would be subject to the Company being able to obtain such right and any Company Third Party IP license or sublicense terms, and DWA will comply with the same. Company will not provide to DWA any Third Party IP without providing the information described above. If any Company Third Party IP license or sublicense terms are not acceptable to DWA, then DWA may decide in its sole discretion and by written notice to Company to either (a) negotiate directly with the Company Third Party IP licensor to obtain license terms acceptable to DWA, or (b) not use such Company Third Party IP. Without limitation of the foregoing, Company will not provide any Open Source that is part of the Company Third Party IP to DWA without DWA’s prior written consent.

Section 4

TERM AND TERMINATION OF AFFECTED TECHNOLOGY

4.1 Term of Agreement. The term of this Agreement will commence on the Effective Date and will terminate only upon the wind-up and dissolution of Company Parent and the liquidation of Company Parent’s assets as set forth in the Shareholders Agreement and the Charter (the “Term”).

4.2 Termination of Licenses with Respect to the Affected Technology. Subject to the remaining provisions of this Section 4.2 and of Section 4.3 below, either Party (the “Non-breaching Party”) may terminate any License granted under this Agreement solely with respect to specific items of DWA Technology (the “Affected Technology”) upon written notice to the other Party (the “Breaching Party”) if (a) the Breaching Party commits a Substantial Breach with respect to such specific items of Affected Technology, and (b) the Breaching Party’s board of directors or senior management fails to commence Requisite Efforts with respect to such Substantial Breach within thirty (30) days following its receipt of written notice from the Non-breaching Party reasonably specifying the details of such alleged Substantial Breach, including the specific term or condition of this Agreement that is the subject of the alleged Substantial Breach, the nature and circumstances thereof and the specific items of Affected Technology that are the subject to the alleged Substantial Breach, in each case to the extent necessary to reasonably inform the Breaching Party of such Substantial Breach (a “Substantial Breach Notice”) or fails to continue, for a commercially reasonable period of time, to use Requisite Efforts with respect to such Substantial Breach, except that, if either Party submits the Substantial Breach to arbitration proceedings pursuant to Section 4.3 below within forty-five (45) days of the Breaching Party’s receipt of the Substantial Breach Notice, then the Non-breaching Party will not terminate the applicable License unless and until the Panel in such arbitration proceedings decides in favor of the Non-breaching Party. For the avoidance of doubt, the Non-breaching Party will have no right to terminate any License with

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respect to any specific items of Affected Technology as a result of any breach that does not constitute a Substantial Breach as defined hereunder, and the termination of any License with respect to any specific items of Affected Technology will not affect this Agreement or any other License granted hereunder with respect to any other DWA Technology, and this Agreement and all Licenses granted hereunder will continue in full force and effect with respect to such other DWA Technology.

Notwithstanding anything to the contrary in this Section 4.2, prior to issuing a Substantial Breach Notice with respect to any specific items of Affected Technology, the Non-breaching Party will notify the Breaching Party that it wishes to discuss the alleged Substantial Breach and, following such notification, the Parties will use their best efforts in good faith to resolve any dispute promptly by consultation between each Party’s executives who have authority to settle the dispute, including by agreeing upon a proposed plan specifying the steps to be taken by the Breaching Party to stop the alleged Substantial Breach and mitigate the harm resulting from such Substantial Breach, and the time period for taking such steps. At any time during such discussions, either Party may escalate the matter to the Chief Executive Officer of DWA and the Chairman of CPE, who will attempt in good faith and use their best efforts to resolve the matter. The Parties agree that all discussions between their respective executives and officers as contemplated under this Section 4.2 will be conducted in good faith and that such executives and officers will use their best efforts to resolve the dispute and preserve the transactions contemplated under this Agreement and the other Transaction Documents. The consultation between the Party’s executives and potential escalation to the Chief Executive Officer of DWA and the Chairman of CPE constitute the “Escalation Process.” If, as a result of the foregoing Escalation Process, it is determined that a Substantial Breach has not occurred or the Parties otherwise agree upon a resolution to the dispute, then the Non-breaching Party may not deliver a Substantial Breach Notice with respect to the specific facts giving rise to such dispute. However, if the dispute is not resolved within thirty (30) days of the Non-breaching Party’s initial notification to discuss the alleged Substantial Breach pursuant to this paragraph, the Non-breaching Party may deliver to the Breaching Party a Substantial Breach Notice solely with respect to the specific alleged Substantial Breach.

Notwithstanding anything to the contrary in this Section 4.2 or in Section 4.3, the Non-breaching Party may at any time seek injunctive relief and other equitable relief with respect to any breach of this Agreement in any court having jurisdiction.

4.3 Arbitration. If there is a dispute between the Parties as to whether the Breaching Party’s board of directors or senior management has failed to commence Requisite Efforts within thirty (30) days following its receipt of a Substantial Breach Notice or has failed to continue, for a commercially reasonable period of time, to use Requisite Efforts with respect to the applicable Substantial Breach, then either Party may, within forty-five (45) days following the Breaching Party’s receipt of the Substantial Breach Notice, submit the dispute to arbitration to be administered by the ICC in accordance with the ICC’s Rules of Arbitration in accordance with Schedule 9.10 of the Shareholders Agreement. In such event, the sole issues to be decided by the Panel will be as follows: (a) whether there has been a Substantial Breach; and (b) if there has been a Substantial Breach, whether the Breaching Party’s board of directors or senior management has failed to commence Requisite Efforts within forty-five (45) days following its receipt of a Substantial Breach Notice or has failed to continue, for a commercially reasonable period of time, to use Requisite Efforts with respect to the applicable Substantial Breach. If the Panel decides that there has been a Substantial Breach and that the Breaching Party’s board of directors or senior management has failed to commence Requisite Efforts within thirty (30) days following its receipt of a Substantial Breach Notice or has failed to continue, for a commercially reasonable period of time, to use Requisite Efforts with respect to the applicable Substantial Breach, then the Non-breaching Party may terminate the applicable License solely with respect to the specific items of Affected Technology set forth in the applicable Substantial Breach Notice. For the avoidance of doubt, if such arbitration is commenced within the applicable time period, a Non-breaching Party will have no right to terminate any License granted hereunder with respect to any specific item of Affected Technology as a result of any Substantial Breach unless the Panel decides in favor of such Non-breaching Party in the arbitration proceedings described in this Section 4.3 with respect to such Substantial Breach.

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4.4 Partial License Termination. If, at any time during the Term, the Board of Directors formally resolves in accordance with the Charter that Company will not pursue a particular line of business at any time in the future and will permanently cease such line of business, or if Company is permanently prohibited from pursuing a particular line of business under applicable Law (whether existing as of the Effective Date or at any time during the Term), then the Licenses as applicable to Company’s activities in that line of business will immediately and automatically terminate (each such termination, a “Partial License Termination”) and, in such event and only to the extent for DWA Technology other than Contributed DWA Technology, the Parties will agree in good on fair and reasonable compensation from DWA to Company for such Partial License Termination. In the event of such Partial License Termination, this Agreement and the remaining Licenses will continue in effect for the Term.

4.5 Effect of Termination. Upon expiration or termination of this Agreement as provided in Section 4.1 above, or upon termination of the Licenses with respect to particular Affected Technology as provided in Section 4.2 above, the Licenses with respect to the applicable DWA Technology (or with respect to the particular Affected Technology, as the case may be) will terminate and Company will have no further right to use or otherwise exploit (and will cease all use and other exploitation of) the DWA Technology (or the particular Affected Technology, as the case may be). In addition, upon expiration or termination of this Agreement as provided in Section 4.1 above, or upon termination of the Licenses with respect to particular Affected Technology as provided in Section 4.2 above, Company will use commercially reasonable efforts to ensure that all Company Contractors cease all use and other exploitation of the DWA Technology (or particular Affected Technology, as the case may be). Upon expiration or termination of this Agreement as set forth in Section 4.1 above, each Party will within thirty (30) days return or destroy all tangible or retrievable materials containing or constituting Confidential Information of the other Party, and will, at the other Party’s request, provide the other Party with a written statement signed by an officer of the first Party certifying that such return or destruction has occurred. Upon termination of the Licenses with respect to particular Affected Technology as set forth in Section 4.2 above, the Breaching Party will within thirty (30) days return or destroy all tangible or retrievable materials containing or constituting Confidential Information of the Non-breaching Party pertaining to the applicable Affected Technology, and will, at the Non-breaching Party’s request, provide the Non-breaching Party with a written statement signed by an officer of the Breaching Party certifying that such return or destruction has occurred. This Section 4.5 will also apply in the event of any Partial License Termination, but only to the extent of, and with respect to the specific DWA Technology affected by, the Partial License Termination. Termination of this Agreement as set forth in Section 4.1 or either Party’s termination of the Licenses with respect to particular Affected Technology will be without prejudice to any other remedies that either Party may have at law or in equity, and will not relieve either Party of breaches occurring prior to the effective date of termination or the termination date of the Licenses with respect to the particular Affected Technology. Neither Party will be liable to the other for damages of any kind solely as a result of terminating this Agreement as set forth in Section 4.1 (or termination of the Licenses with respect to particular Affected Technology, as the case may be) in accordance with the terms of this Agreement. For clarification and notwithstanding anything to the contrary in this Agreement or otherwise, this Agreement in its entirety will only terminate upon the wind-up and dissolution of Company Parent and the liquidation of Company Parent’s assets as set forth in the Shareholders Agreement and the Charter, and may not be terminated in its entirety for any other reason (including for a Substantial Breach).

4.6 Survival. In the event of any expiration or termination of this Agreement as set forth in Section 6.1 above, the following provisions will survive: Section 1 (Definitions), Section 2.7 (Restrictions), Section 3 (Company Derivative Technology), Section 4.5 (Effect of Termination), Section 4.6 (Survival), Section 5 (Confidential Information), Section 6 (Warranty; Indemnification; Disclaimer; Limitation of Liability); and Section 7 (Miscellaneous).

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Section 5

CONFIDENTIAL INFORMATION

5.1 Confidential Information. By virtue of this Agreement, each Party and its Affiliates (the “Receiving Party”) may have access to Confidential Information of the other Party and its Affiliates (the “Disclosing Party”) (or the Disclosing Party’s vendors, suppliers and licensors). Confidential Information of DWA includes all non-public Knowhow, Software and other Intellectual Property included in DWA Technology that does not fall into any of the exceptions set forth in this Section 5.1. Confidential Information does not include information that (a) is or becomes publicly known other than as a result of any wrongful action or inaction of the Receiving Party, (b) was already known to the Receiving Party prior to receiving it from the Disclosing Party, (c) is obtained by the Receiving Party from an unrelated third Person without a duty of confidentiality owed to the Disclosing Party, or (d) is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information. Each Disclosing Party will use commercially reasonable efforts to mark or otherwise inform the Receiving Party of the confidential nature of Confidential Information (but, for clarity, the Disclosing Party’s failure to so mark or inform will not cause any Confidential Information to lose that status).

5.2 Restrictions on Use and Disclosure. The Receiving Party will not use Confidential Information of the Disclosing Party for any purpose other than to exercise its rights or perform its obligations under this Agreement. The Receiving Party will not disclose Confidential Information of the Disclosing Party to any third Persons except to its employees, consultants or contractors who have a need to know such Confidential Information to exercise the Receiving Party’s rights or to perform the Receiving Party’s obligations under this Agreement and who are bound by confidentiality provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those set forth in this Agreement. The Receiving Party will protect the Confidential Information of the Disclosing Party with at least the same degree of care it uses to protect its own information of a similar nature or sensitivity, but in any event with no less than reasonable care. The Receiving Party will advise the Disclosing Party in writing of any misappropriation or misuse of the Disclosing Party’s Confidential Information of which the Receiving Party becomes aware. Without limitation of the foregoing, the Parties agree that Special Technical Information (as defined in Schedule 6) will be subject to the additional requirements set forth in Schedule 6. Notwithstanding anything to the contrary in this Agreement or otherwise, an employee of the Receiving Party will not be precluded from the use of Residuals of any Confidential Information of the Disclosing Party that such employee cannot readily and specifically identify as the Confidential Information of the Disclosing Party for internal business purposes. “Residuals” of any Confidential Information of the Disclosing Party means information in intangible form incidentally retained in the unaided memories of, and which becomes a part of the general knowledge, skills and experience of, employees who have rightfully had access to such Confidential Information of the Disclosing Party as permitted pursuant to this Agreement. An employee’s memory is unaided if such employee has not intentionally memorized the Confidential Information of the Disclosing Party for the purpose of retaining and subsequently using or disclosing it, and the employee has not referred back to any documents, materials, electronic records or other media provided by the Disclosing Party. In no event will the foregoing be construed as a license under any Intellectual Property Rights of the Disclosing Party or be construed to limit any restriction on disclosure of the Confidential Information of the Disclosing Party as set forth in this Agreement.

5.3 Exclusions. Notwithstanding the foregoing, this Agreement will not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by request of any regulatory body to which the Disclosing Party is subject or by a judicial order or other legal obligation under applicable Law (including applicable Federal or state securities Laws, or a national securities exchange rules), but, in such event, the Receiving Party will, to the extent permitted by

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applicable Law, promptly notify the Disclosing Party to allow intervention (and will cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including application for a protective order) at the Disclosing Party’s sole cost and expense.

Section 6

WARRANTY; INDEMNIFICATION; DISCLAIMER; LIMITATION OF LIABILITY

6.1 Warranties. Each Party hereby represents and warrants to the other Party that it has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. Each Party further represents and warrants, and covenants, as applicable, to the other Party that (a) the execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action applicable to such Party, and no other corporate action is necessary to authorize such Party’s execution and performance of this Agreement, and (b) it will at all times comply with all Laws which are applicable to it in its performance of its obligations and exercise of its rights under this Agreement. DWA also represents and warrants that: (i) the versions of the Software included in the Contributed DWA Technology constitute the same versions of such Software that DWA and its Affiliates use (i.e., have deployed in their production environment) to create animated Feature Films for the United States and other territories as of the Effective Date, except to the extent that DWA or its Affiliates modify such Software with the Company’s approval or in order to operate in the Company’s environment pursuant to a Statement of Work under the Consulting and Training Services Agreement or under this Agreement or the Offshore License Agreement, and (ii) DWA Parent or its Affiliates, as applicable, have granted DWA rights with respect to Intellectual Property Rights owned or otherwise licensable by DWA Parent and its Affiliates in and to the DWA Technology such that DWA has the right to grant the licenses provided under this Agreement (but, for clarity, neither DWA nor any of its Affiliates makes any representation or warranty regarding the infringement, misappropriation or other violation of third Person Intellectual Property Rights with respect to any DWA Technology).

6.2 Indemnification by DWA. DWA will defend, indemnify and hold harmless Company and its directors, officers, shareholders, partners, agents, representatives, successors and assigns, from and against any and all third Person claims, actions (including, without limitation, any governmental and inquiries, investigations, enforcement actions and other governmental or regulatory actions), and causes of action, and any damages, fines, penalties, liabilities, obligations, judgments, decrees, settlements, costs and expenses, including reasonable attorneys’ fees, arising out of any of the foregoing, for or based on (a) any breach, or a claim that, if true, would be a breach by DWA or any of its Affiliates of any of their respective obligations, covenants, representations or warranties contained in this Agreement or any Additional License Addendum, (b) an allegation by a third Person that any Contributed DWA Technology or Additional DWA Technology, when used without modification in the form provided and in accordance with the Licenses and other terms and conditions of this Agreement, infringes, misappropriates or otherwise violates the non-patent Intellectual Property Rights of such third Person, (c) any claim by any third Person of products liability or death or injury to any Person or damages to or losses of any property to the extent caused (or alleged to be caused) by the negligence of DWA or any of its Affiliates or any product or service sold, distributed or otherwise provided by or for DWA or any of its Affiliates to such third Person (except to the extent resulting (or alleged to result) from any Company Derivative Technology incorporated into such product or used for such service in accordance with this Agreement), or (d) any violation of or failure to comply with any Law applicable to DWA or any of its Affiliates. If any Contributed DWA Technology or Additional DWA Technology becomes, or DWA believes is likely to become, subject to any claim, DWA will have the option, at its sole cost and expense, to modify the applicable Contributed DWA Technology or Additional DWA Technology to be non-infringing and still substantially similar, provide Company with a non-infringing substantially similar substitute for the Contributed DWA Technology or Additional DWA Technology, or obtain for Company a license to continue using such Contributed DWA Technology or Additional DWA Technology as

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provided under the Licenses and other terms and conditions of this Agreement. DWA will have no obligation to defend, indemnify or hold harmless Company (or any other Person indemnified hereunder) for use or other exploitation of such Contributed DWA Technology or Additional DWA Technology that occurs more than sixty (60) days after DWA has provided Company with such modification or substitution in accordance with the foregoing sentence.

6.3 Indemnification by Company. Company will defend, indemnify and hold harmless DWA and its Affiliates, and their respective directors, officers, shareholders, partners, agents, representatives, successors and assigns, from and against any and all third Person claims, actions (including any governmental and inquiries, investigations, enforcement actions and other governmental or regulatory actions), and causes of action, and any damages, fines, penalties, liabilities, obligations, judgments, decrees, settlements, costs and expenses, including reasonable attorneys’ fees, arising out of any of the foregoing, for or based on (a) any breach, or a claim that, if true, would be a breach by Company or Company Contractor of any of their respective obligations, covenants, representations or warranties contained in this Agreement, (b) an allegation by a third Person that any Company Derivative Technology infringes, misappropriates or otherwise violates the non-patent Intellectual Property Rights of such third Person (except to the extent that the infringement, misappropriation or other violation results (or is alleged to result) from or arise in connection with the incorporation or use of the Contributed DWA Technology or Additional DWA Technology into or in connection with such Company Derivative Technology in accordance with this Agreement or the modification of such Company Derivative Technology by or for DWA or its Affiliates), (c) any use by Company (or any Company Contractors) of DWA Technology other than as permitted under this Agreement or any Additional License Addendum, (d) any claim by any third Person of products liability or death or injury to any Person or damages to or losses of any property to the extent caused (or alleged to be caused) by the negligence of Company or any of its Affiliates or any product or service sold, distributed or otherwise provided by or for Company or Company Contractor to such third Person (except to the extent resulting from (or alleged to result from) the Contributed DWA Technology or Additional DWA Technology incorporated into such product or used for such service in accordance with this Agreement), or (e) violation of or failure to comply with any Law applicable to the Company or Company Contractors.

6.4 Sole and Exclusive Remedy. THE INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN AND IN THE TRANSACTION DOCUMENTS CONSTITUTE THE ENTIRE LIABILITY OF BOTH PARTIES AND EACH PARTY’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY CLAIMS OF INFRINGEMENT OF THIRD-PARTY RIGHTS UNDER THIS AGREEMENT.

6.5 Indemnification Process. The indemnified Party will promptly give notice to the indemnifying Party of any claim or the commencement of any litigation as to which indemnity is sought, but any failure to provide such notice will not relieve any Party of its obligation to indemnify except to the extent such Party is materially prejudiced by such delay. The indemnifying Party will assume the defense of the claim or litigation and take all steps reasonably necessary at its expense to defend or settle such claim or litigation, but if it fails to do so the indemnified Party may undertake such defense and steps reserving all rights against the indemnifying Party. The indemnified Party may participate and appear with the other Party in such claim or litigation at its own expense with legal counsel of its own choosing. Notwithstanding the foregoing, no indemnifying Party will consent to any judgment or settlement of any claim or litigation subject to indemnification by the indemnifying Party hereunder without the prior written approval of the indemnified Party, which consent will not be unreasonably withheld or delayed, if such judgment or settlement would materially bind or affect the other Party. The foregoing right of indemnity will be in addition to the other rights and remedies of the indemnified Party hereunder.

6.6 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY ADDITIONAL LICENSE ADDENDUM OR ANY OTHER TRANSACTION DOCUMENTS, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS

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ALL OTHER WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, ACCURACY, NON-INFRINGEMENT OF THIRD PERSON RIGHTS AND TITLE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

6.7 Limitation of Liability. EXCEPT WITH RESPECT TO THE PARTIES’ RESPECTIVE OBLIGATIONS UNDER SECTIONS 6.2 AND 6.3, OR THE INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OF EITHER PARTY’S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY, NEITHER PARTY NOR THEIR AFFILIATES WILL BE LIABLE FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND, OR FOR ANY DAMAGES RESULTING FROM LOSS OR INTERRUPTION OF BUSINESS, LOST DATA OR LOST PROFITS, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ADDITIONAL LICENSE ADDENDUM, HOWEVER CAUSED, EVEN IF SUCH PARTY HAS BEEN ADVISED OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

Section 7

MISCELLANEOUS

7.1 Terms and Usage Generally. The definitions in this Agreement will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Sections, Exhibits and Schedules will be deemed to be references to Sections of, Exhibits and Schedules to this Agreement unless the context otherwise requires. All Exhibits and Schedules attached to this Agreement will be deemed incorporated herein as if set forth in full herein. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and will not mean simply “if.” References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as it may be from time-to-time amended.

7.2 Notices. Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any Party hereunder will be in writing (including a facsimile or similar writing) and will be given to such Party at the address or facsimile number set forth in Schedule 7 hereto or as such Party will hereafter specify for the purpose by notice to the other Party. Each such notice, request or other communication will be effective (a) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (b) if given by mail, five (5) Business Days (or, (i) if by overnight courier, three (3) Business Days, or (ii) if to an address outside the country of origin, seven (7) Business Days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified pursuant to this Section 7.2.

7.3 Third Party Beneficiaries; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither Party may assign, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior

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written consent of the other Party, except that DWA may assign, including by operation of law, this Agreement without the prior written consent of Company in connection with (a) any transaction or series of related transactions which result in the sale, exchange or other disposition of (i) more than fifty percent (50%) of the outstanding voting capital stock of DWA Parent or (ii) all or substantially all of the assets of DWA Parent or (b) any merger, amalgamation, arrangement, consolidation or other form of corporate reorganization in which DWA Parent is a constituent party in which the beneficial holders of the outstanding voting securities of DWA Parent prior to such transaction beneficially own less than fifty percent (50%) of the combined voting power of the outstanding securities of the entity resulting from such transaction; provided that such assignee assumes in writing and agrees to perform all of DWA’s obligations hereunder (each, a “DWA Corporate Transaction”). Any purported assignment in contravention of the foregoing will be null and void. This Agreement is not intended to confer any rights or remedies upon, and will not be enforceable by, any Person other than the Parties and their respective successors and permitted assigns.

7.4 Waiver. No failure by any Party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition will operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any Party by notice given in accordance with this Agreement may, but will not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of any other Party. No waiver will affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof will continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any Party will not preclude or waive its right to exercise any or all other rights or remedies.

7.5 Integration. This Agreement, including all Additional License Addenda hereunder, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection herewith, and no covenant, representation or condition not expressed in this Agreement will affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

7.6 Headings. The headings of Sections of this Agreement are for convenience only and will not be interpreted to limit or amplify the provisions of this Agreement.

7.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

7.8 Severability. Each provision of this Agreement will be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future Law, such invalidity will not impair the operation of or affect those portions of this Agreement that are valid, but in such case the Parties will endeavor to amend or modify this Agreement to achieve to the extent reasonably practicable the purpose of the invalid provision.

7.9 Amendments and Modifications. This Agreement may be amended or modified at any time and from time-to-time only with the written consent of each Party.

7.10 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of China without giving effect to the conflicts of law principles thereof.

7.11 Dispute Resolution. Except as otherwise set forth in this Agreement, any and all disputes arising out of or in connection with this Agreement will be resolved pursuant to the dispute resolution provisions set forth in Section 9.10 of the Shareholders Agreement. Notwithstanding the foregoing, either Party may at any time seek injunctive relief and other equitable relief with respect to any breach of this Agreement in any court having jurisdiction.

19

7.12 Waiver of Jury Trial. Each of the Parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

7.13 Absence of Presumption. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.14 Expenses. Unless otherwise provided hereunder, each Party will be responsible for its own expenses incurred in connection with this Agreement.

7.15 Application of the Code. The Parties agree that all rights and licenses granted hereunder, including those rights and licenses granted under Section 2 above, are rights and licenses in “intellectual property” within the scope of Section 101 (35A) (or its successors) of the United States Bankruptcy Code (the “Code”). Each Party will have the rights set forth in this Agreement, including any Additional License Addendum, with respect to the applicable licensed Intellectual Property as a licensee of Intellectual Property Rights hereunder and under the Additional License Addendum, and will have and may fully exercise all rights available to it under the Code and under any other applicable U.S. Federal, state or foreign law (collectively with the Code, a “Debtor Relief Law”), including under Section 365(n) of the Code or its successors. In the event of a case under the Code or under any other applicable Debtor Relief Law involving either Party, in addition to and not in lieu or limitation of any other remedies available to the other Party, such Party will have the right to obtain (and the other Party or any trustee for such Party or its assets will, at the other Party’s written request, deliver to such Party) embodiments of any and all of the applicable Intellectual Property necessary for such Party to use and exploit any and all of the applicable Intellectual Property to exercise its rights hereunder.

20

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

[DREAMWORKS ANIMATION WFOE]	[ODW Ancillary WFOE]

By:	By:

Name:	Name:

Title:	Title:

[ODW Production WFOE]

By:

Name:

Title:

21

EXHIBIT F

FORM OF SHAREHOLDERS AGREEMENT

AGREED FORM

SHAREHOLDERS AGREEMENT

dated as of [—], 2012,

by and among

ODW Holdings Limited

(to be renamed Oriental DreamWorks Holding Limited),

DreamWorks Animation SKG, Inc.,

DWA International Investments, Inc.,

[CPE],

China Media Capital (Shanghai) Center L.P.,

Shanghai Media Group

and

Shanghai Alliance Investment Co., Ltd.

TABLE OF CONTENTS

Page

ARTICLE I

Definitions and Usage

SECTION 1.01.	Definitions	- 2 -
SECTION 1.02.	Terms and Usage Generally	- 10 -
SECTION 1.03.	Incorporation of Certain Charter Provisions	- 11 -

ARTICLE II

Formation and Company Subsidiaries

SECTION 2.01.	Formation; Registered Office	- 12 -
SECTION 2.02.	Name	- 12 -
SECTION 2.03.	Term	- 12 -
SECTION 2.04.	Principal Office and Place of Business	- 12 -
SECTION 2.05.	Purposes	- 12 -
SECTION 2.06.	Company Subsidiaries	- 13 -

ARTICLE III

Management of the Company

SECTION 3.01.	Board of Directors	- 15 -
SECTION 3.02.	Executive Officers	- 16 -
SECTION 3.03.	Business Plans	- 16 -
SECTION 3.04.	Budgets	- 16 -
SECTION 3.05.	Failure to Approve the Annual Operating Budget	- 17 -
SECTION 3.06.	Impasse	- 17 -

ARTICLE IV

Capital Contributions and Distributions

SECTION 4.01.	Initial Contributions	- 18 -
SECTION 4.02.	Additional Contributions	- 18 -
SECTION 4.03.	Contribution Drawdown	- 19 -
SECTION 4.04.	Contribution Default	- 19 -
SECTION 4.05.	Distributions	- 21 -

- i -

ARTICLE V

Accounting, Compliance and Tax Matters

SECTION 5.01.	Accounting Books and Records	- 22 -
SECTION 5.02.	Prohibition from Corrupt Practices	- 23 -
SECTION 5.03.	Adoption of an Anticorruption Program	- 23 -
SECTION 5.04.	Notification of Potentially Corrupt Business Practices	- 24 -
SECTION 5.05.	Remediation	- 24 -
SECTION 5.06.	Periodic Reports	- 25 -
SECTION 5.07.	Access to Records	- 25 -
SECTION 5.08.	Accountants	- 26 -
SECTION 5.09.	U.S. Tax Matters	- 26 -
SECTION 5.10.	Withholding or Tax Payments	- 26 -
SECTION 5.11.	Other Tax Matters	- 26 -
SECTION 5.12.	Fiscal Year	- 26 -

ARTICLE VI

Company Ordinary Shares and Transfers

SECTION 6.01.	General	- 27 -
SECTION 6.02.	Issuance of Ordinary Shares After Closing	- 27 -
SECTION 6.03.	Restrictions on Transfers	- 27 -
SECTION 6.04.	Permitted Transfers	- 28 -
SECTION 6.05.	Right of First Offer and Tag-Along Right	- 28 -
SECTION 6.06.	Initial Public Offering	- 30 -
SECTION 6.07.	Ownership of the Holders	- 30 -

ARTICLE VII

Limitation on Liability; Exculpation and Indemnification

SECTION 7.01.	Limitation on Liability	- 31 -
SECTION 7.02.	Exculpation of Covered Persons	- 31 -
SECTION 7.03.	Renunciation of Corporate Opportunities	- 32 -
SECTION 7.04.	Indemnification	- 32 -
SECTION 7.05.	No Consequential, Special or Punitive Damages	- 33 -

- ii -

ARTICLE VIII

Defaults; Withdrawal; Dissolution; Termination

SECTION 8.01.	Events of Default	- 34 -
SECTION 8.02.	Events of Withdrawal	- 34 -
SECTION 8.03.	Dissolution	- 34 -
SECTION 8.04.	Winding Up of the Company	- 35 -
SECTION 8.05.	Claims of Holders	- 36 -
SECTION 8.06.	Termination	- 36 -

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	- 36 -
SECTION 9.02.	No Third-Party Beneficiaries	- 37 -
SECTION 9.03.	Waiver	- 37 -
SECTION 9.04.	Integration	- 37 -
SECTION 9.05.	Headings	- 37 -
SECTION 9.06.	Counterparts	- 38 -
SECTION 9.07.	Severability	- 38 -
SECTION 9.08.	Amendments and Modifications	- 38 -
SECTION 9.09.	Applicable Law	- 38 -
SECTION 9.10.	Dispute Resolution	- 38 -
SECTION 9.11.	Waiver of Jury Trial	- 38 -
SECTION 9.12.	Confidentiality	- 38 -
SECTION 9.13.	Publicity	- 39 -
SECTION 9.14.	Absence of Presumption	- 39 -
SECTION 9.15.	Expenses	- 39 -
SECTION 9.16.	CPE Holder and DWA Guarantee	- 39 -

Schedules

Schedule 1 – Initial Directors
Schedule 2 – Initial Executive Officers
Schedule 3 – Initial Holder Percentages
Schedule 4 – Notices
Schedule 5 – U.S. Tax Annex
Schedule 6 – Dispute Resolution

Exhibits

Exhibit A – Memorandum and Articles of Association
Exhibit B – Initial Organizational and Operating Structure

- iii -

SHAREHOLDERS AGREEMENT (this “Agreement”) dated as of [—], 2012, by and among ODW Holdings Limited (to be renamed Oriental DreamWorks Holding Limited), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), DreamWorks Animation SKG, Inc., a Delaware corporation (“DWA”), DWA International Investments, Inc., a Delaware corporation and wholly owned subsidiary of DWA (“DWA Subsidiary”), [CPE], an exempted company incorporated with limited liability under the laws of the Cayman Islands (“CPE”), China Media Capital (Shanghai) Center L.P., a limited partnership organized and existing under the laws of the People’s Republic of China (“CMC”), Shanghai Media Group, a limited liability company organized and existing under the laws of the People’s Republic of China, (“SMG”), and Shanghai Alliance Investment Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“SAIL”, and together with CMC and SMG, the “CPE Holders”).

Preliminary Statement

WHEREAS, the CPE Holders indirectly own all of the outstanding equity of CPE, with CMC, SMG and SAIL owning 50%, 30% and 20% of the outstanding equity of CPE Parent, respectively, and DWA Subsidiary is a wholly owned subsidiary of DWA;

WHEREAS, CMC has formed the Company as an exempted company incorporated with limited liability under the laws of the Cayman Islands as the vehicle for the joint venture described in this Agreement;

WHEREAS, DWA, DWA Subsidiary, CPE, the CPE Holders and the Company have entered into a Transaction and Contribution Agreement (the “Transaction and Contribution Agreement”), dated as of August 7, 2012, as amended on [—], 2012, to effect certain contributions to the Company and to establish certain other terms and conditions to the launch of the joint venture;

WHEREAS, DWA and the Company have entered into an Offshore License Agreement (the “DWA Offshore License Agreement”), dated as of the date hereof, pursuant to which DWA shall license certain intellectual property to the Company;

WHEREAS, DWA and the Company have each covenanted to cause the DWA WFOE and certain Company Subsidiaries, respectively, to enter into an Onshore License Agreement (the “DWA Onshore License Agreement”) as soon as reasonably practicable following the formation of the Ancillary WFOE and the Production WFOE in accordance with the provisions of this Agreement, pursuant to which the DWA WFOE shall license certain intellectual property to the Ancillary WFOE and the Production WFOE;

WHEREAS, DWA, certain subsidiaries of DWA and the Company have entered into a Master Consulting and Training Services Agreement (the “DWA Consulting and Training Services Agreement”), dated as of the date hereof, pursuant to which DWA and certain subsidiaries of DWA shall provide certain services to the Company and certain Company Subsidiaries;

WHEREAS, DWA and the Company have entered into a Distribution Agreement (the “DWA/Company Distribution Agreement”), dated as of the date hereof, pursuant to which DWA shall permit the distribution in the territory specified therein of certain of DWA’s animated and live action content and programming by the Company or the applicable Company Subsidiaries;

WHEREAS, DWA and the Company have entered into a Trademark Assignment and Co-Existence Agreement, dated as of the date hereof, and CPE, CPE Parent and the CPE Holders have entered into a Deed of Undertaking, dated as of the date hereof (collectively, the “Trademark Assignment and Co-Existence Agreement”), pursuant to which DWA shall assign certain intellectual property to the Company; and

WHEREAS, DWA, DWA Subsidiary, CPE, the CPE Holders and the Company are entering into this Agreement to set forth certain agreements relating to the ownership, management and operation of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions and Usage

SECTION 1.01. Definitions. (a) The following terms shall have the meanings set forth below for purposes of this Agreement:

“Additional Business” means the distribution of certain of DWA’s animated and live action content and programming by the Company pursuant to the DWA/Company Distribution Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person; provided that the Company and the Company Subsidiaries shall not be deemed to be Affiliates of any of DWA, DWA Subsidiary, CPE Parent, CPE or the CPE Holders; provided further that “Affiliate”, when used with respect to DWA or any of the CPE Holders or any of their respective Affiliates, shall only mean DWA or the applicable CPE Holder and any direct or indirect subsidiaries of DWA or the applicable CPE Holder and shall not include any direct or indirect stockholder, partner or equity holder of DWA or the applicable CPE Holder or any of their Affiliates other than DWA or the applicable CPE Holder and any direct or indirect subsidiaries of DWA or the applicable CPE Holder, as applicable.

“Animation Park” means an area with a collection of buildings that are dedicated to the development, production and commercialization of animation, animation related technology and other related businesses.

“Animation Park Subsidiary” means the wholly owned, direct subsidiary of the Company established for the purposes of engaging in the development and operation of Animation Parks in the Territory.

“Anticorruption Laws” means any Law of China for the prevention or punishment of public or commercial corruption and bribery, including the relevant provisions of the Criminal Law of China, the PRC Anti-Unfair Competition Law, the Provisional Regulations on Anti-Commercial Bribery, as well as any applicable anticorruption Law of any other jurisdiction.

“Bankruptcy” of a Person means the occurrence of an event where such Person (i) admits in writing its inability to pay its debts as they become due, fails to satisfy any enforceable, final and material Judgment against it or otherwise ceases operations of its business in the ordinary course, (ii) is adjudicated bankrupt or becomes insolvent, (iii) winds up or liquidates its business voluntarily or otherwise, (iv) applies for, consents to or suffers the appointment of, or the taking of possession by, a receiver, custodian, assignee, trustee, liquidator or similar fiduciary of itself or of all or any substantial portion of its assets, (v) makes a general assignment for the benefit of creditors other than in the ordinary course of financing its ongoing operations, (vi) commences a voluntary case under any bankruptcy Law, (vii) files a petition seeking to take advantage of any other Law providing for the relief of debtors, (viii) acquiesces to, or fails to have dismissed, within 30 days, any petition filed against it in any involuntary case pursuant to such bankruptcy Laws or (ix) takes any action for the purpose of effecting any of the foregoing.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York, Hong Kong or Shanghai, China are authorized or required by Law to be closed.

“China” means the People’s Republic of China, which for the purposes of this Agreement shall not include Hong Kong, Macau and Taiwan.

“China GAAP” means generally accepted accounting principles in China, as in effect from time to time.

“Class A Holder” means CPE and its Permitted Transferees.

“Class B Holder” means DWA Subsidiary and its Permitted Transferees.

“Closing” shall have the meaning assigned to such term in the Transaction and Contribution Agreement.

“Company Derivative IP” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“Company Subsidiaries” means the subsidiaries of the Company in existence at Closing and any time thereafter (and includes the Ancillary Subsidiary, the Theme Park JV and the Animation Park JV).

“Consumer Products” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“Content Committee” shall have the meaning assigned to such term in the Charter.

“Contribution Default” means a Cash Contribution Default or a Non-Cash Contribution Default.

“Contribution Share” means (i) with respect to cash contributions to be made in the first 24 months after and including the date of Closing, (A) 85.7% for the Class A Holder and (B) 14.3% for the Class B Holder; (ii) following the end of the first 24-month period described in clause (i) above and until such time as the Class A Holder and the Class B Holder have contributed equivalent percentages of their respective Total Cash Capital Commitments, (A) the Class B Holder shall contribute the lesser of: (1) a quotient, the numerator of which is the unfunded DWA Total Cash Capital Commitment and the denominator of which is the unfunded CPE Total Cash Capital Commitment and (2) 100%, and (B) the Class A Holder shall contribute the greater of (1) 100% minus the percentage determined under clause (ii)(A) above and (2) 0%; and (iii) thereafter, with respect to each Holder, the Holder Percentage of such Holder; provided that, if at any time the percentage of the CPE Total Cash Capital Commitment funded is 100% and the percentage of the DWA Total Cash Capital Commitment funded is less than 100%, then the Class B Holder shall fund 100% of remaining unfunded balance of the DWA Total Cash Capital Commitment at such time.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company or other ownership interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Core Business” means the acquisition, production and distribution of original content that is originally produced, released or commercially exploited in the Chinese language for China and, to the extent approved by the Board of Directors in accordance with the Charter, for other territories, including (subject to the foregoing limitations) (i) development, production and distribution of animated and live action Motion Pictures and Television Motion Pictures, (ii) creation of an Online Distribution Platform for distribution of original content that is accessible from China (but operated outside China), (iii) development, production, license and exhibition of Live Stage Productions, (iv) development, operation, license and management of Theme Parks, (v)

development, operation, license and management of Animation Parks, (vi) development, production, license and distribution of Video Games, (vii) manufacture, distribution and license of related Consumer Products and (viii) any other lawful act or activity that the Board of Directors may from time to time approve in accordance with the Charter.

“Corporate Opportunity” means an investment or business opportunity in which the Company or any Company Subsidiary could, but for the provisions of Section 7.03, have an interest or expectancy.

“Covered Official” means any employee or officer of any Governmental Entity, enterprise owned or controlled by any Governmental Entity, public international organization or political party; any person acting in an official capacity for, or on behalf of, any such entity; and any candidate for political office. “Covered Official” also includes any other person if an offer, promise or payment to or for the benefit of such person is intended to induce a person to act improperly in the performance of duties owed to another person, or to reward the person for having done so.

“Covered Person” means (i) each Holder, (ii) each Affiliate of a Holder, (iii) each Director, (iv) each officer, director, shareholder, partner, employee, member, manager, representative, agent or trustee of a Holder or of an Affiliate of a Holder, excluding any such Person who is an employee of the Company or any Company Subsidiary and (v) each officer of the Company or any Company Subsidiary.

“CPE Initial Cash Contribution” shall have the meaning assigned to such term in the Transaction and Contribution Agreement.

“CPE Parent” shall have the meaning assigned to such term in the Transaction and Contribution Agreement.

“CPE Total Cash Capital Commitment” shall have the meaning assigned to such term in the Transaction and Contribution Agreement.

“DWA Funded Films” shall have the meaning assigned to such term in the Transaction and Contribution Agreement.

“DWA Initial Cash Contribution” shall have the meaning assigned to such term in the Transaction and Contribution Agreement.

“DWA Total Cash Capital Commitment” shall have the meaning assigned to such term in the Transaction and Contribution Agreement.

“DWA WFOE” shall have the meaning assigned to such term in the Transaction and Contribution Agreement.

“Feature Film” means a full-length animated Motion Picture developed and produced solely by the Production WFOE, branded with the brand and trademark of the Company (as determined by the Board of Directors in accordance with Article 101 of the Charter), distributed in the Territory solely by the Ancillary WFOE and released theatrically worldwide, including release in China on a major scale consistent with the release of a major Motion Picture and on a number of screens comparable to the top-five grossing Motion Pictures in China during the twelve-month period prior to such animated Motion Picture’s release.

“Governmental Entity” means any national, state, provincial or local government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, in each case in a competent jurisdiction.

“Holder Percentage” means the percentage represented by a fraction, the numerator of which shall be the number of the issued and outstanding Ordinary Shares owned by a Holder and the denominator of which shall be the number of all the issued and outstanding Ordinary Shares, in each case on the relevant date of determination.

“Holders” means the Class A Holder and the Class B Holder.

“Hong Kong” means Hong Kong, the Special Administrative Region of China.

“Hong Kong Service Supplier” shall have the meaning assigned to such term in the Hong Kong Closer Economic Partnership Arrangement.

“IFRS” means international financial reporting standards, as in effect from time to time.

“Initial Cash Contributions” means, with respect to CPE, the CPE Initial Cash Contribution and, with respect to DWA Subsidiary, the DWA Initial Cash Contribution.

“Initial Contributions” shall have the meaning assigned to such term in the Transaction and Contribution Agreement.

“Initial Public Offering” means the initial underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended from time to time (or pursuant to a comparable form under non-U.S. securities Laws), of Ordinary Shares or equity interests of any Company Subsidiary.

“Intellectual Property” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“Intellectual Property Rights” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“JV Mark” shall have the meaning assigned to such term in the Trademark Assignment and Co-Existence Agreement.

“Judgment” means any judgment, order, decree or any other ruling of a Governmental Entity.

“Law” means any statute, law, ordinance, rule or regulation in a competent jurisdiction.

“License and Services Agreements” means, collectively, (i) the DWA Offshore License Agreement, (ii) the DWA Onshore License Agreement, (iii) the DWA Consulting and Training Services Agreement, (iv) the DWA/Company Distribution Agreement and (v) any other license or services agreement between the Company or any Company Subsidiary, on the one hand, and any Holder or Affiliate of any Holder, on the other hand, as may be entered into from time to time after the Closing.

“Lien” means any pledge, encumbrance, security interest, purchase option, call or similar right.

“Live Stage Production” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“Motion Picture” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“Online Distribution Platform” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“Organizational Documents” means, with respect to any Person at any time, such Person’s certificate or articles of incorporation, by-laws, memorandum and articles of association, certificate of formation of limited liability company, limited liability company agreement, joint venture contract or other similar organizational or constituent documents, as applicable, in effect at such time.

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Panel” shall have the meaning assigned to such term in Schedule 6 hereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity (including a “variable interest entity” as defined under the generally accepted accounting principles of the applicable jurisdiction).

“Production Subsidiary” means the wholly owned, direct subsidiary of the Company established for the purposes of engaging in the development and production of animated and live action Motion Picture and Television Motion Picture content, as well as development and production of original content for a newly created Online Distribution Platform, in the Territory.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, tax advisors and other agents of such Person.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned by such first Person or by another subsidiary of such first Person.

“Substantial Breach” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“Television Motion Picture” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“Territory” means China and such other jurisdictions with respect to the relevant activities as may be approved by the Board of Directors in accordance with the Charter and this Agreement.

“Theme Park” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“Theme Park Subsidiary” means the wholly owned, direct subsidiary of the Company established for the purposes of engaging in the development and operation of Theme Parks in the Territory.

“Total Cash Capital Commitment” means, with respect to CPE, the CPE Total Cash Capital Commitment and, with respect to DWA Subsidiary, the DWA Total Cash Capital Commitment.

“Trademark” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

“Transaction Documents” means, collectively, (i) this Agreement, (ii) the Transaction and Contribution Agreement, (iii) the Trademark Assignment and Co-Existence Agreement, (iv) the DWA Offshore License Agreement, (v) the DWA Onshore License Agreement, (vi) the DWA Consulting and Training Services Agreement and (vii) the DWA/Company Distribution Agreement.

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation, distribution, spin-off, split-off, disposition, encumbrance or other cessation of interest, direct or indirect, in whole or in part, by operation of law or otherwise, and the terms “Transferred”, “Transferring”, “Transferor” and “Transferee” have meanings correlative to the foregoing.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Video Games” shall have the meaning assigned to such term in the DWA Offshore License Agreement.

(b) The following terms are defined in the Section of this Agreement set forth below.

Term	Defined in Section
“Additional Cash Contributions”	4.02(a)
“Agreement”	Preamble
“Ancillary Subsidiary”	2.06(b)
“Ancillary WFOE”	2.06(b)
“Animation Park JV”	2.06(d)
“Annual Operating Budget”	3.04(b)
“Anticorruption Program”	5.03(a)
“Appraiser”	4.04(c)
“Board of Directors”	3.01
“Broadcast Approvals”	2.06(b)
“Budget”	3.04(b)
“Budget Approval Failure”	3.05
“Business Plan”	3.03(b)
“Cash Contribution Default”	4.04(a)
“CCO”	3.02
“CEO”	3.02
“CFO”	3.02
“Charter”	2.01(a)
“Class A Shares”	6.01(a)
“Class B Shares”	6.01(a)
“CMC”	Preamble
“Company”	Preamble
“Compliance Impasse”	3.06
“COO”	3.02
“CPE”	Preamble
“CPE Holders”	Preamble
“Defaulting Holder”	8.01(b)
“Director”	3.01
“Discussion Period”	3.06(b)
“Distribution Approvals”	2.06(b)
“Drawdown Date”	4.03
“Drawdown Notice”	4.03
“DWA”	Preamble
“DWA/Company Distribution Agreement”	Recitals
“DWA Consulting and Training Services Agreement”	Recitals
“DWA Offshore License Agreement”	Recitals
“DWA Onshore License Agreement”	Recitals

Term	Defined in Section
“DWA Subsidiary”	Preamble
“Event of Default”	8.01(a)
“Fiscal Year”	5.12
“ICC”	9.10
“Impasse”	3.06(a)
“Independent Accounting Firm”	5.08
“Independent Appraiser”	4.04(c)
“Initial Budget”	3.04(a)
“Initial Business Plan”	3.03(a)
“Investing Party”	7.05
“IPO”	6.06(a)
“Mediation”	3.06(c)
“Non-Cash Contribution Default”	4.04(b)
“Non-Cash Contribution Default Value”	4.04(b)
“Offer Notice”	6.05(a)
“Offer Price”	6.05(a)
“Offer Terms”	6.05(a)
“Offering Holder”	6.05(a)
“Ordinary Shares”	6.01(a)
“Other Holder”	6.05(a)
“Permitted Transferee”	6.04(b)
“Production Approvals”	2.06(a)
“Production WFOE”	2.06(a)
“Restricted Period”	6.04(a)(iii)
“SAIL”	Preamble
“SMG”	Preamble
“Stub Period”	3.03(a)
“Subject Shares”	6.05(a)
“Tax Annex”	5.09
“Term”	2.03
“Theme Park JV”	2.06(c)
“Trademark Assignment and Co-Existence Agreement”	Recitals
“Transaction and Contribution Agreement”	Recitals
“Winding-Up Event”	8.03(a)

SECTION 1.02. Terms and Usage Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, or Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All

Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) As used in this Agreement, unless otherwise expressly specified herein, any allocation or distribution to be made among the Holders “on a pro rata basis” shall be made in proportion to the relative Holder Percentages attributable to such Holders, as determined immediately prior to the transaction with respect to which such allocation or distribution is being made.

(c) All accounting terms not defined in this Agreement shall have the meanings determined by (i) IFRS to the extent such terms relate to the Company or Company Subsidiaries or Holders that are organized outside of China, and (ii) China GAAP to the extent such terms relate to the Company Subsidiaries or Holders that are organized in China; provided that in the event both IFRS and China GAAP apply to a given accounting term, the meaning determined by IFRS shall apply.

SECTION 1.03. Incorporation of Certain Charter Provisions.

(a) The following provisions of the Charter shall be incorporated by reference into this Agreement and shall be enforceable by the parties hereto as if such provisions were part of this Agreement:

(i) Articles 12 through 17;

(ii) Articles 94 through 105;

(iii) Articles 109 through 117;

(iv) Articles 149 through 153; and

(v) Articles 154 through 159.

(b) Notwithstanding anything to the contrary in this Agreement, any amendment or waiver of any of the foregoing provisions of the Charter may be effected in accordance with the terms of the Charter and applicable Law without regard to any terms of this Agreement.

ARTICLE II

Formation and Company Subsidiaries

SECTION 2.01. Formation; Registered Office. (a) The Holders have, on or prior to the date of this Agreement, taken all steps necessary to file and record with the appropriate Governmental Entity all documents in connection with the incorporation, formation and operation of the Company as an exempted company under the laws of the Cayman Islands. The Memorandum and Articles of Association of the Company (the “Charter”) are set forth in Exhibit A hereto.

(b) The registered office of the Company shall be in the Cayman Islands.

SECTION 2.02. Name. The name of the Company is ODW Holdings Limited and shall be changed to Oriental DreamWorks Holding Limited promptly after the date hereof (subject to the provisions of the DWA Offshore License Agreement). The Board of Directors may, upon obtaining the requisite approval in accordance with the Charter, further change the name of the Company or adopt such trade or fictitious names as it may determine from time to time.

SECTION 2.03. Term. The term of the Company shall continue in perpetuity unless earlier dissolved, wound up or terminated (a) in accordance with the Charter, (b) in accordance with Article VIII or (c) as otherwise required by applicable Law (the “Term”).

SECTION 2.04. Principal Office and Place of Business. The principal office and place of business of the Company shall be in the Cayman Islands. In accordance with the Charter, the Board of Directors may change the Company’s principal office or place of business at any time and may establish other offices or places of business at other locations in the Territory.

SECTION 2.05. Purposes. The purposes of the Company are, whether directly or through the Company Subsidiaries, to be a leading China-focused family entertainment company and to engage in (a) the Core Business in the Territory, (b) the Additional Business in the Territory and (c) any other lawful act or activity that the Board of Directors may, upon obtaining the requisite approval in accordance with the Charter, from time to time determine. Except as approved by the Board of Directors in accordance with the Charter, the Company and the Company Subsidiaries shall not engage in any business or activity outside the Territory or outside the scopes of the Core Business and the Additional Business. The Company shall aim to meet global standards with respect to each element of the Core Business, the Additional Business and any other activities approved by the Board of Directors in accordance with the Charter, to enhance economic benefits and to enable each Holder to obtain a satisfactory economic return. Each of the Holders, the CPE Holders and DWA acknowledges these purposes and aims of the Company and shall in good faith assist the Company to achieve such purposes and aims through making the CPE Non-Cash Contribution and the DWA Non-Cash Contribution, as applicable, and as otherwise provided in the Transaction Documents.

SECTION 2.06. Company Subsidiaries. (a) Upon or as soon as reasonably practicable following Closing, the Production Subsidiary will be incorporated and formed by the Company as a company limited by shares organized under the laws of Hong Kong, pursuant to the applicable Organizational Documents. As soon as reasonably practicable following Closing, and except as otherwise approved by the Board of Directors in accordance with the Charter, the Company will cause the Production Subsidiary to form a wholly owned subsidiary, organized as a wholly foreign owned enterprise in China, for purposes of engaging in onshore production and development of Motion Picture and Television Motion Picture content, as well as content for an Online Distribution Platform, each in the Territory (the “Production WFOE”). Each of CMC, SAIL, SMG and CPE shall use its respective best efforts to ensure that the Production WFOE obtains, as soon as reasonably practicable following Closing, all authorizations, permits and other approvals required by the applicable Governmental Entities for the production of Motion Picture content, production of Television Motion Picture content, as well as the production of content for an Online Distribution Platform, each in the Territory and in accordance with the Business Plan (the “Production Approvals”). The parties acknowledge and agree that mere failure to obtain the Production Approvals shall not alone constitute a breach of this provision to the extent that each of CMC, SAIL, SMG and CPE used its respective best efforts to obtain the Production Approvals for the Production WFOE. Prior to the Production WFOE having obtained all Production Approvals, the Production WFOE will initially engage in preproduction-related activities, provision of technical support services and such other activities as may be determined by the Board of Directors in accordance with the Charter. After the Production WFOE has obtained all Production Approvals, the Production WFOE shall engage in the production and development of all Motion Picture and Television Motion Picture content of the Company and the Company Subsidiaries in the Territory and, subject to the terms and conditions of the Trademark Assignment and Co-Existence Agreement, such content shall be branded with the brand and trademark of the Company, as initially determined by the Board of Directors and thereafter determined by the Content Committee, each in accordance with the Charter.

(b) As soon as reasonably practicable after Closing, and except as otherwise approved by the Board of Directors in accordance with the Charter, the Company will acquire a minority interest in a company in Hong Kong that qualifies as a Hong Kong Service Supplier under the Hong Kong Closer Economic Partnership Arrangement, with an option to acquire 100% of the equity of such company (such company, the “Ancillary Subsidiary”). As soon as reasonably practicable after such acquisition, the Company will cause the Ancillary Subsidiary to form a wholly owned subsidiary, organized as a wholly foreign owned enterprise in China pursuant to the applicable Organizational Documents, for purposes of engaging in the (i) distribution of Motion Picture and Television Motion Picture content, (ii) development, production, license and operation of Live Stage Productions, (iii) operation, license and management of Theme Parks, (iv) operation, license and management of Animation Parks, (v) development, production, license, operation and publication of Video Games and (vi) manufacture, distribution and license of Consumer Products, in each case in the Territory (the “Ancillary WFOE”). Upon the establishment of the Ancillary WFOE, the Company shall immediately exercise its option to acquire 100% of the equity of the Ancillary Subsidiary, thereby making the Ancillary Subsidiary a wholly owned, direct subsidiary of the Company. As promptly as reasonably practicable after the Production WFOE has obtained all Production Approvals in accordance with Section 2.06(a), the Company will cause the Ancillary WFOE and the Production WFOE to enter into a distribution agreement governing the distribution of the content produced by the Production WFOE in the Territory. In addition, each of CMC, SAIL, SMG and CPE shall use its respective best efforts to ensure that the Ancillary WFOE obtains, as soon as reasonably practicable following Closing, all authorizations, permits and other approvals required by the applicable Governmental Entities for the broadcast of Television Motion Picture content during primetime in the Territory and in accordance with the Business Plan (the “Broadcast Approvals”), and CMC shall use its best efforts to ensure that the Ancillary WFOE obtains, as soon as reasonably practicable following Closing, all authorizations, permits and other approvals required by the applicable Governmental Entities for the distribution in China of movies that are originally produced outside of China in accordance with the Business Plan (the “Distribution Approvals”). The parties acknowledge and agree that mere failure to obtain the Broadcast Approvals or Distribution Approvals shall not alone constitute a breach of this provision to the extent that each of CMC, SAIL, SMG and CPE used its respective best efforts to obtain the Broadcast Approvals or Distribution Approvals, as applicable, for the Ancillary WFOE.

(c) Upon or as soon as reasonably practicable following Closing, and except as otherwise approved by the Board of Directors in accordance with the Charter, the Theme Park Subsidiary will be incorporated and formed by the Company as a company limited by shares organized under the laws of Hong Kong, pursuant to the applicable Organizational Documents, and CPE and the CPE Holders will use their commercially reasonable efforts to identify and recommend to the Board of Directors a Chinese company to serve as the Theme Park Subsidiary’s partner for the purposes of developing and operating Theme Parks in the Territory. After such Chinese company has been approved as the Theme Park Subsidiary’s partner by the Board of Directors in accordance with the Charter, the Company will cause the Theme Park Subsidiary to enter into a joint venture arrangement with such Chinese company in the form of a Chinese-foreign joint venture company organized under the laws of China pursuant to the applicable Organizational Documents for purposes of developing and operating Theme Parks in the Territory (the “Theme Park JV”). The Company will ensure that the Theme Park Subsidiary will be a partner in the Theme Park JV on the terms approved by the Board of Directors in accordance with the Charter and that management and operation of the Theme Park JV will be provided by the Ancillary WFOE.

(d) Upon or as soon as reasonably practicable following Closing, and except as otherwise approved by the Board of Directors in accordance with the Charter, the Animation Park Subsidiary will be incorporated and formed by the Company as a company limited by shares organized under the laws of Hong Kong, pursuant to the applicable Organizational Documents, and the Production WFOE, CMC, SAIL and SMG will discuss with the applicable Governmental Entities the establishment of Animation Parks in China for purposes of centralizing the key operations of the Production WFOE in one location and leasing extra office space to third parties. CPE and the CPE Holders will use their commercially reasonable efforts to identify and recommend to the Board of Directors a Chinese company to serve as the Animation Park Subsidiary’s partner for the purpose of establishing Animation Parks in the Territory. Upon obtaining the requisite approvals from applicable Governmental Entities and from the Board of Directors in accordance with the Charter, the Company will cause the Animation Park Subsidiary to enter into a joint venture arrangement with such Chinese company in the form of a Chinese-foreign joint venture company organized under the laws of China pursuant to the applicable Organizational Documents for purposes of developing, operating and leasing Animation Parks in the Territory (the “Animation Park JV”). The Company will ensure that the Animation Park Subsidiary will be a partner in the Animation Park JV on the terms approved by the Board of Directors in accordance with the Charter and that management and operation of the Animation Park JV will be provided by the Ancillary WFOE.

(e) Except as otherwise set forth in this Section 2.06 with respect to the Theme Park JV, the Animation Park JV and (prior to the exercise of the option as described in Section 2.06(b)) the Ancillary Subsidiary, and except as otherwise approved by the Board of Directors in accordance with the Charter, all of the Company Subsidiaries shall be directly or indirectly wholly owned and controlled by the Company and no equity securities thereof or other interests therein shall be granted or issued to any other Person. The Organizational Documents of each Company Subsidiary are subject to the approval of the Board of Directors in accordance with the Charter. The initial organizational and operating structure of the Company and the Company Subsidiaries, after the completion of the steps set forth in this Section 2.06, is set forth in Exhibit B hereto.

ARTICLE III

Management of the Company

SECTION 3.01. Board of Directors. In accordance with the Charter, the business and affairs of the Company and the Company Subsidiaries will be conducted at the direction of a board of directors of the Company (the “Board of Directors”, and each member of the Board of Directors, a “Director”). The number of Directors comprising the entire Board of Directors shall be fixed from time to time by the Board of Directors in accordance with the Charter; provided that the number of Directors shall at all times be an odd number (except for the number one), half of which, rounded up to the next whole number, shall be elected and subject to removal and replacement by the Holder that, together with its Affiliates, holds the highest Holder Percentage (which shall initially be the Class A Holder) and half of which, rounded down to the next whole number, shall be elected and subject to removal and replacement by the other Holder (which shall initially be the Class B Holder). The initial number of Directors shall be seven and the initial Directors shall be the individuals listed in Schedule 1 hereto.

SECTION 3.02. Executive Officers. In accordance with the Charter, the executive officers of the Company will include a Chief Executive Officer (“CEO”), a Chief Financial Officer (“CFO”), a Chief Creative Officer (“CCO”) and a Chief Operating Officer (“COO”). The initial CEO and CCO have been nominated by the Class B Holder and confirmed by the Class A Holder, and shall be the individuals listed opposite such positions in Schedule 2 hereto. The initial Chairman of the Board of Directors, CFO and COO have been nominated by the Class A Holder and confirmed by the Class B Holder, and shall be the individuals listed opposite such positions in Schedule 2 hereto. Successors to the initial CEO, CFO, CCO, COO and Chairman of the Board of Directors will be designated by the Board of Directors in accordance with the Charter. Subject to the terms of this Agreement, the Company and the Company Subsidiaries shall collectively be managed as an enterprise on a stand-alone basis in a manner designed to maximize the long-term economic value of the Company and the Company Subsidiaries as an enterprise.

SECTION 3.03. Business Plans. (a) The business of the Company and the Company Subsidiaries shall be conducted in accordance with the applicable Business Plan. The initial business plan (the “Initial Business Plan”) is in the form that has been signed by both the Class A Holder and the Class B Holder, and includes (i) a summary operating budget, (ii) a target capital contribution schedule, (iii) financial projections covering projected revenues, projected capital and operating expenditures, projected operating profit/loss and projected free cash flow, (iv) the major business and operational objectives, (v) the processes, means, resources and requirements (including facilities, infrastructure, staffing, technology, permits, approvals and assets) to execute such plan and major business and operational objectives and (vi) the timeline for execution of such major business and operational objectives, in the case of each of clauses (i) through (vi), for the period from the date of formation of the Company to the end of the Fiscal Year in which the Company was formed (the “Stub Period”) and for each of the five Fiscal Years thereafter.

(b) At least 60 days prior to the beginning of each Fiscal Year, management of the Company shall deliver to the Board of Directors an updated and revised five-year business plan for the Company containing substantially the same level of detail as, and prepared on a basis consistent with, the Initial Business Plan. Management of the Company shall make any revisions necessary in order to obtain the approval of the Board of Directors of such business plan in accordance with the Charter (the Initial Business Plan and any such updated and revised business plan approved by the Board of Directors in accordance with the Charter, the “Business Plan”). Once the Business Plan has received the approval of the Board of Directors in accordance with the Charter, any proposed amendments to such Business Plan must obtain the approval of the Board of Directors in accordance with the Charter to be effective.

SECTION 3.04. Budgets. (a) The business of the Company and the Company Subsidiaries for the Stub Period and each subsequent Fiscal Year shall be conducted in accordance with the applicable Budget for such period. The initial budget (the “Initial Budget”) is in the form that has been signed by both the Class A Holder and the Class B Holder, and includes a detailed operating budget for the Stub Period and for each of the two Fiscal Years thereafter.

(b) Commencing with the third full Fiscal Year of the Term, at least 60 days prior to the beginning of each Fiscal Year, management of the Company shall deliver to the Board of Directors a detailed operating budget for the Company for such Fiscal Year, which shall contain substantially the same level of detail as, and be prepared on a basis consistent with, the Initial Budget. Management of the Company shall make any revisions necessary in order to obtain the approval of the Board of Directors of such budget in accordance with the Charter (each annual operating budget approved by the Board of Directors in accordance with the Charter, the “Annual Operating Budget”, and the Initial Budget and each such subsequent Annual Operating Budget, the “Budget”). Any proposed amendments to any such Budget must obtain the approval of the Board of Directors in accordance with the Charter to be effective.

SECTION 3.05. Failure to Approve the Annual Operating Budget. Commencing with the third full Fiscal Year of the Term, if the Board of Directors fails to approve an Annual Operating Budget for a Fiscal Year in accordance with the Charter prior to the date that is 30 days before the beginning of such Fiscal Year (a “Budget Approval Failure”), then, subject to the dispute resolution provisions set forth in Section 3.06 and pending resolution of the Budget Approval Failure, the Annual Operating Budget for such Fiscal Year shall be the summary annual operating budget for such Fiscal Year included in the then-current Business Plan, with appropriate increases or decreases to reflect (a) escalation or de-escalation provisions in existing contracts of the Company and the Company Subsidiaries, (b) any scheduled commitments or expenditures for such Fiscal Year that were contemplated by the prior Budget and (c) any contractual commitments made by the Company or any Company Subsidiary and, to the extent required by the Charter, approved by the Board of Directors since the date that the prior Budget was finalized.

SECTION 3.06. Impasse. (a) If the Board of Directors is unable to resolve a dispute or reach a decision on any matter with respect to the business or operations of the Company and the Company Subsidiaries that requires approval of the Board of Directors pursuant to the Charter, including any Budget Approval Failure, any report or proposed cure pursuant to Section 5.05 or amendment to the Anticorruption Program pursuant to Section 5.03(a) (any such dispute or inability to reach a decision, an “Impasse” and in the case of the inability to reach a decision with respect to a report or proposed cure under Section 5.05 or with respect to any amendment to the Anticorruption Program pursuant to Section 5.03(a), a “Compliance Impasse”), then either Holder may, at any time during the continuance of such Impasse, provide written notice to the other Holder that an Impasse exists.

(b) Within five days of the receipt of such notice of Impasse by the other Holder in accordance with Section 3.06(a), the Impasse will be submitted to the Chief Executive Officer of DWA and the Chairman of CPE, who will attempt in good faith to resolve such matter within 15 days, unless another period is agreed by each Holder (the “Discussion Period”).

(c) If an Impasse has not been resolved during the Discussion Period in accordance with Section 3.06(b), then such Impasse will be submitted to nonbinding mediation pursuant to this Section 3.06(c). To initiate the mediation of the Impasse, either Holder shall send written notice of its request for the mediation to the other Holder, and the Impasse shall be mediated in Hong Kong within 15 days from the date of such written request (the “Mediation”). The Mediation shall be conducted by a single mediator to be selected by the Holders. If the Holders cannot agree on the mediator, each Holder shall select a mediator and such mediators shall together unanimously select a third, neutral mediator who shall independently conduct the Mediation. Any selected mediator shall have applicable industry experience in China and be independent of the Holders and their respective Affiliates. In the event that the Holders select one mediator, the Holders shall equally bear the fees and expenses of such mediator. In the event that the Holders each select one mediator and such mediators together select a third, neutral mediator, each Holder shall bear the cost of its respective selected mediator and the Holders shall equally bear the fees and expenses of such selected third mediator.

(d) The mediator shall mediate the Impasse for no more than 15 days and shall be entitled to meet with the Holders separately and together. Each Holder shall have the right to make a written submission to the mediator. If, after working in good faith, the Holders are not able to resolve the Impasse with the assistance of the mediator within 15 days, then either Holder may thereafter until such Impasse is resolved initiate the unwind, dissolution and termination of the Company in accordance with Section 8.03(a)(iii).

ARTICLE IV

Capital Contributions and Distributions

SECTION 4.01. Initial Contributions. The Holders have entered into the Transaction and Contribution Agreement pursuant to which each Holder shall make its respective Initial Contributions on the Closing Date as set forth therein. For the avoidance of doubt, the Initial Cash Contributions to be made by each Holder on the Closing Date shall be such Holder’s Contribution Share of all anticipated expenditures of the Company for the first 12 months following the date of Closing as set forth in the Initial Budget.

SECTION 4.02. Additional Contributions. (a) After the Closing, each Holder shall be obligated to make additional cash contributions as provided in this Section 4.02 (the “Additional Cash Contributions”). For the avoidance of doubt, except with respect to any Cash Contribution Default, and except as otherwise approved by the Board of Directors in accordance with the Charter, no additional Ordinary Shares shall be issued following Closing in respect of cash contributions by a Holder made to fund such Holder’s Total Cash Capital Commitment.

(b) Following the Closing, each Holder shall be required to fund such Holder’s Contribution Share of all aggregate cash contributions to be made by the Holders as and when called by the Board of Directors pursuant to Section 4.03 in accordance with the applicable Budget; provided that, notwithstanding anything to the contrary, such Additional Cash Contributions by a Holder, together with such Holder’s Initial Cash Contributions, shall not exceed, in the case of the Class A Holder, the CPE Total Cash Capital Commitment and, in the case of the Class B Holder, the DWA Total Cash Capital Commitment.

(c) On or prior to the second anniversary of the date of Closing (or if such date is not a Business Day, the next Business Day after such date), the Class B Holder shall contribute to the Company the rights with respect to the DWA Funded Films as specified in the Transaction and Contribution Agreement.

(d) After the entirety of each of the CPE Total Cash Capital Commitment and DWA Total Cash Capital Commitment has been funded by the Holders in accordance with this Section 4.02, in the event that the Company needs additional funding, such cash capital requirements will be funded by (i) the Company’s or a Company Subsidiary’s incurrence of indebtedness to the extent available on commercially reasonable terms from third parties or (ii) raising additional equity capital from third parties or existing Holders, in each case subject to approval by the Board of Directors in accordance with the Charter.

(e) No Holder shall have any right or obligation to contribute any cash or other assets to the Company other than as specifically provided for in this Section 4.02 and the Transaction and Contribution Agreement, except as may be approved by the Board of Directors in accordance with the Charter.

SECTION 4.03. Contribution Drawdown. At least 30 days prior to the funding date for any Additional Cash Contributions contemplated by the applicable Budget (a “Drawdown Date”), the Board of Directors shall deliver (or cause to be delivered) to each Holder written notice (a “Drawdown Notice”) setting forth the amount to be funded by such Holder in accordance with this Agreement as an Additional Cash Contribution and the applicable Drawdown Date. Each Holder shall make an Additional Cash Contribution on such Drawdown Date in the amount so specified for such Holder, subject to the terms of this Agreement.

SECTION 4.04. Contribution Default. (a) If a Holder fails to contribute all or part of any Additional Cash Contribution required of such Holder in accordance with this Agreement, then such Holder shall be in default hereunder. If such Holder fails to cure such default within five Business Days after receipt of written notice thereof from the Board of Directors or the other Holder, then such Holder shall be the subject of a “Cash Contribution Default” until such time as such Holder has cured such default. In addition to the provisions of Section 8.01, any Cash Contribution Default shall result in:

(i) the Defaulting Holder being obligated to pay interest to the Company on the amount of the defaulted contribution at a rate equal to 5% per annum;

(ii) the Company’s issuance of additional Ordinary Shares to the non-defaulting Holder in accordance with Section 6.02(b) such that the Holder Percentage of the non-defaulting Holder equals a fraction, the numerator of which shall be the value of the non-defaulting Holder’s Initial Contributions and the denominator of which shall be the amount equal to $330,000,000 minus the defaulted funding requirement; and

(iii) the right of the non-defaulting Holder to elect, at its option, to make up all or a portion of the defaulted funding requirement, with a corresponding dilution of the Defaulting Holder through the Company’s issuance of additional Ordinary Shares to the non-defaulting Holder in accordance with Section 6.02(b).

(b) A “Non-Cash Contribution Default” shall mean (i) with respect to the Class A Holder, a material breach by CPE, CMC, SAIL or SMG of their respective obligations under Section 2.06(a) or 2.06(b), as determined by a nonappealable final judgment of a Panel pursuant to arbitration proceedings conducted in accordance with Schedule 6 hereto, and (ii) with respect to the Class B Holder, a Substantial Breach by DWA or DWA WFOE of the DWA Offshore License Agreement or the DWA Onshore License Agreement, respectively, as determined by a nonappealable final judgment of a Panel pursuant to arbitration proceedings which, in accordance with the provisions of the DWA Offshore License Agreement and the DWA Onshore License Agreement, shall be conducted in accordance with Schedule 6 hereto. In addition to the provisions of Section 8.01, any Non-Cash Contribution Default shall result in:

(1) the Company’s issuance of additional Ordinary Shares to the non-defaulting Holder in accordance with Section 6.02(b) such that the Holder Percentage of the non-defaulting Holder equals a fraction, the numerator of which shall be the value of the non-defaulting Holder’s Initial Contributions and the denominator of which shall be the amount equal to $330,000,000 minus the value of the Non-Cash Contribution Default, as determined in accordance with Section 4.04(c) (the “Non-Cash Contribution Default Value”); and

(2) the right of the non-defaulting Holder to elect, at its option, to make up all or a portion of the Non-Cash Contribution Default Value in cash, with a corresponding dilution of the Defaulting Holder through the Company’s issuance of additional Ordinary Shares to the non-defaulting Holder in accordance with Section 6.02(b).

(c) The Non-Cash Contribution Default Value shall be determined in accordance with the following procedures:

(i) As promptly as practicable, but in any event within 20 Business Days after a Non-Cash Contribution Default, the Holders shall use reasonable efforts to agree upon a valuation of such Non-Cash Contribution Default and, if the Holders agree upon a valuation of such Non-Cash Contribution Default during such 20 Business Day period, the Non-Cash Contribution Default Value shall be such agreed value; and

(ii) If the Holders are unable to agree upon a valuation of such Non-Cash Contribution Default within such 20 Business Day period, each of the Class A Holder and the Class B Holder shall retain within 10 Business Days thereafter a reputable and internationally recognized investment bank or valuation firm (each an “Appraiser”) to determine the value of such Non-Cash Contribution Default. Each Appraiser will submit its determination of the Non-Cash Contribution Default Value within 20 Business Days from the date of its engagement. If the determinations of the Non-Cash Contribution Default Value by the selected Appraisers vary by less than 10% of the average of such two determinations, the Non-Cash Contribution Default Value will be the average of the two determinations. If such determinations vary by more than 10% of the average of such two determinations, the two Appraisers will promptly designate a third reputable and internationally recognized investment bank or valuation firm, which must be unaffiliated with each of the first two Appraisers and must not have had any significant affiliation with, or engagement for, either Holder or any Affiliate of either Holder during the two years prior to its selection (such third Appraiser, the “Independent Appraiser”). The Independent Appraiser will select from the two determinations of the Non-Cash Contribution Default Value the determination that it believes is closest to the value of the Non-Cash Contribution Default within 20 Business Days from the date of its selection. For purposes of this Section 4.04(c), the “value” of a Non-Cash Contribution Default shall in no event exceed an amount equal to the initial value that was ascribed to the property or service that is the subject of such Non-Cash Contribution Default for purposes of the Transaction and Contribution Agreement, less, (x) in the case of a Non-Cash Contribution Default with respect to the Class B Holder, the amount of any recovery by or on behalf of the Company or any of its Subsidiaries pursuant to the DWA Offshore License Agreement or the DWA Onshore License Agreement, as applicable, in respect of the breach that forms the basis of such Non-Cash Contribution Default or (y) in the case of a Non-Cash Contribution Default with respect to the Class A Holder, the amount of any other recovery by or on behalf of the Company, DWA or DWA Subsidiary pursuant to this Agreement in respect of the breach that forms the basis of such Non-Cash Contribution Default.

SECTION 4.05. Distributions. (a) Dividends and other distributions with respect to the Ordinary Shares shall be payable in accordance with the Charter and Section 8.04 as and when declared by the Board of Directors (or, in the case of a distribution pursuant to Section 8.04, the duly appointed liquidator) in accordance with the Charter, subject in all cases to applicable Law.

(b) No Holder shall be entitled to withdraw capital or receive dividends or other distributions except as specifically provided herein.

(c) The Company shall not distribute any assets in kind, except as provided in Section 8.04.

ARTICLE V

Accounting, Compliance and Tax Matters

SECTION 5.01. Accounting Books and Records. (a) The Company shall maintain, and cause to be maintained, complete and accurate books of account of the Company’s and each Company Subsidiary’s affairs at the Company’s principal place of business and at such other place or places as determined by the Board of Directors in accordance with the Charter. Such books shall include all income, expenditures, assets and liabilities of the Company and each Company Subsidiary. The Company’s and each Company Subsidiary’s accounting period for tax and fiscal purposes shall be the Fiscal Year. The books of the Company and each Company Subsidiary that is organized outside of China shall be kept in accordance with IFRS, and the books of each Company Subsidiary that is organized in China shall be kept in accordance with China GAAP; provided that in the event that both IFRS and China GAAP apply to a given transaction, IFRS shall apply. Such books shall include the accounting policies and principles as shall be established in accordance with the terms hereof and otherwise agreed upon by the Board of Directors from time to time in accordance with the Charter. The Holders agree to fully cooperate with one another, the Company and each Company Subsidiary, and the Company shall cooperate, and cause each Company Subsidiary to cooperate, with each Holder to provide all reasonably necessary financial information and related analysis with respect to Company tax matters.

(b) The Company shall make and keep books, records and accounts of the Company and of each Company Subsidiary in reasonable detail, such that they accurately and fairly reflect the transactions and dispositions of assets of the Company and of each Company Subsidiary, and the Company shall ensure that a system of internal controls is developed and maintained, in each case in a manner that provides sufficient assurance that:

(i) all transactions of the Company and each Company Subsidiary are executed, and access to assets of the Company and each Company Subsidiary is only permitted, in accordance with the terms of this Agreement and the Charter, including the general or specific authorizations of the Board of Directors, and the management of the Company and each Company Subsidiary is consistent with this Agreement and the Charter;

(ii) all transactions of the Company and each Company Subsidiary are recorded in such form and manner as will (A) permit preparation of income and franchise tax returns and information returns in accordance with this agreement and any requirements of applicable Governmental Entities, (B) permit preparation of the financial statements of (1) the Company and each Company Subsidiary that is organized outside of China in accordance with IFRS and (2) each Company Subsidiary that is organized in China in accordance with China GAAP (provided that in the event that both IFRS and China GAAP apply to a given transaction, IFRS shall apply) and (C) maintain accountability for the assets of the Company and each Company Subsidiary;

(iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any resulting differences; and

(iv) all transactions of the Company and each Company Subsidiary are recorded in such form and manner as will permit compliance with all applicable Laws and permit preparation of any reports required to be filed by the Company, any Company Subsidiary or any Holder or Affiliate of a Holder pursuant thereto; provided that any incremental costs associated with the recordation of transactions of the Company and the Company Subsidiaries for the sole purpose of the preparation of any reports required to be filed by any Holder or such Holder’s Affiliates shall be borne by such Holder.

(c) At the end of each Fiscal Year, the executive officers of the Company (including the CEO and the CFO) shall certify to the Board of Directors that the internal controls environment of the Company and the Company Subsidiaries is (i) operating in accordance with the parameters set forth in Section 5.01(b) and (ii) effectively functioning so as to detect and report significant and material errors in the financial reporting of the Company and the Company Subsidiaries.

SECTION 5.02. Prohibition from Corrupt Practices. (a) None of the Company, any Company Subsidiary or any Representative or other Person acting on behalf of the Company or any Company Subsidiary shall, directly or indirectly, offer, promise, make, pay or receive any bribe, kickback or other similar payment or transfer of value for the benefit of any Covered Official in connection with obtaining or retaining business or to secure an improper advantage for the Company, any Company Subsidiary or any Holder.

(b) Each Holder represents and warrants that neither it nor any of its Affiliates (i) has offered, promised, made, paid or received any bribe, kickback or other similar payment or transfer of value for the benefit of any Covered Official in connection with obtaining or retaining business or to secure an improper advantage relating in any way to the Company (including with respect to their respective Initial Contributions or Additional Contributions), any Company Subsidiary or any other party hereto, (ii) has authorized, induced, or caused any Person to offer, promise, make, pay or receive any such payment or transfer of value or (iii) knows or has reason to know that any such payment or transfer of value has occurred. For the avoidance of doubt, conduct that is explicitly permissible under the Company’s Anticorruption Program, as in effect from time to time, shall not be deemed to constitute a violation of this section

SECTION 5.03. Adoption of an Anticorruption Program. (a) The Company shall maintain an anticorruption program (including amendments thereof) that is satisfactory to each of the Holders (the “Anticorruption Program”), pursuant to which the Company and each Company Subsidiary shall have the appropriate systems, safeguards, policies, procedures and training to ensure that the Company and each Company Subsidiary and their respective directors, officers, employees, agents and any other Person acting on behalf of the Company or any Company subsidiary act in compliance with the Anticorruption Laws and Section 5.02(a). Any amendment to the Anticorruption Program is subject to the approval of the Board of Directors as a Special Decision in accordance with the procedures set out in Articles 98-102 of the Charter.

(b) The Class B Holder shall reimburse the Company for (i) the costs that are specifically incurred by the Company in developing, implementing and maintaining any provisions of the Anticorruption Program that result from its compliance with any requirement of U.S. Law that is not applicable to the Company and (ii) for those incremental costs that the Company incurs in the event any requirement of U. S. Law becomes applicable to the Company and, as a result, the provisions of the Anticorruption Program are more extensive than the measures the Company is otherwise required to take under applicable Law, including the cost of any related training activities.

SECTION 5.04. Notification of Potentially Corrupt Business Practices. The Company shall notify each Holder and any Holder shall notify the Company and each other Holder immediately upon learning or having reason to know of any violation or possible violation of any Anticorruption Law or Section 5.02(a), including knowledge of any investigation by, or any inquiry, request or subpoena received from, any Governmental Entity regarding the Company or any Company Subsidiary concerning such matters. Such notification shall describe the Company’s and/or Holder’s knowledge and the entire basis known to the Company and/or Holder therefor.

SECTION 5.05. Remediation. Upon the delivery of a notice of a violation or possible violation of Section 5.02(a) pursuant to Section 5.04 above or the delivery of notice in accordance with the procedures set forth in the Anticorruption Program of any other matter requiring investigation, the Company shall commence an investigation and take immediate steps to suspend any activity specified in such notice pending the results of the investigation. As soon as practicable thereafter, but in no event later than 90 days after delivery of such notice, the compliance officer of the Company shall report the method, scope, and results of such investigation to the Board of Directors. If the result of such investigation is that a violation or possible violation has occurred, the report shall include a proposed cure for the violation or possible violation specified in such report which could reasonably be expected to remediate any harm from, and prevent recurrence of, such violation or possible violation. Such a proposed cure may consist of (a) taking measures to remedy such violation or possible violation, (b) imposing disciplinary measures with respect to such violation or possible violation and/or (c) taking corrective measures intended to prevent repeated violations. The compliance officer of the Company shall submit the report, including any proposed cure, to the Board of Directors for approval as a Special Decision. The compliance officer shall also conduct any additional investigation and revise any such proposed cure as necessary to obtain the approval of the Board of Directors (and including any amendments proposed by the Board of Directors) within a reasonable period after presenting such report to the Board of Directors and the Company shall adopt and implement any proposed cure so approved by the Board of Directors. If the Company adopts and implements any such proposed cure then, notwithstanding any other provision of this Agreement, the Company will have cured any breach of its compliance obligations under this Article V resulting from such violation.

SECTION 5.06. Periodic Reports. (a) The Company shall close the books of account after the end of each calendar month and each quarter in each Fiscal Year. The Company shall prepare and deliver to each Holder, as promptly as practicable and in any event within 10 days after the end of each calendar month and fiscal quarter, as applicable, the following financial statements with respect to the Company: (i) unaudited consolidated statement of income or loss, (ii) unaudited consolidated statement of cash flows and (iii) unaudited consolidated balance sheet, each for such, or as of the end of such, monthly or quarterly period, as applicable.

(b) The Company shall prepare and deliver to each Holder, as promptly as practicable and in any event within 30 days after the end of each Fiscal Year, the following financial statements with respect to the Company: (i) consolidated statement of income or loss, (ii) consolidated statement of cash flows, (iii) consolidated balance sheet, (iv) statement of changes in shareholders’ equity and (v) notes to the foregoing, each for such, or as of the end of such, Fiscal Year, as applicable; provided that if the Company determines that it cannot complete such preparation and delivery within 30 days after the end of a given Fiscal Year, then the Company shall (A) close the books of account after the end of the eleventh month of such Fiscal Year and prepare and deliver to each Holder within 30 days after the end of such Fiscal Year the financial statements in clauses (i) through (v) for and as of the end of the eleven months ended November 30 of such Fiscal Year, and (B) close the books of account after the end of the last month of such Fiscal Year and prepare and deliver to each Holder within 60 days after the end of such Fiscal Year the financial statements in clauses (i) through (v) for and as of the end of such Fiscal Year. The Company shall also provide such additional reports as may be reasonably requested as and when required to comply with each Holder’s (or its Affiliates’) financial reporting practices as in effect from time to time.

(c) The Holders agree to fully cooperate with each other and provide to one another, upon reasonable request, all necessary financial information and related analysis to account for their respective interest in the Company in accordance with IFRS, as the case may be. Each Holder also agrees to provide to the other Holder any written requests received by such Holder from, or any written documents submitted by such Holder to, any Governmental Entity in connection with the Company or any Company Subsidiary.

SECTION 5.07. Access to Records. The Company shall provide each Holder and each Holder’s Representatives with access to any director, officer, employee, agent or Representative of the Company or any Company Subsidiary, as well as the books, records and reporting systems of the Company and the Company Subsidiaries upon such Holder’s (or such Holder’s Representative’s) reasonable request (including for conducting audits, from time to time, at such Holder’s cost and for the Class B Holder’s conversion of the financial statements of the Company and the Company Subsidiaries to U.S. GAAP at the Class B Holder’s cost). In addition, the Company shall deliver to each Holder such other information regarding the Company and the Company Subsidiaries and take such other actions as any Holder may reasonably request for purposes of complying with any legal or regulatory inquiry or reporting requirements to which such requesting Holder (or its Affiliates) are subject. In the event of an audit of any Holder, such Holder shall have the right to provide information acquired pursuant to this Section 5.07 to such Holder’s auditor.

SECTION 5.08. Accountants. From and after the date of Closing, the independent auditor of the Company (such independent auditor, the “Independent Accounting Firm”) shall be Ernst & Young and the tax advisor of the Company shall be decided by the Board of Directors in accordance with the Charter, in each case until replaced by the Board of Directors in accordance with the Charter.

SECTION 5.09. U.S. Tax Matters. With respect to each Fiscal Year (or portion thereof) in which the Company is classified as a partnership for U.S. Federal income tax purposes, all matters relating to U.S. income taxes shall be governed by the U.S. Tax Annex attached as Schedule 5 hereto (the “Tax Annex”), which is hereby incorporated by reference; provided, however, that the provisions of the Tax Annex shall apply only with respect to Holders that are subject to U.S. Federal income tax.

SECTION 5.10. Withholding or Tax Payments. To the extent the Company is required by Law to withhold or to make payments with respect to taxes on behalf of or with respect to any Holder, the Company may withhold such amounts and make such payments as may be required. The Holders will cooperate to minimize the amount of any withholding or payments that would otherwise be required pursuant to this Section 5.10. All amounts so withheld or paid with respect to any Holder shall be treated as amounts distributed to that Holder pursuant to Section 4.05 for all purposes and shall reduce on a dollar-for-dollar basis any amounts otherwise distributable to such Holder. Each Holder hereby agrees to indemnify and hold harmless the Company from and against any liability with respect to any amounts withheld or paid with respect to that Holder.

SECTION 5.11. Other Tax Matters. (a) The Holders agree to conduct the Core Business, the Additional Business and affairs of the Company and the Company Subsidiaries with a view towards the tax efficiency of the Company and the Company Subsidiaries for the Company and the Holders.

(b) All matters and decisions relating to taxes that are not within the authority of the Tax Matters Partner as described in Section 3 of the Tax Annex shall be mutually agreed upon by the Holders and shall require the consent of each Holder; provided, however, that such consent shall not be unreasonably withheld.

SECTION 5.12. Fiscal Year. The fiscal year of the Company and each Company Subsidiary for tax and financial statement purposes (“Fiscal Year”) shall be the 12-month period ending on December 31 of each year, unless otherwise determined by the Board of Directors in accordance with the Charter.

ARTICLE VI

Company Ordinary Shares and Transfers

SECTION 6.01. General. (a) In accordance with the Charter, the Company shall have two classes of ordinary shares, the “Class A Shares” and the “Class B Shares” (collectively, the “Ordinary Shares”). CPE shall initially own the Class A Shares, and DWA Subsidiary shall initially own the Class B Shares. The parties acknowledge and agree that they intend in due course for the Company to create and issue a class of non-voting shares, designated as class C shares, in connection with the establishment of an employee share ownership program in accordance with the Charter.

(b) As of the date of Closing, the Holder Percentage held by each Holder shall be as set forth in Schedule 3.

(c) All Ordinary Shares shall be uncertificated.

SECTION 6.02. Issuance of Ordinary Shares After Closing. (a) After the date of Closing, the Board of Directors may, upon obtaining the requisite approval in accordance with the Charter, issue additional Ordinary Shares in return for additional contributions of cash or other assets.

(b) In connection with a Contribution Default, the Board of Directors shall issue additional Ordinary Shares to a non-defaulting Holder in accordance with Section 4.04. If the non-defaulting Holder is the Class A Holder, such additional Ordinary Shares to be issued pursuant to this Section 6.02(b) shall be Class A Shares, and if the non-defaulting Holder is the Class B Holder, such additional Ordinary Shares to be issued pursuant to this Section 6.02(b) shall be Class B Shares.

(c) If any Ordinary Shares (including any class C shares) are issued to any Person that is not a party to this Agreement in accordance with the Charter and this Section 6.02, as a condition precedent to the issuance of such shares, such Person shall execute an appropriate amendment to this Agreement in accordance with Section 9.08 and pursuant to which such Person agrees to become a party to, and be bound by the terms and conditions of, this Agreement, as it may be amended from time to time.

SECTION 6.03. Restrictions on Transfers. (a) Except as expressly provided for by this Article VI, no Holder shall Transfer any of its Ordinary Shares or any right pertaining thereto. To the fullest extent permitted by applicable Law, any Transfer of Ordinary Shares in violation of this Agreement shall be null and void.

(b) It shall be a condition to any Transfer not prohibited by this Article VI that no applicable Law or Judgment issued by any Governmental Entity which would prohibit such Transfer shall be in effect, and all consents of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of such Transfer shall have been obtained or filed or shall have occurred. Notwithstanding anything to the contrary in this Article VI, none of the

Holders shall be permitted at any time to Transfer any Ordinary Shares (i) in any transaction the result of which would be to render the conduct of the Core Business (or any material portion thereof) by the Company and the Company Subsidiaries illegal (including as a result of the loss of any required permit of any applicable Governmental Entity) or (ii) that subject the Company or any Company Subsidiary to any regulatory burden that would not otherwise be applicable if such Transfer had not occurred.

SECTION 6.04. Permitted Transfers. (a) Subject to Section 6.03(b), the following Transfers shall be permitted:

(i) at any time, any Transfer by a Holder of its Ordinary Shares to a wholly owned Affiliate of such Holder so long as the Transferor commits in writing to remain responsible for any then existing commitments it owes to the Company and such Transfer does not adversely affect any rights of the Company or any Company Subsidiary that would be otherwise available; provided, however, that in the event that the Transferee under this Section 6.04(a)(i) is no longer a wholly owned Affiliate of the Transferor, the Transferor will cause such Transferee to Transfer its Ordinary Shares back to the Transferor (or another wholly owned Affiliate of the Transferor) and pending such Transfer, the Transferee shall execute such documents as may be necessary to convey to the other Holder all voting and other governance rights with respect to the Company that such Transferee has in its capacity as a Holder;

(ii) at any time, any Transfer by a Holder with the prior written consent of the other Holder; and

(iii) at any time after the tenth anniversary of the date of Closing (the period from the date of Closing to such tenth anniversary, the “Restricted Period”), any Transfer by a Holder of all but not less than all of its Ordinary Shares to any other Person, subject, prior to the consummation of an IPO of the Company in accordance with Section 6.06, to the provisions of Section 6.05.

(b) Any permitted Transferee that receives Ordinary Shares in accordance with this Section 6.04 (each, a “Permitted Transferee”) shall, as a condition precedent to receiving such shares, execute an appropriate amendment to this Agreement in accordance with Section 9.08, pursuant to which such Permitted Transferee agrees to become a party to, and be bound by the terms and conditions of, this Agreement, as it may be amended from time to time.

SECTION 6.05. Right of First Offer and Tag-Along Right. (a) At any time and from time to time following the Restricted Period, if any Holder seeks to Transfer in any transaction or series of related transactions all of its Ordinary Shares (the “Subject Shares”) and such Holder receives from or otherwise negotiates with a third party a bona fide offer for such Subject Shares, then such Holder (the “Offering Holder”) shall provide written notice (the “Offer Notice”) to the other Holder (the “Other Holder”) of the identity of the prospective Transferee, the purchase price (the “Offer Price”), the terms of the prospective Transferee’s financing (if any and if known), the anticipated date of closing of the proposed Transfer and any other material terms and conditions of the Transfer (the “Offer Terms”).

(b) Upon receipt of an Offer Notice, the Other Holder shall have the right, at its sole election, to (i) purchase all of the Subject Shares from the Offering Holder at the Offer Price or (ii) to Transfer all of its Ordinary Shares in such proposed Transfer on the Offer Terms, in each case exercisable by delivering written notice to the Offering Holder within 15 Business Days from the date of receipt of the Offer Notice. The right of the Other Holder pursuant to this Section 6.05(b) shall terminate if not exercised within such 15-Business Day period.

(c) Following the expiration of the 15-Business Day period referred to in Section 6.05(b), if the Other Holder shall have exercised its right to purchase the Subject Shares pursuant to Section 6.05(b)(i), the Other Holder shall then be entitled and obligated to purchase the Subject Shares from the Offering Holder at the Offer Price. Each party shall bear its own expenses in connection with a Transfer pursuant to this Section 6.05(c). At the closing of such purchase (which date, place and time shall be mutually agreed upon by the Offering Holder and the Other Holder), the Offering Holder shall deliver an assignment agreement, and any other required instruments of Transfer, Transferring all of its Ordinary Shares, duly executed by the Offering Holder, free and clear of any Liens, against delivery of the Offer Price. Notwithstanding anything to the contrary, if the Class B Holder sells all or substantially all of its Ordinary Shares, then DWA, the CPE Holders and the Company shall in good faith negotiate extensions of the then existing Other Transaction Documents.

(d) Following the expiration of the 15-Business Day period referred to in Section 6.05(b), if the Other Holder shall have exercised its right to participate in such Transfer pursuant to Section 6.05(b)(ii), the Other Holder shall then be entitled and obligated to sell to the prospective Transferee all of its Ordinary Shares on the Offer Terms. The Other Holder shall be subject, on a several and not a joint basis, to the same representations and warranties (but only to its knowledge with respect to matters relating to the Company, it being agreed that the associated indemnity obligation shall be the same as that of the Offering Holder), covenants, indemnities (in any event not to exceed the value of consideration to be received by the Other Holder), holdback and escrow provisions, if any, and any similar components of the Offer Terms to which the Offering Holder is subject (but in each case only in relation to, and in proportion to the amount of, such Other Holder’s Ordinary Shares being sold) and which have been disclosed as part of the Offer Notice; provided, however, that neither Holder nor any of their respective Affiliates shall be required to be subject to any non-competes, exclusivities or other restrictions on, or agreements relating to, the businesses of such Holder or any of its respective Affiliates following the closing of the Transfer. Each party to the Transfer shall bear its own expenses in connection with a Transfer pursuant to this Section 6.05(d). At the closing of the proposed Transfer (which date, place and time shall be designated by the Offering Holder and provided to the Other Holder in writing at least 10 Business Days prior thereto), the Other Holder shall deliver an assignment agreement, and any other required instruments of Transfer, Transferring its Ordinary Shares, duly executed by the Other Holder, free and clear of any Liens, against delivery of the Offer Price.

(e) In the event that, following delivery of an Offer Notice, the 15-Business Day period set forth in Section 6.05(b) shall have expired without any exercise of the rights under Section 6.05(b) by the Other Holder, the Offering Holder shall have the right, during the 90-day period following the expiration of such 15-Business Day period, to Transfer to the prospective Transferee the Subject Shares on the Offer Terms. In the event that the Offering Holder shall not have consummated such Transfer within such 90-day period, any subsequent Transfer of Ordinary Shares shall once again be subject to the terms of this Section 6.05.

SECTION 6.06. Initial Public Offering. (a) The Holders agree that if an Initial Public Offering of the Company or any Company Subsidiary is approved by the Board of Directors in accordance with the Charter (such approved offering, an “IPO”) and undertaken by the Company or any Company Subsidiary, as applicable, such IPO will be structured on a tax-efficient basis for the Holders, which may include creating a new IPO vehicle that owns the equity of the Company or the Company Subsidiary, as applicable, and permitting the Holders to convert their Ordinary Shares into shares of the IPO vehicle. Each Holder will be permitted to participate in such IPO on a pro rata basis, and the Holders will in good faith negotiate any amendments to the Charter and this Agreement that are reasonably necessary or advisable to make possible such IPO; provided that any such amendments must be approved by the Holders in accordance with the laws of the Cayman Islands, the terms of the Charter and the terms of this Agreement.

(b) If the Company conducts an IPO and is publicly listed on a national stock exchange, then the Company shall provide customary demand and piggy-back registration rights to the Holders in respect of each Holder’s Ordinary Shares, the terms of which shall be approved by the Board of Directors in accordance with the Charter.

SECTION 6.07. Ownership of the Holders. (a) At all times, CPE must be at least 60% owned and controlled by CMC, SMG and SAIL (through their respective ownership of CPE Parent), and DWA Subsidiary must be at least 60% owned and controlled by DWA. Any changes in the identity of the direct or indirect equity holders of CPE or DWA Subsidiary, and any Transfers of such Person’s equity interests among the existing equity holders of such Person, will require at least 30 days’ prior written notice to, and good faith consultation with, the other Holder; provided that any proposed Transfer of equity interests in CPE, CPE Parent or DWA Subsidiary (i) that would violate U.S. or Chinese Law or policy or cause the Company, any Company Subsidiary or any Holder to be in violation of U.S. or Chinese Law or policy, or (ii) in any transaction the result of which would be to render the conduct of the Core Business (or any material portion thereof) by the Company and the Company Subsidiaries illegal or impracticable (including as a result of the loss of any required permit of any applicable Governmental Entity), shall be prohibited; provided further that any Transfer of any equity interests in CPE, CPE Parent or DWA Subsidiary in violation of this Section 6.07 shall be null and void to the fullest extent permitted by applicable Law. For the avoidance of doubt, any Transfer of an equity interest in DWA or the CPE Holders, or any entity (other than CPE, CPE Parent or DWA Subsidiary) holding an equity interest in DWA or the CPE Holders, shall not be subject to any restriction under this Agreement.

(b) The Class A Holder and the Class B Holder shall not conduct an initial public offering of the equity interests of the Class A Holder or the Class B Holder, respectively.

ARTICLE VII

Limitation on Liability; Exculpation and Indemnification

SECTION 7.01. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided, however, that the foregoing shall not alter any Holder’s obligation to make contributions pursuant to Article IV and the Transaction and Contribution Agreement when and to the extent the same shall become due pursuant hereto or thereto or any Holder’s obligation to return funds wrongfully distributed to it. Notwithstanding the foregoing, nothing in this Article VII shall alter or reduce a current or former employee’s obligations or liabilities to the Company under any employment, non-compete, non-solicitation or other agreement related to such Person’s current or former employment by the Company.

SECTION 7.02. Exculpation of Covered Persons. (a) Except as expressly provided herein, and except with respect to breaches of any Transaction Document, to the fullest extent permitted by applicable Law, no Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company arising from, related to, or in connection with, this Agreement or the Company’s business or affairs, except for any losses, claims, damages or liabilities arising from such Covered Person’s fraud or willful misconduct.

(b) Whenever in this Agreement or the Charter a Holder is permitted or required to make decisions, such Holder may make such decisions with regard to the interests of the Company or the interests of a Holder and its Affiliates, as such Person may determine in its sole discretion, and such Person shall not be subject to any other or different standard (including any legal or equitable standard of fiduciary or other duty) imposed by this Agreement or any relevant provisions of Law or in equity or otherwise. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Holder otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Holder.

(c) Officers and employees of the Company shall be expected to perform their duties and make decisions in furtherance of the best interests of the Company, regardless of whether such officers or employees are designated by a particular Holder. Such officers and employees shall be subject to (i) the same fiduciary duties of care and loyalty as are employees and officers of corporations under the laws of the Cayman Islands and (ii) notwithstanding the provisions of Section 7.02(a), liability for losses, claims, damages or liabilities arising from such person’s gross negligence in the performance of such duties (in addition to any liabilities arising from such person’s fraud or willful misconduct).

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company, the Board of Directors or management of the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

SECTION 7.03. Renunciation of Corporate Opportunities. (a) If any Holder or any employee, officer, director, agent, stockholder, member, manager, partner or Affiliate of any of the foregoing (other than an employee or officer of the Company or any Company Subsidiary in its capacity as such) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Company and the Company Subsidiaries shall have no interest in such Corporate Opportunity and no expectancy that such Corporate Opportunity be offered to the Company and the Company Subsidiaries, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such Person (i) shall have no duty to communicate or present such Corporate Opportunity to the Company or any Company Subsidiary, (ii) shall have the right to hold any such Corporate Opportunity for its (and/or its officers’, directors’, agents’, stockholders’, members’, managers’, partners’ or Affiliates’) own account or to recommend, sell, assign or transfer such Corporate Opportunity to Persons other than the Company or any Company Subsidiary and (iii) shall not breach any fiduciary or other duty to the Company or any Company Subsidiary, in such Person’s capacity as a Holder or otherwise, by reason of the fact that such Person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or transfers such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Company or any Company Subsidiary.

(b) Notwithstanding the other provisions of this Section 7.03, the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an employee or officer of the Company or any Company Subsidiary who is also a director, officer or employee of any Holder or its respective Affiliates if such opportunity is (i) expressly offered to such Person in his or her capacity as an employee or officer of the Company and/or any Company Subsidiary and (ii) only offered to the Company and/or any Company Subsidiary.

SECTION 7.04. Indemnification. (a) The Company shall, to the fullest extent permitted under the Laws of the Cayman Islands as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Law permitted the Company to provide prior to such amendment), indemnify and hold harmless each Covered Person against all losses, claims, damages, liabilities and expenses (including attorneys’ fees, Judgments, fines or penalties and amounts paid or to be paid in settlement) incurred or suffered by him or her arising from any threatened, pending or completed action, suit, investigation or proceeding relating to the Company’s business and affairs, except (i) for direct or derivative claims of the Company or any Company Subsidiary against such Covered Person or claims of a Holder against such Covered Person or (ii) where such losses, claims, damages, liabilities or expenses resulted from the fraud or willful misconduct of such indemnified Person or a breach by such indemnified Person of the covenants and express obligations set forth in this Agreement or the representations, warranties, covenants or obligations set forth in any other Transaction Document or the Charter. The right to indemnification conferred in this Agreement shall be a contract right and shall include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Company within 20 days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time, subject to the Company’s receipt of a written undertaking of the indemnified Person to repay any such advances if it shall be finally judicially determined that such Person was not entitled to be indemnified by the Company in connection with such suit, investigation or proceeding.

(b) The obligations of the Company under this Section 7.04 shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof. For the avoidance of doubt, the Company’s obligations under this Section 7.04 are in addition to, and do not limit, the Company’s indemnification obligations under the DWA Offshore License Agreement and the DWA Onshore License Agreement.

(c) The Company may maintain insurance, at its expense, to protect itself and any Holder, officer, employee or agent of the Company or any Company Subsidiary against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Laws of the Cayman Islands.

SECTION 7.05. No Consequential, Special or Punitive Damages. Unless otherwise provided for in any Transaction Document, none of DWA, DWA Subsidiary, CPE and the CPE Holders (each, an “Investing Party”) shall be liable to any other party hereto for any consequential, special, exemplary or punitive damages, including damages representing loss of profits or goodwill, arising out of a breach by such Investing Party of this Agreement or any Other Transaction Document, whether based in contract or tort (including negligence, strict liability or otherwise) and whether or not advised of the potential for such damages, and each party hereto expressly waives whatever rights it may have to seek such damages; provided, however, that this Section 7.05 shall not apply to any damages that have been recovered by a third party from any indemnified Person in connection with losses indemnified under any Transaction Document.

ARTICLE VIII

Defaults; Withdrawal; Dissolution; Termination

SECTION 8.01. Events of Default. (a) An “Event of Default” with respect to a Holder shall include:

(i) a Transfer (or purported Transfer) by such Holder of its Ordinary Shares other than in accordance with this Agreement;

(ii) a Contribution Default of such Holder;

(iii) the failure of such Holder to comply with the ownership and control requirements set forth in Section 6.07;

(iv) the Bankruptcy of such Holder or, in the case of the Class A Holder, any of the CPE Holders, and in the case of the Class B Holder, DWA; and

(v) a material breach by such Holder of the representations and warranties set forth in Section 5.02(b).

(b) Upon and during the continuance of an Event of Default (other than an Event of Default pursuant to clause (v) of the definition thereof) with respect to a Holder (such Holder, a “Defaulting Holder”) that has not been cured within 30 days after notice from the other Holder, such Defaulting Holder shall lose its right to appoint, remove and/or replace Directors under Article III and the Directors appointed by such Defaulting Holder shall be automatically removed in accordance with the Charter and thereby lose their rights to vote with respect to decisions requiring approval of the Board of Directors in accordance with the Charter.

(c) The rights and remedies referred to in this Section 8.01 shall be in addition to, and not in limitation of, any other rights or remedies available to any non-defaulting Holder or the Company under this Agreement or at law or in equity.

SECTION 8.02. Events of Withdrawal. Except as otherwise provided in this Agreement and the Charter, no Holder shall have the right, power or authority at any time to voluntarily withdraw as a Holder of the Company. No Holder shall take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement and the Charter, and each Holder, to the fullest extent permitted by applicable Law, hereby waives any rights to take any such actions (or have such actions taken on its behalf) under applicable Law.

SECTION 8.03. Dissolution. (a) The Company shall be wound up and then dissolved upon the earliest to occur of any one of the following events (each, a “Winding-Up Event”):

(i) the sale or other disposition of all or substantially all the assets of the Company;

(ii) the written agreement of all the Holders;

(iii) at the option of the Class A Holder or the Class B Holder, if an Impasse has not been resolved in accordance with Section 3.06 and has persisted for at least two Fiscal Years, provided, however, that in the event of a Compliance Impasse, such two Fiscal Year waiting period shall not apply;

(iv) at the option of the Class A Holder, upon an Event of Default of the Class B Holder (subject to the applicable 30-day cure period);

(v) at the option of the Class B Holder, upon an Event of Default of the Class A Holder (subject to the applicable 30-day cure period);

(vi) at the option of the Class A Holder or the Class B Holder, if a Law or policy restricts or limits DWA, the Company or any Company Subsidiary from directly or indirectly participating in any line of business in the Core Business in the manner contemplated by this Agreement or the Business Plan in any material respect for a period of 24 months or more, including if the Company or any Company Subsidiary is not able to produce or commence the production of any Feature Film or engage in any other line of business of the Core Business in the manner contemplated by this Agreement or the Business Plan for a period of 24 months or more due to any legal restrictions or impediments; or

(vii) any other event that would, under the Laws of the Cayman Islands, require the winding up of the Company.

SECTION 8.04. Winding Up of the Company. (a) Upon the occurrence of a Winding-Up Event, all of the business and affairs of the Company will be wound up and liquidated in an orderly manner. The Board of Directors may, in accordance with the Charter, approve one or more liquidators to act as the liquidator in carrying out such liquidation. Subject to Sections 8.04(c) and 8.04(d), in performing its duties, the liquidator shall be authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the laws of the Cayman Islands and in any reasonable manner that the liquidator shall determine to be in the best interest of the Holders with the goal of maximizing the proceeds to the Holders.

(b) The proceeds of the liquidation of the Company shall be distributed in accordance with all applicable Laws of the Cayman Islands and, subject thereto, in the following order and priority:

(i) first, to the creditors (including any Holders or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidator, reasonably necessary therefor);

(ii) second, to the Holders on a pro rata basis in accordance with the actual cash contributions contributed by the Holders as of the date of distribution of the liquidation proceeds until each Holder receives an amount equal to its actual cash contributions to the Company; and

(iii) third, to the Holders on a pro rata basis.

(c) Notwithstanding anything to the contrary, upon any dissolution, liquidation or termination of the Company, the License and Services Agreements shall be terminated in accordance with the terms thereof and each such License and Services Agreement shall be treated as if it had a fair market value equal to its value on the date of contribution.

(d) Notwithstanding the provisions of Section 8.04(a) and Section 8.04(b), upon any dissolution, liquidation or termination of the Company, each Holder will receive, on a pro rata basis, a share of the undivided interests in the Intellectual Property that is owned by the Company; provided, however, that DWA shall receive all right, title and interest in and to the JV Mark in accordance with the terms of the Trademark Assignment and Co-Existence Agreement, which shall terminate in part in accordance with the terms thereof. For the avoidance of doubt, this Section 8.04 does not apply to any of the Company Derivative IP, the disposition of which shall be as set forth in the DWA Offshore License Agreement and the DWA Onshore License Agreement.

SECTION 8.05. Claims of Holders. Subject to Section 8.04(c) and the rights of the parties pursuant to the DWA Offshore License Agreement and the DWA Onshore License Agreement, no Holder shall have a right to demand a return of any contribution made pursuant to this Agreement or the Transaction and Contribution Agreement.

SECTION 8.06. Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Holders in the manner provided for in this Article VIII and when permitted by this Agreement, and the Charter of the Company shall have been canceled in accordance with its term and in the manner required by the law of the Cayman Islands.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any party hereunder shall be in writing (including a facsimile or similar writing) and shall be given to such party at the address or facsimile number set forth for such party in Schedule 4 hereto or as such party shall hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (b) if given by mail, five Business Days (or, (i) if by overnight courier, three Business Days, or (ii) if to an address outside the country of origin, seven Business Days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified pursuant to this Section 9.01.

SECTION 9.02. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of all the parties hereto and their successors and permitted assigns and their respective legal representatives. No Holder may assign this Agreement or any of its rights, interests or obligations in connection with a Transfer of Ordinary Shares hereunder except to the extent such rights, interests and obligations relate to the Ordinary Shares and the Transfer of such Ordinary Shares is in accordance with this Agreement and is provided for or contemplated herein. Except as provided in Article VII, this Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto.

SECTION 9.03. Waiver. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any party by notice given in accordance with Section 9.01 may, but shall not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

SECTION 9.04. Integration. This Agreement, the Other Transaction Documents, the Charter and all other written agreements contemporaneously entered into herewith by the parties constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith, and no covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

SECTION 9.05. Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

SECTION 9.06. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future Law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid; provided, however, that in such case the Holders shall endeavor to amend or modify this Agreement to achieve to the extent reasonably practicable the purpose of the invalid provision.

SECTION 9.08. Amendments and Modifications. This Agreement may be amended or modified at any time and from time to time only with the written consent of each Holder and subject to the approval of the Board of Directors in accordance with the Charter.

SECTION 9.09. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without giving effect to the conflicts of law principles thereof.

SECTION 9.10. Dispute Resolution. Any and all disputes arising out of or in connection with any Transaction Document (excluding disputes relating to an Impasse) shall be finally resolved in binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”), conducted in Hong Kong in the English language, in accordance with the provisions set forth in Schedule 6.

SECTION 9.11. Waiver of Jury Trial. Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

SECTION 9.12. Confidentiality. Each party hereto (other than the Company) expressly acknowledges that such party may receive confidential and proprietary information relating to the Company and the Company Subsidiaries, including information relating to the Company’s financial condition and business plans, and that the disclosure of such confidential information to a third party would cause irreparable injury to the Company. Except with the prior written consent of the Company, no other party shall disclose any such information to a third party (other than on a “need to know” basis to any Affiliate or any employee, agent, representative or contractor of such other party or its Affiliates), and each other party shall use reasonable efforts to preserve the confidentiality of such information. The obligations of a party under this Section 9.12 shall survive the termination of this Agreement or cessation of a Holder’s status as a Holder for a period of two years. Subject to the foregoing, all other information exchanged between Holders shall be non-confidential unless exchanged pursuant to a separate confidentiality agreement executed between such Holders. Notwithstanding the foregoing, a party shall not be bound by the confidentiality obligations in this Section 9.12 with respect to any information that is currently or becomes (a) required to be disclosed by such party pursuant to applicable Law or the rules and regulations of any national securities exchange, or which is otherwise requested by a Governmental Entity (but in each case only to the extent of such requirement or request), (b) required to be disclosed in order to protect a Holder’s holdings of Ordinary Shares or enforce a party’s rights under this Agreement (but in each case only to the extent of such requirement and only after consultation with the Company), (c) publicly known or available in the absence of any improper or unlawful action on the part of such party or (d) known or available to such party via legitimate means other than through or on behalf of the Company or the other parties.

SECTION 9.13. Publicity. Neither the Company nor any other party hereto shall issue any public release or make any press statement about the Company, its business or the other transactions contemplated by this Agreement, any Other Transaction Document or the Charter without the consent of each other party hereto, except as otherwise required by applicable Law or a national securities exchange rule.

SECTION 9.14. Absence of Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointed by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.15. Expenses. Each party hereto shall be responsible for its own expenses incurred in connection with this Agreement.

SECTION 9.16. CPE Holder and DWA Guarantee. For so long as the CPE Holders are Affiliates of the Class A Holder, the CPE Holders agree, for the benefit of DWA, to take all action necessary to cause the Class A Holder to perform, and for so long as DWA is an Affiliate of the Class B Holder, DWA agrees, for the benefit of the CPE Holders, to take all action necessary to cause the Class B Holder to perform, all of such Holder’s respective agreements, covenants and obligations under this Agreement and the Transaction and Contribution Agreement, and the CPE Holders irrevocably and unconditionally guarantee to DWA the full and complete performance by the Class A Holder, and DWA irrevocably and unconditionally guarantees to the CPE Holders the full and complete performance by the Class B Holder, of all of such Holder’s respective agreements, covenants and obligations under this Agreement and the Transaction and Contribution Agreement, and the CPE Holders shall be liable to DWA, and DWA shall be liable to the CPE Holders, for any breach of any agreement, covenant or obligation of the Class A Holder or the Class B Holder, respectively, under this Agreement or the Transaction and Contribution Agreement. This is a guarantee of payment and performance and not collectability. Each of the CPE Holders and DWA hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Class A Holder or the Class B Holder, respectively, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.16. As a condition precedent to any Person acquiring equity interests of CPE or the DWA Subsidiary after the date hereof, such Person shall execute a joinder to this Agreement with respect to this Section 9.16, pursuant to which such Person will agree to become a party to, and be bound by the terms and conditions of, this Section 9.16 for the benefit of the Class B Holder or the Class A Holder, respectively.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

ODW HOLDINGS LIMITED (TO BE RENAMED ORIENTAL DREAMWORKS HOLDING LIMITED),

by

Name:
Title:

DREAMWORKS ANIMATION SKG, INC.,

by

Name:
Title:

DWA INTERNATIONAL INVESTMENTS, INC.,

by

Name:
Title:

[CPE],

by

Name:
Title:

CHINA MEDIA CAPITAL (SHANGHAI) CENTER L.P.,

by

Name:
Title:

SHANGHAI MEDIA GROUP,

by

Name:
Title:

SHANGHAI ALLIANCE INVESTMENT CO., LTD.

by

Name:
Title: